UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

Conor Medsystems, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☐  No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share, of Conor Medsystems, Inc. (“Common Stock”)

2.	Aggregate number of securities to which transaction applies:

44,983,091 shares of Common Stock, which consist of: (i) 37,738,196 shares of Common Stock issued and outstanding as of November 28, 2006; (ii) 7,194,257 shares of Common Stock underlying outstanding options to purchase shares of Common Stock with strike prices below $33.50 as of November 28, 2006; and (iii) 50,638 shares of Common Stock subject to outstanding rights under Conor Medsystems, Inc.’s employee stock purchase plan based on payroll information for the period ending November 30, 2006.

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.000107 by the underlying value of the transaction of $1,430,458,596.59, which has been calculated as the sum of: (a) the product of 37,738,196 issued and outstanding shares of Common Stock as of November 28, 2006 and the merger consideration of $33.50 per share; plus (b) the product of: (i) 7,194,257 shares of common stock underlying outstanding options to purchase shares of Common Stock with strike prices below $33.50 as of November 28, 2006, and (ii) the difference between $33.50 per share and the weighted-average exercise price of such options of $10.63 per share; and plus (c) the product of 50,638 shares of Common Stock subject to outstanding rights under Conor Medsystems, Inc.’s employee stock purchase plan as of November 30, 2006 and the merger consideration of $33.50 per share.

4.	Proposed maximum aggregate value of transaction:

$1,430,458,596.59

5.	Total fee paid:

$153,059

☐  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

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1003 Hamilton Court
Menlo Park, California 94025

December   , 2006

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Conor Medsystems, Inc. (“Conor Medsystems”, “we”, “us” or “our”) to be held on          ,          , 2007 at           local time at the offices of Conor Medsystems located at 1003 Hamilton Court, Menlo Park, California. At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 16, 2006, by and among Conor Medsystems, Johnson & Johnson and Cypress Acquisition Sub, Inc., a wholly owned subsidiary of Johnson & Johnson (“Merger Sub”).

The Merger Agreement contemplates the merger of Merger Sub with and into Conor Medsystems, with Conor Medsystems continuing as the surviving corporation and becoming a wholly owned subsidiary of Johnson & Johnson (the “Merger”). If the Merger is completed, you will receive $33.50 in cash, without interest, for each share of our common stock that you own.

On November 16, 2006, after careful consideration, our Board of Directors unanimously (i) determined that the Merger and the Merger Agreement were fair to, and in the best interests of, our stockholders and (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

The accompanying proxy statement provides you with information about the proposed Merger and the Special Meeting. We encourage you to read the entire proxy statement carefully.

YOUR VOTE IS VERY IMPORTANT. The Merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting. Whether or not you expect to attend the Special Meeting, please complete, date, sign and return the enclosed proxy card, or vote over the telephone or on the Internet as instructed in the enclosed materials. Even if you have voted by proxy, you may still vote in person if you attend the Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Special Meeting, you must obtain a proxy card issued in your name from that record holder. The failure to vote will have the same effect as voting against the adoption of the Merger Agreement.

If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have the same effect as voting against the adoption of the Merger Agreement.

The Board of Directors and management look forward to seeing you at the Special Meeting.

Sincerely,

Frank Litvack, M.D.
Chief Executive Officer and
Chairman of the Board of Directors

THIS PROXY STATEMENT IS DATED DECEMBER          , 2006 AND IS FIRST BEING
MAILED TO STOCKHOLDERS ON OR ABOUT DECEMBER          , 2006.

Conor Medsystems, Inc.
1003 Hamilton Court
Menlo Park, California 94025

NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS

To Be Held on          , 2007

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Conor Medsystems, Inc., a Delaware corporation (“Conor Medsystems”, “we”, “us” or “our”). The meeting will be held on          ,          , 2007 at      local time at the offices of Conor Medsystems located at 1003 Hamilton Court, Menlo Park, California, for the following purposes:

(1) To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 16, 2006 (the “Merger Agreement”), by and among Conor Medsystems, Johnson & Johnson and Cypress Acquisition Sub, Inc., a wholly owned subsidiary of Johnson & Johnson (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Conor Medsystems, with Conor Medsystems continuing as the surviving corporation and becoming a wholly owned subsidiary of Johnson & Johnson (the “Merger”).

(2) To consider and vote upon a proposal to approve the postponement or adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event that there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

(3) To transact such other business that may properly come before the Special Meeting or any postponement or adjournment of the Special Meeting.

On November 16, 2006, after careful consideration, our Board of Directors unanimously (i) determined that the Merger and the Merger Agreement were fair to, and in the best interests of, our stockholders and (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the approval of the proposal to postpone or adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

Our Board of Directors has fixed the close of business on December   , 2006, as the record date for the purpose of determining the stockholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

The accompanying proxy statement, which is being mailed to stockholders on or about December   , 2006, provides you with information about the proposed Merger and the Special Meeting. We encourage you to read the entire proxy statement carefully.

YOUR VOTE IS VERY IMPORTANT. The Merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting. Whether or not you expect to attend the Special Meeting, please complete, date, sign and return the enclosed proxy card, or vote over the telephone or on the Internet as instructed in the accompanying proxy statement and the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the adoption of the Merger Agreement and “FOR” the proposal to postpone or adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement. If you fail to vote by proxy or in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. If you are a stockholder of record and wish to vote in person at the Special Meeting, you may withdraw your proxy and vote in person.

Our stockholders who do not vote in favor of adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the Merger is completed, but only if they submit a written demand for appraisal before the vote is taken on the Merger Agreement and comply with all of the required procedures under Delaware law, which are summarized in the accompanying proxy statement. See “Appraisal Rights” beginning on page 49 of the accompanying proxy statement.

By Order of the Board of Directors,

Frank Litvack, M.D.
Chief Executive Officer and Chairman of the Board

Menlo Park, California
December   , 2006

i

ii

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Conor Medsystems, Inc.
1003 Hamilton Court
Menlo Park, California 94025

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS
To Be Held on          , 2007

SUMMARY TERM SHEET

This Summary Term Sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. We have included page references in the Summary Term Sheet to direct you to the appropriate places in this proxy statement for a more complete description of the topics presented in this Summary Term Sheet. In this proxy statement, the terms “we,” “us,” “our” and “Conor Medsystems” refer to Conor Medsystems, Inc. We refer to Cypress Acquisition Sub, Inc. as “Merger Sub.”

•	The Proposals. We are asking our stockholders to consider and vote on the adoption of the Agreement and Plan of Merger, dated as of November 16, 2006, by and among Conor Medsystems, Johnson & Johnson and Merger Sub, or the Merger Agreement, pursuant to which Merger Sub will merge with and into Conor Medsystems, with Conor Medsystems continuing as the surviving corporation and becoming a wholly owned subsidiary of Johnson & Johnson. We refer to this as the Merger. Our Board of Directors is providing this proxy statement and the accompanying proxy to holders of Conor Medsystems’ common stock, par value $0.001 per share, in connection with the solicitation of proxies for use at the Special Meeting of Stockholders to be held on , , 2007 at local time at the offices of Conor Medsystems located at 1003 Hamilton Court, Menlo Park, California. We are also asking our stockholders to approve the postponement or adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event that there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement. This proxy statement and the accompanying proxy card are being mailed on or about December , 2006 to all stockholders of record entitled to vote at the Special Meeting. See “The Special Meeting” beginning on page 11.

•	Parties to the Merger. Conor Medsystems, headquartered in Menlo Park, California, develops innovative controlled vascular drug delivery technologies. Johnson & Johnson, headquartered in New Brunswick, New Jersey, has approximately 115,600 employees worldwide engaged in the manufacture and sale of a broad range of products in the health care field. Johnson & Johnson has more than 230 operating companies conducting business in virtually all countries of the world. Merger Sub is a Delaware corporation that was formed solely for the purpose of facilitating the acquisition of Conor Medsystems by Johnson & Johnson. See “The Transaction Participants” beginning on page 9.

•	Merger Consideration. If the Merger is completed, each share of our common stock issued and outstanding immediately before the Merger, other than treasury shares, shares for which appraisal rights have been perfected and shares held by Johnson & Johnson or Merger Sub, will automatically be canceled and will cease to exist and will be converted into the right to receive $33.50 in cash, without interest. After the Merger is effective, each holder of shares of our common stock will no longer have any rights with respect to these shares, except for the right to receive the $33.50 per share merger consideration or, if a holder exercises appraisal rights, the right to receive payment of the judicially determined fair value of its shares upon compliance with the requirements of Delaware law. See “The Merger — Merger Consideration” beginning on page 24.

•	Interests of Directors, Executive Officers and Other Officers in the Merger. In considering the recommendation of our Board of Directors to vote for the proposal to adopt the Merger Agreement, you should be aware that all of our directors and executive officers have personal interests in the Merger that are, or may be, different from, or in addition to, your interests. Our executive officers are entitled to benefits under employment letter agreements and/or executive severance agreements pursuant to which

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they may receive severance benefits if their employment is terminated following the completion of the Merger under specified circumstances. In connection with the execution of the Merger Agreement and as an inducement to Johnson & Johnson to enter into the Merger Agreement, effective November 16, 2006, we and Johnson & Johnson entered into retention agreements with certain of our executive officers, pursuant to which, in consideration of the payment of retention bonuses, these executive officers agreed to waive and amend certain rights under their respective employment letter agreements and/or executive severance agreements. In addition, each outstanding option to purchase shares of our common stock held by directors and executive officers, as well as our employees, former employees and consultants, whether or not the option is vested, will become fully exercisable and may be exercised before the effective time of the Merger, pursuant to the terms of our stock plans and subject to the terms summarized below under “— Treatment of Stock Options”. Also upon the effective time of the Merger, each share of restricted stock outstanding immediately prior to the effective time of the Merger will become fully vested and be subject to the terms summarized below under “— Treatment of Restricted Shares”. Finally, the terms of the Merger Agreement provide for continued indemnification and liability insurance coverage of our current directors and executive officers. The members of our Board of Directors were aware of these interests and considered them, among other matters, when deciding to approve and recommend the adoption of the Merger Agreement. For a more complete description, see “The Merger — Interests of Directors, Executive Officers and Other Officers in the Merger” beginning on page 24 and “The Merger — Treatment of Our Stock Options, Restricted Stock and Employee Stock Purchase Plan” beginning on page 30.

•	Treatment of Stock Options. Pursuant to the Merger Agreement, we will have taken all actions necessary to adjust the terms of all outstanding options to acquire shares of our common stock, whether vested or unvested, to provide that they will become fully exercisable and may be exercised before the effective time of the Merger, pursuant to the terms of our stock plans and will, at the effective time of the Merger, be canceled in exchange for a lump sum cash payment, to be paid as soon as practicable following the effective time of the Merger, equal to the number of shares of our common stock for which the option has not been exercised, multiplied by the excess, if any, of the $33.50 per share merger consideration over the per share exercise price of the option. Payments of such amounts are subject to tax withholding and will be paid without interest. See “The Merger — Treatment of Our Stock Options, Restricted Stock and Employee Stock Purchase Plan” beginning on page 30.

•	Recent Tender Offer for Stock Options. On December 1, 2006, we filed a Tender Offer Statement with the Securities and Exchange Commission, or SEC, in connection with our offer to amend, at the election of the applicable option holder, portions of eligible options to purchase shares of our common stock granted under the Conor Medsystems, Inc. 1999 Stock Plan, as amended, which was amended and restated by the Conor Medsystems, Inc. 2004 Equity Incentive Plan. We are making this offer to give applicable option holders an opportunity to amend portions of the eligible options to include new restrictions on the exercisability of those options, including new dates of exercisability and new expiration dates, in order to limit the potential adverse tax consequences that may apply to those stock options under Section 409A of the Internal Revenue Code of 1986, as amended, or Section 409A, and the proposed regulations and other interpretive guidance issued by the U.S. Internal Revenue Service thereunder. Pursuant to the Merger Agreement, we were contractually obligated to make this offer prior to December 31, 2006. The Merger Agreement provides that all outstanding options (including the eligible options), to the extent not exercised prior to the effective time of the Merger, will be canceled in exchange for a lump sum cash payment, to be paid as soon as practicable following the effective time of the Merger, equal to the number of shares of our common stock for which the option has not been exercised, multiplied by the excess, if any, of the $33.50 per share merger consideration over the per share exercise price of the option. Payments of such amounts are subject to tax withholding and will be paid without interest. If the eligible options are amended in connection with the offer, the cash payment that holders receive in connection with the cancellation of these options pursuant to the Merger Agreement is not expected to be subject to the adverse tax consequences under Section 409A. However, if the eligible options are not amended, the cash payment that holders receive may be subject to the

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adverse tax consequences under Section 409A, and the holders will be solely responsible for any taxes, penalties or interest payable under Section 409A (and any state laws of similar effect). See “The Merger — Treatment of Our Stock Options, Restricted Stock and Employee Stock Purchase Plan” beginning on page 30.

•	Treatment of Restricted Shares. At the effective time of the Merger, all shares of our restricted stock outstanding immediately prior to the effective time of the Merger will become fully vested and converted into the $33.50 per share merger consideration. Payments of such amounts are subject to tax withholding and will be paid without interest. See “The Merger — Treatment of Our Stock Options, Restricted Stock and Employee Stock Purchase Plan” beginning on page 30.

•	Treatment of Employee Stock Purchase Plan. Pursuant to the Merger Agreement, we will have taken all action necessary under our employee stock purchase plan to provide that: (1) no offering period will be commenced after the date of the Merger Agreement; (2) each participant’s outstanding right to purchase shares of our common stock under the plan will be terminated on the day immediately prior to the day on which the effective time of the Merger occurs, with all amounts allocated for each participant’s account under the employee stock purchase plan as of the termination date being used to purchase whole shares of our common stock at the applicable price determined pursuant to the plan, using the termination date as the final purchase date for each then outstanding offering period; and (3) the employee stock purchase plan will terminate immediately following such purchases. See “The Merger — Treatment of Our Stock Options, Restricted Stock and Employee Stock Purchase Plan” beginning on page 30.

•	Opinion of Our Financial Advisor. In connection with the Merger, our Board of Directors received a written opinion, dated November 16, 2006, from our financial advisor, Citigroup Global Markets Inc., or Citigroup, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of our common stock. The full text of Citigroup’s written opinion is attached to this proxy statement as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. See “The Merger — Opinion of Our Financial Advisor” beginning on page 18. Citigroup’s opinion was provided to our Board of Directors in connection with its evaluation of the merger consideration from a financial point of view, does not address any other aspects or implications of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the Merger.

•	Our Position as to the Fairness of the Merger; Board Recommendation. Our Board of Directors unanimously determined that the Merger Agreement and the Merger were fair to, and in the best interests of, our stockholders, and unanimously recommends that our stockholders vote “FOR” the adoption of the Merger Agreement. See “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 17.

•	Required Vote. The adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock on December , 2006, the record date for the Special Meeting. See “The Special Meeting — Quorum; Required Vote” beginning on page 13.

•	Share Ownership of Certain Persons. As of December , 2006, the record date for the Special Meeting, our directors and executive officers and their respective affiliates owned, in the aggregate, shares of our common stock, or collectively approximately % of the outstanding shares of our common stock. See “The Special Meeting — Stock Ownership and Interests of Certain Persons” beginning on page 13.

•	Regulatory Approvals Required. In addition to the required stockholder approval discussed above, the Merger is subject to review under the United States antitrust laws by the federal government pursuant to filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and review by certain foreign governments under their respective competition laws pursuant to filings made in those jurisdictions. See “The Merger Agreement — Conditions to the Completion of the

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Merger” beginning on page 42 and “The Merger — Governmental and Regulatory Clearances” beginning on page 34.

•	Material U.S. Federal Income Tax Consequences of the Merger. In general, your receipt of the merger consideration will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, you will generally recognize gain or loss equal to the difference, if any, between the amount of cash received pursuant to the Merger and your adjusted basis in the shares surrendered (which is usually your original cost for the stock). However, the tax consequences of the Merger to you will depend in part upon your own particular circumstances. You should consult your tax advisor to determine the U.S. federal, state and local and foreign tax consequences of the Merger. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 32.

•	Appraisal Rights. Holders of our common stock who do not vote in favor of adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for appraisal to Conor Medsystems before the vote is taken on the Merger Agreement at the Special Meeting and they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the Merger Agreement. If you fail to vote against the adoption of the Merger Agreement, you have not waived your appraisal rights. However, any holder of our common stock intending to exercise their appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the Merger Agreement and must not vote or otherwise submit a proxy in favor of the adoption of the Merger Agreement. Voting against, abstaining from voting on or failing to vote on the adoption of the Merger Agreement does not constitute a written demand for appraisal; a written demand for appraisal must be in addition to and separate from any proxy or vote. See “Appraisal Rights” beginning on page 49 and Annex B.

•	Anticipated Closing of the Merger. The Merger will be completed after all of the conditions to completion of the Merger are satisfied or waived, including the adoption of the Merger Agreement by our stockholders. See “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 42. We currently expect the Merger to be completed within a reasonable time following the Special Meeting of stockholders, although we cannot assure completion by any particular date, if at all.

•	The Merger Agreement. The Merger Agreement provides a detailed description of our representations and warranties to Johnson & Johnson, covenants relating to the conduct of our business, consents and approvals required for and conditions to the completion of the Merger and our ability to consider other acquisition proposals. The Merger Agreement also provides for the automatic conversion of shares of our common stock into the right to receive the $33.50 per share merger consideration at the effective time of the Merger. See “The Merger Agreement” beginning on page 35.

•	Termination of the Merger Agreement. The Merger Agreement contains provisions addressing the circumstances under which Johnson & Johnson or we may terminate the Merger Agreement. In addition, the Merger Agreement provides that, in certain circumstances, we may be required to pay Johnson & Johnson a termination fee of $46.5 million. See “The Merger Agreement — Termination” beginning on page 46 and “— Fees and Expenses” beginning on page 47.

•	The Paying Agent. JPMorgan Chase Bank, N.A. or another comparable institution, will act as the paying agent in connection with the Merger. See “The Merger — Payment Procedures” beginning on page 31.

•	Additional Information. You can find more information about us in the periodic reports and other information that we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at http://www.sec.gov. For a more detailed description of the additional information available, please see the section entitled “Where You Can Find More Information” beginning on page 56.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address some commonly asked questions regarding the Merger and the Special Meeting. These questions and answers may not address all questions that may be important to you as our stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q: What Am I Being Asked to Vote On?

A: You are being asked to vote on the adoption of the Merger Agreement entered into by and among Conor Medsystems, Johnson & Johnson and Merger Sub. Once the Merger Agreement has been adopted by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will be merged with and into Conor Medsystems, with Conor Medsystems surviving as a wholly owned subsidiary of Johnson & Johnson. You are also being asked to approve the postponement or adjournment of the Special Meeting, if necessary to solicit additional proxies in the event that there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

Q: How Does Conor Medsystems’ Board of Directors Recommend that I Vote?

A: Our Board of Directors unanimously recommends that our stockholders vote “FOR” the adoption of the Merger Agreement. See “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 17. Our Board of Directors also unanimously recommends that our stockholders vote “FOR” the approval of the proposal to postpone or adjourn the Special Meeting, if necessary to solicit additional proxies in the event that there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement. See “The Special Meeting” beginning on page 11.

Q: What Will I Receive in the Merger?

A: Upon the effective time of the Merger, you will be entitled to receive $33.50 in cash, without interest and less any required tax withholding, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $3,350.00 in cash in exchange for your shares of common stock, less any required tax withholding. You will not own any shares in the surviving corporation. See “The Merger Agreement” beginning on page 35.

Q: When and Where is the Special Meeting?

A: The Special Meeting will be held on          ,          , 2007 at       local time at the offices of Conor Medsystems located at 1003 Hamilton Court, Menlo Park, California. See “The Special Meeting” beginning on page 11.

Q: May I Attend the Special Meeting?

A: All stockholders as of the close of business on December   , 2006, the record date for the Special Meeting, may attend the Special Meeting.

Q: Who Can Vote at the Special Meeting?

A: All stockholders of record as of the close of business on the record date are entitled to vote at the Special Meeting. If on that date, your shares were registered directly in your name with our transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Special Meeting or vote by proxy. If on that date, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may

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not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent. See “The Special Meeting” beginning on page 11.

Q: How Are Votes Counted?

A: Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. “Broker non-votes” result when brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the adoption of the Merger Agreement, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those proposals. Because the adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. Broker non-votes and abstentions will be counted, however, as shares present and entitled to vote for the purpose of determining whether a quorum is present.

Q: How Many Votes Are Required to Adopt the Merger Agreement?

A: Under Delaware law, the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock as of the close of business on the record date is required to adopt the Merger Agreement. Accordingly, failure to vote or an abstention will have the same effect as a vote “AGAINST” adoption of the Merger Agreement. As of the close of business on the record date, there were           shares of our common stock outstanding. See “The Special Meeting” beginning on page 11.

Q: How Many Votes Do I Have?

A: You have one vote for each share of our common stock you own as of the record date.

Q: If My Shares Are Held in “Street Name” by My Broker, Will My Broker Vote My Shares for Me?

A: Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker. See “The Special Meeting” beginning on page 11.

Q: What If I Fail to Instruct My Broker?

A: Without instructions, your broker will not vote any of your shares held in “street name”. Broker non-votes will be counted for the purpose of determining whether a quorum is present, but will not be deemed votes cast and will have exactly the same effect as votes “AGAINST” the adoption of the Merger Agreement.

Q: Will My Shares Held in “Street Name” or Another Form of Record Ownership Be Combined for Voting Purposes With Shares I Hold of Record?

A: Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an IRA must be voted under the rules governing the account. See “The Special Meeting” beginning on page 11.

Q: What Happens If I Do Not Vote?

A: Because the vote required is based on the total number of shares of our common stock outstanding on the record date, and not just the shares that are voted, if you do not vote, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. If the Merger is completed, whether or not you vote for the adoption of the Merger Agreement, you will be entitled to the merger consideration for your shares of our common stock upon the effective time of the Merger, unless you properly exercise your appraisal rights. See “The Special Meeting” beginning on page 11 and “Appraisal Rights” beginning on page 49 and Annex B.

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Q: I Hold One or More Stock Certificates; When Should I Send in My Stock Certificates?

A: Shortly after the Merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the Merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q: When Can I Expect to Receive the Merger Consideration for My Shares?

A: Once you have submitted your properly completed letter of transmittal, stock certificates and other required documents to the paying agent, the paying agent will send you the merger consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. See “The Merger — Payment Procedures” beginning on page 31.

Q: My Shares are Represented by a Stock Certificate, But I Do Not Know Where My Stock Certificate Is — How Will I Get My Cash?

A: The materials the paying agent will send you after the effective time of the Merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. Johnson & Johnson may also request that you post a bond in a reasonable amount designated by Johnson & Johnson as security against any claim that may be made with respect to your certificate against Johnson & Johnson. See “The Merger — Lost Certificates” beginning on page 32.

Q: What Do I Need to Do Now?

A: After carefully reading and considering the information contained in this proxy statement, you should indicate your vote on your proxy card and sign and mail your proxy card in the enclosed return envelope, or vote over the telephone or on the Internet, as instructed in these materials (or by your bank, broker or other agent) so that your shares may be represented at the Special Meeting.

Q: What Happens If I Sell My Shares of Common Stock Before the Special Meeting?

A: The record date for stockholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your shares of our common stock after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q: Can I Change My Vote After I Have Mailed in My Proxy Card or Voted Over the Telephone or On the Internet?

A: Yes. You can change your vote at any time before we vote your proxy at the Special Meeting. If you are the record holder of your shares, you can do so in any one of three ways: first, you can send a written notice of revocation prior to the Special Meeting to our Assistant Secretary at Conor Medsystems, Inc., 1003 Hamilton Court, Menlo Park, California 94025; second, you can submit another properly executed proxy with a later date; or third, you can attend the Special Meeting and vote in person. Voting by proxy will not prevent you from voting in person at the meeting. You are encouraged to submit a proxy by mail, or vote over the telephone or on the Internet, even if you plan to attend the Special Meeting in person. If your shares are held in the name of a broker, bank, dealer or other nominee, you must follow the instructions received from such broker, bank or nominee with this proxy statement in order to revoke your vote or to vote at the Special Meeting. See “The Special Meeting” beginning on page 11.

Q: What Are the Consequences of the Merger to Our Executive Officers and Directors?

A: Like all other holders of shares of our common stock, our executive officers and directors will be entitled to receive $33.50 per share in cash for each of their shares of our common stock or restricted stock. All options outstanding immediately prior to the effective time of the Merger will become fully exercisable and may be exercised before the effective time of the Merger, pursuant to our stock plans, and will, at the effective time of the Merger, be canceled, and the holder of each option, including members of our management and Board of Directors,

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will be entitled to receive a single lump sum cash payment, to be paid as soon as practicable following the effective time of the Merger, equal to the number of shares of our common stock for which the option has not been exercised, multiplied by the excess, if any, of the $33.50 per share merger consideration over the per share exercise price of the option. Executive officers and directors have personal interests in the Merger that are, or may be, different from, or in addition to, the interests of our stockholders in general. See “The Merger — Interests of Directors, Executive Officers and Other Officers in the Merger” beginning on page 24.

Q: Who Can Help Answer Further Questions?

A: If you would like additional copies of this proxy statement or a new proxy card or if you have questions about the Merger, you should contact Investor Relations, Conor Medsystems, Inc., 1003 Hamilton Court, Menlo Park, California 94025 (tel: (650) 614-4100). You may also call our proxy solicitor, Georgeson Inc., toll-free at (866) 785-7392. If your broker holds your shares, you should contact your broker for additional information.

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THE TRANSACTION PARTICIPANTS

Conor Medsystems, Inc.

Conor Medsystems, headquartered in Menlo Park, California, develops innovative controlled vascular drug delivery technologies. We have primarily focused on the development of drug-eluting stents to treat coronary artery disease. Our stents have been specifically designed for vascular drug delivery, in contrast to currently available drug-eluting stents, which are conventional bare metal stents coated with a drug and a polymer. Our stents incorporate hundreds of small holes, each acting as a reservoir into which we can load a drug-polymer composition. Through this proprietary design, we can better control drug release kinetics, or the rate and direction of drug release over time.

Our efforts have been initially focused on the development and commercialization of our cobalt chromium paclitaxel-eluting coronary stent system, CoStar®, for the treatment of restenosis, or the re-narrowing of the inner channel of the artery following balloon angioplasty. In February 2006, our CoStar stent received CE Mark approval in the European Union, and we have commercially launched our CoStar stent in many of the countries in the European Union through our distributor, Biotronik AG. We currently have no products approved for sale in the United States.

Historically, we have devoted substantially all of our resources to developing our stent platform, raising capital and preparing for the commercialization of our CoStar stent. We have pursued a clinical development strategy of demonstrating that our CoStar stent is safe and effective, that the drug inlay design of our CoStar stent permits us to control drug release kinetics and that drug release kinetics can have a direct impact on clinical outcomes. Recently, our clinical development strategy has also been focused on establishing the basis for potential regulatory approval of our CoStar stent in the United States and demonstrating that our cobalt chromium pimecrolimus-eluting coronary stent system, Coriotm, and our cobalt chromium pimecrolimus- and paclitaxel-eluting coronary stent system, SymBiotm, are safe and effective.

We were incorporated in Delaware in October 1999. We maintain our principal executive offices at 1003 Hamilton Court, Menlo Park, California 94025 and our telephone number is (650) 614-4100.

Johnson & Johnson

Johnson & Johnson, headquartered in New Brunswick, New Jersey, has approximately 115,600 employees worldwide engaged in the manufacture and sale of a broad range of products in the health care field. Johnson & Johnson has more than 230 operating companies conducting business in virtually all countries of the world.

Johnson & Johnson’s worldwide business is divided into three segments: consumer, pharmaceutical and medical devices and diagnostics. The consumer segment manufactures and markets a broad range of products used in the baby and child care, skin care, oral and wound care and women’s health care fields, as well as nutritional and over-the-counter pharmaceutical products. These products, available without prescription, are marketed principally to the general public and sold both to wholesalers and directly to independent and chain retail outlets throughout the world.

The pharmaceutical segment includes products in the following therapeutic areas: anti-fungal, anti-infective, cardiovascular, contraceptive, dermatology, gastrointestinal, hematology, immunology, neurology, oncology, pain management, psychotropic (central nervous system) and urology. These products are distributed directly to retailers, wholesalers and health care professionals for prescription use by the general public.

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The medical devices and diagnostics segment includes a broad range of products distributed to wholesalers, hospitals and retailers, used principally in the professional fields by physicians, nurses, therapists, hospitals, diagnostic laboratories and clinics. Distribution to these health care professional markets is done both directly and through surgical supply and other dealers.

Johnson & Johnson was organized in the State of New Jersey in 1887. The principal executive offices of Johnson & Johnson are located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933 and its telephone number is (732) 524-0400.

Cypress Acquisition Sub, Inc.

Merger Sub is a wholly owned subsidiary of Johnson & Johnson. Merger Sub is a Delaware corporation that was formed solely for the purpose of facilitating the acquisition of Conor Medsystems by Johnson & Johnson. The principal executive offices of Merger Sub are located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933 and its telephone number is (732) 524-0400.

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THE SPECIAL MEETING

This proxy statement is being furnished to you in connection with the solicitation by our Board of Directors of proxies to be used at the Special Meeting of Stockholders to be held on          ,          , 2007 at local time at the offices of Conor Medsystems located at 1003 Hamilton Court, Menlo Park, California, and any adjournments or postponements thereof. This proxy statement and the accompanying proxy card are being mailed on or about December   , 2006 to all stockholders of record entitled to vote at the Special Meeting.

The Purpose

The purpose of the Special Meeting is for our stockholders to consider and vote upon a proposal to adopt the Merger Agreement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. In the event that there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement, stockholders may also be asked to vote upon a proposal to postpone or adjourn the Special Meeting, if necessary, to solicit additional proxies.

On November 16, 2006, our Board of Directors unanimously (i) determined that the Merger and the Merger Agreement were fair to and in the best interests of our stockholders and (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger. Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the approval of the proposal to postpone or adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

Our Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting.

Appointment of Proxy Holders

Our Board of Directors asks you to appoint Frank Litvack, M.D., our Chief Executive Officer, and Michael Boennighausen, our Chief Financial Officer, as your proxy holders to vote your shares at the Special Meeting. You make this appointment by voting by proxy using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement. In the absence of your direction, they will vote your shares as recommended by our Board of Directors. Please note that your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you had marked, signed and returned your proxy card. If any other matters are properly brought before the Special Meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.

Who Can Vote

Only stockholders who owned shares of our common stock as of the close of business on December   , 2006, the record date for the Special Meeting, are entitled to receive a notice of, and to vote at the Special Meeting. On the record date, we had           shares of our common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of December   , 2006.

Stockholder of Record: Shares Registered in Your Name.  If on the record date, your shares were registered directly in your name with our transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure that your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank.  If on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account using instructions provided by your broker. You are also invited to attend the

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Special Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent.

How You Can Vote

Stockholder of Record: Shares Registered in Your Name.  If you are a stockholder of record, you may vote in person at the Special Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Special Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Special Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on , 2007 to be counted.

•	To vote on the Internet, go to http://www.proxyvoting.com/conr to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on , 2007 to be counted. Conor Medsystems provides Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank.  If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote over the telephone or on the Internet as instructed by your broker or bank. To vote in person at the Special Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

If you vote your shares of our common stock by submitting a proxy, your shares will be voted at the Special Meeting as you direct. If no instructions are indicated, all of your shares of our common stock will be voted “FOR” the adoption of the Merger Agreement and “FOR” the approval of the proposal to postpone or adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

If you hold shares of record, you may not combine these shares with any shares you may hold in “street name” because any shares you hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an IRA must be voted under the rules governing the account.

Revocation of Proxies

You can revoke your proxy at any time before the vote is taken at the Special Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may send a written notice that you are revoking your proxy to our Assistant Secretary at Conor Medsystems, Inc., 1003 Hamilton Court, Menlo Park, California 94025.

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•	You may submit another properly completed proxy card with a later date.

•	You may attend the Special Meeting and vote in person. Simply attending the Special Meeting will not, by itself, revoke your proxy.

If your shares are held in “street name” through a bank, broker or other agent, you must follow instructions received from such bank, broker or other agent which were provided with this proxy statement in order to revoke your vote or to vote at the Special Meeting.

Quorum; Required Vote

A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders at the Special Meeting or by proxy. A quorum is necessary to hold the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Abstentions and broker non-votes will be counted as shares present and entitled to vote for the purpose of determining whether a quorum is present. “Broker non-votes” result when brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the adoption of the Merger Agreement, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those proposals.

The adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock at the close of business on the record date for the Special Meeting. Shares that are present but not voted, either by abstention or non-vote (including broker non-vote), will be counted for purposes of establishing a quorum. BECAUSE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE APPROVAL OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK ENTITLED TO VOTE, FAILURE TO VOTE YOUR SHARES, INCLUDING BY ABSTENTION OR NON-VOTE (INCLUDING BROKER NON-VOTE), WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE ADOPTION OF THE MERGER AGREEMENT.

The approval of the proposal to postpone or adjourn the Special Meeting, if necessary, to solicit additional proxies, if there are insufficient votes to adopt the Merger Agreement, requires the affirmative vote of a majority of those shares represented in person or by proxy at the Special Meeting. Abstentions will have the same effect as votes “AGAINST” the proposal to postpone or adjourn the meeting. Broker non-votes will generally have no effect on that proposal. The persons named as proxies may propose and vote for one or more postponements or adjournments of the Special Meeting to permit further solicitations of proxies. No proxy voted against the adoption of the Merger Agreement will be voted in favor of any postponement or adjournment of the Special Meeting.

Under Delaware law, holders of shares of our common stock are entitled to appraisal rights in connection with the Merger. In order to exercise appraisal rights, you must submit a written demand for appraisal before the vote is taken on the Merger Agreement and comply with all applicable requirements of Delaware law. See “Appraisal Rights” beginning on page 49 and Annex B for information on the requirements of Delaware law regarding appraisal rights.

Stock Ownership and Interests of Certain Persons

As of December   , 2006, the record date for stockholders entitled to vote at the Special Meeting, our directors and executive officers and their respective affiliates owned, in the aggregate,           shares of our common stock, or collectively approximately  % of the outstanding shares of our common stock.

All of our executive officers and directors have personal interests in the Merger that are, or may be, different from, or in addition to, the interests of our stockholders in general. Please read “The Merger — Interests of Directors, Executive Officers and Other Officers in the Merger” beginning on page 24.

Proxy Solicitation

We will pay the costs of soliciting proxies for the Special Meeting. Our officers, directors and employees may solicit proxies by telephone, mail or the Internet or in person. However, they will not be paid for soliciting proxies. We have retained Georgeson Inc. to assist us in the solicitation of proxies, using the means referred to above, and

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that firm will receive a fee of approximately $15,000, plus reimbursement of out-of-pocket expenses. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Postponements and Adjournments

Although it is not expected, the Special Meeting may be postponed or adjourned for the purpose of soliciting additional proxies to any other time and place. You should note that the meeting could be successively postponed or adjourned to any date. If the Special Meeting is postponed or adjourned, stockholders who have already sent in their proxies will be able to revoke them at any time prior to their use. The persons named as proxies may propose and vote for one or more postponements or adjournments of the Special Meeting to permit further solicitations of proxies. No proxy voted against the proposal to adopt the Merger Agreement will be voted in favor of any postponement or adjournment of the Special Meeting.

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THE MERGER

The discussion under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement” summarizes the material terms of the Merger. Although we believe that the description covers the material terms of the Merger, the summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the Merger Agreement and the other documents referred to herein carefully for a more complete understanding of the Merger.

Background of the Merger

Our Board of Directors and senior management frequently reviewed and assessed the various issues confronting us, including issues related to intellectual property litigation, clinical trial results, our competitive position within the drug-eluting coronary stent industry, U.S. commercialization and the prospects for our business. When reviewing these issues, our Board of Directors and management often discussed ways of maximizing stockholder value in light of these issues. A strategic transaction with one of the larger companies in our industry was often considered as one of the ways to mitigate the issues confronting us and to maximize stockholder value.

On or about March 24, 2006, Johnson & Johnson indicated to us that it was interested in entering into discussions related to a potential strategic transaction. On April 11, 2006, we entered into a confidentiality agreement with Johnson & Johnson. Frank Litvack, M.D., our Chief Executive Officer, and Michael Boennighausen, our Chief Financial Officer, met with representatives of Johnson & Johnson on April 14, 2006, during which meeting they discussed potential strategic transactions. On April 26, 2006, senior management communicated to the members of our Board of Directors Johnson & Johnson’s interest in potentially pursuing a strategic transaction with us. On May 18, 2006, Dr. Litvack again met with representatives of Johnson & Johnson, during which meeting they continued to discuss potential strategic transactions, including the potential acquisition of us by Johnson & Johnson. On June 20, 2006, representatives of Johnson & Johnson came to our Menlo Park offices for a presentation related to our business by our management and a tour of our Menlo Park facilities, and we entered into an amendment to our confidentiality agreement with Johnson & Johnson to provide for a standstill agreement from Johnson & Johnson pursuant to which Johnson & Johnson agreed, among other things, to certain restrictions on its ability to acquire beneficial ownership of, or act with respect to, shares of our common stock for a period of eighteen months.

On June 21, 2006, our senior management provided to our Board of Directors an update on our discussions with Johnson & Johnson, and Citigroup, our financial advisor in connection with a potential transaction, discussed with our Board of Directors financial matters relating to us and an overview of premiums paid in recent acquisitions. On June 30, 2006, Dr. Litvack and Mr. Boennighausen met with representatives of Johnson & Johnson to continue discussions related to a possible acquisition of us by Johnson & Johnson. On September 22, 2006, Dr. Litvack and Mr. Boennighausen again met with representatives of Johnson & Johnson to continue discussions. At this meeting, the representatives of Johnson & Johnson provided us with a written, non-binding proposal for the possible acquisition of us by Johnson & Johnson. On September 24, 2006, our Board of Directors met telephonically with our senior management and a representative of our outside counsel, Cooley Godward Kronish LLP, or Cooley, to discuss Johnson & Johnson’s non-binding proposal and the status of negotiations with Johnson & Johnson. At that meeting, our Board of Directors determined that exploring a potential transaction with Johnson & Johnson was in the best interests of our stockholders and that we should proceed with discussions with Johnson & Johnson related to a potential transaction. During the week of September 25, 2006, Johnson & Johnson initiated in earnest its due diligence review of us. Representatives of Johnson & Johnson and its advisors continued their due diligence activities, and members of our management continued to provide additional due diligence information to representatives of Johnson & Johnson and its advisors, through the date on which we entered into the Merger Agreement, or November 16, 2006.

In July 2006 and September 2006, our Board of Directors directed our financial advisor to contact other strategic buyers to assess their interest in a potential transaction with us. One of the companies contacted expressed no interest in meeting or pursuing discussions with us regarding a potential transaction. The other company contacted, or Company A, expressed interest in learning more about us, and we subsequently entered into a confidentiality agreement with Company A. On August 2, 2006, members of our senior management met with

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Company A to further discuss a potential transaction. Following this meeting, we were informed by Company A that it was no longer interested in pursuing further discussions with us.

On October 6, 2006, our Board of Directors met telephonically with our senior management and representatives of Citigroup and Cooley to discuss the status of the negotiations with Johnson & Johnson.

On October 9 and 10, 2006, representatives of Johnson & Johnson came to our facilities in Menlo Park to meet with members of our senior management and to conduct due diligence, and on October 11 and 12, 2006, representatives of Johnson & Johnson traveled to our facilities in Athlone, Ireland to meet with members of the Ireland management team and to conduct due diligence.

On October 9, 2006, Johnson & Johnson’s outside counsel, Cravath Swaine & Moore LLP, or Cravath, delivered an initial draft of the Merger Agreement to Cooley.

On October 11, 2006, our Board of Directors met telephonically with our senior management and representatives of Cooley to discuss the terms of the potential transaction with Johnson & Johnson. At this meeting, Cooley gave a presentation to our Board of Directors regarding fiduciary duties and related matters in connection with the potential transaction with Johnson & Johnson. Citigroup then joined the meeting, and Dr. Litvack updated the Board as to our discussions with Johnson & Johnson.

On October 12, 2006, Cooley delivered a revised draft of the Merger Agreement to Cravath.

On October 17, 2006, Dr. Litvack, Mr. Boennighausen and a representative of Citigroup met with representatives of Johnson & Johnson in Atlanta, Georgia to discuss matters related to the potential transaction.

On October 17, 2006, our Board of Directors met telephonically with our senior management and representatives of Citigroup and Cooley to review and discuss the status of the proposed transaction with Johnson & Johnson, including the terms of the draft Merger Agreement. Following this discussion, our Board of Directors authorized Dr. Litvack and Mr. Boennighausen to continue to negotiate the terms of the proposed transaction.

On October 18, 2006, Cravath delivered a revised draft of the Merger Agreement to Cooley.

On October 24, 2006, our senior management and representatives of Johnson & Johnson met to address outstanding diligence matters.

On October 28, 2006, Cooley delivered a preliminary draft of a confidential disclosure schedule of the Merger Agreement to Cravath. Discussions regarding outstanding diligence matters with regard to the confidential disclosure schedule continued until the finalization of the confidential disclosure schedule on November 16, 2006.

From November 3 through November 16, 2006, representatives of Johnson & Johnson, Conor Medsystems and their respective advisors negotiated the terms of the proposed transaction and exchanged drafts of the Merger Agreement.

On November 6 and 10, 2006, our Board of Directors met telephonically with our senior management and representatives of Citigroup and Cooley to discuss the status of negotiations with Johnson & Johnson.

On November 14, 2006, our Board of Directors met telephonically with our senior management and representatives of Citigroup and Cooley to review the current draft of the Merger Agreement. Prior to the Board of Directors meeting, Cooley provided a copy of the draft Merger Agreement and a summary of the material terms thereof to our Board of Directors for the directors’ review. At the meeting, representatives of Cooley reviewed with our Board of Directors in detail the terms of the transaction as reflected in the current draft of the Merger Agreement. Our Board of Directors then discussed with Citigroup certain financial aspects of the proposed transaction.

Effective November 16, 2006, certain of our employees entered into retention agreements with Johnson & Johnson and Conor Medsystems. See “— Interests of Directors, Executive Officers and Other Officers in the Merger” beginning on page 24.

On November 16, 2006, our Board of Directors met telephonically with representatives of Citigroup and Cooley to consider the proposed transaction represented by the Merger Agreement. At the meeting, representatives of Cooley updated our Board of Directors on changes to the draft Merger Agreement that was previously provided

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to our Board of Directors. Our Board of Directors again considered their fiduciary duties in connection with the consideration of a transaction like the one represented by the Merger Agreement. Also at this meeting, Citigroup rendered to our Board of Directors an oral opinion, which was confirmed by delivery of a written opinion dated November 16, 2006, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of our common stock. Following discussion, our Board of Directors unanimously determined that the Merger Agreement and the Merger were fair to, and in the best interests of, Conor Medsystems and our stockholders, and authorized, approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

On November 16, 2006, subsequent to the closing of The NASDAQ Global Market, the parties executed the Merger Agreement and announced the Merger.

Reasons for the Merger; Recommendation of Our Board of Directors

Our Board of Directors unanimously determined that the Merger Agreement and the Merger were fair to, and in the best interests of, our stockholders. On November 16, 2006, our Board of Directors approved the Merger Agreement and authorized the transactions contemplated by the Merger Agreement, including the Merger, and recommended that our stockholders adopt the Merger Agreement. In reaching these conclusions, our Board of Directors considered the following factors, among others:

•	its belief, based upon our historical and current financial performance and results of operations, our prospects and long-term strategy, our current patent litigation and the possibility of new patent litigation, our competitive position in our industry, the outlook for the stent industry and general economic and stock market conditions, that the $33.50 per share merger consideration could result in greater value to our stockholders than pursuing our current business plan;

•	the historical market prices of our common stock and recent trading activity, including the fact that the $33.50 per share merger consideration represented a 21.7% premium over our closing stock price on November 16, 2006 (the last trading day prior to the announcement of the transaction), a 31.0% premium over our average closing stock price for the 20-trading day period ended November 16, 2006 and a 10.1% premium over the highest closing stock price of our common stock over the 52-week period ended November 16, 2006;

•	the risks related to intellectual property litigation, clinical trial results, our competitive position within the drug-eluting coronary stent industry, U.S. commercialization and the prospects for our business;

•	Citigroup’s opinion, including its financial presentation, dated November 16, 2006, to our Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of our common stock, as more fully described below under the caption “— Opinion of Our Financial Advisor” beginning on page 18;

•	the interests of our executive officers and directors in the Merger, as more fully described below under the caption “— Interests of Directors, Executive Officers and Other Officers in the Merger” beginning on page 24;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders;

•	the Merger Agreement is subject to customary closing conditions; and

•	the transaction will be subject to the approval of our stockholders and that, in this regard, our directors and current executive officers do not own a significant enough interest, in the aggregate, in our shares to influence substantially the outcome of the stockholder vote. As of the record date for the Special Meeting, these persons owned of record an aggregate of shares, representing approximately % of our outstanding common stock.

Our Board of Directors was aware of and also considered the following potentially adverse factors associated with the Merger, among others:

•	at various times over the past several years, our stock price traded at values close to $30.00 per share;

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•	our Board of Directors believed that it was possible that our stock could trade at values close to or higher than $33.50 for an extended period of time in the foreseeable future;

•	our stockholders will have no ongoing equity participation in the surviving corporation following the Merger, meaning that our stockholders will cease to participate in our future earnings or growth or to benefit from any increases in the value of our stock;

•	the proposed Merger will be a taxable transaction for our stockholders;

•	the Merger may, due to some certain adverse circumstances, not close or could be renegotiated during the period between signing and closing;

•	we will be required to pay Johnson & Johnson a termination fee if the Merger Agreement is terminated under certain circumstances; and

•	if the Merger is not completed, we may be adversely affected due to potential disruptions in our operations.

In view of the large number of factors considered by our Board of Directors in connection with the evaluation of the Merger Agreement and the Merger and the complexity of these matters, our Board of Directors did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching a decision, nor did our Board of Directors evaluate whether these factors were of equal importance. In addition, each director may have given different weight to the various factors.

Our Board of Directors conducted discussions of, among other things, the factors described above, including asking questions of our management and our legal and financial advisors. Our Board of Directors unanimously determined that the Merger Agreement and the Merger were fair to, and in the best interests of, our stockholders, approved the Merger Agreement and authorized the transactions contemplated by the Merger Agreement, including the Merger.

Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement.

Opinion of Our Financial Advisor

We have retained Citigroup as our financial advisor in connection with the Merger. In connection with this engagement, we requested that Citigroup evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of our common stock. On November 16, 2006, at a meeting of our Board of Directors held to evaluate the Merger, Citigroup rendered to our Board of Directors an oral opinion, which was confirmed by delivery of a written opinion dated November 16, 2006, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of our common stock.

The full text of Citigroup’s written opinion, dated November 16, 2006, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. Citigroup’s opinion was provided to our Board of Directors in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration to be received by holders of our common stock. Citigroup’s opinion does not address any other aspects or implications of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

In arriving at its opinion, Citigroup:

•	reviewed the Merger Agreement;

•	held discussions with certain of Conor Medsystems’ senior officers, directors and other representatives and advisors and certain senior officers and other representatives and advisors of Johnson & Johnson concerning Conor Medsystems’ business, operations and prospects;

•	examined certain publicly available business and financial information relating to Conor Medsystems;

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•	examined certain financial forecasts and other information and data relating to Conor Medsystems under alternative business and industry scenarios which were provided to or otherwise discussed with Citigroup by Conor Medsystems’ management;

•	reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices and trading volumes of our common stock, Conor Medsystems’ historical and projected earnings and other operating data and the capitalization and financial condition of Conor Medsystems;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating Conor Medsystems’ operations;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citigroup considered relevant in evaluating the Merger; and

•	conducted other analyses and examinations and considered other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied, without assuming any responsibility for independent verification, on the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and on the assurances of Conor Medsystems’ management that it was not aware of any relevant information that was omitted or remained undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to Conor Medsystems provided to or otherwise reviewed by or discussed with Citigroup, Citigroup was advised by Conor Medsystems’ management, and Citigroup assumed, with Conor Medsystems’ consent, that the forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of Conor Medsystems’ management as to Conor Medsystems’ future financial performance under the alternative business and industry scenarios reflected in the forecasts. Citigroup assumed, with Conor Medsystems’ consent, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any term, condition or agreement material to Citigroup’s opinion and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Conor Medsystems or the Merger.

Citigroup did not make, and it was not provided with, an independent evaluation or appraisal of Conor Medsystems’ assets or liabilities, contingent or otherwise, and Citigroup did not make any physical inspection of Conor Medsystems’ properties or assets. In connection with Citigroup’s engagement and at Conor Medsystems’ direction, Citigroup was requested to approach, and Citigroup held discussions with, selected third parties to solicit indications of interest in the possible acquisition of Conor Medsystems. Citigroup’s opinion does not address any terms or other aspects or implications of the Merger (other than the merger consideration to the extent expressly specified in the opinion). Citigroup expressed no view as to, and its opinion does not address, Conor Medsystems’ underlying business decision to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Conor Medsystems or the effect of any other transaction in which Conor Medsystems might engage. Citigroup’s opinion was necessarily based on information available to Citigroup, and financial, stock market and other conditions and circumstances existing and disclosed to Citigroup, as of the date of its opinion. Except as described above, Conor Medsystems imposed no other instructions or limitations on Citigroup with respect to the investigations made or procedures followed by Citigroup in rendering its opinion.

In preparing its opinion, Citigroup performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Citigroup’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citigroup arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citigroup believes that its analyses must be considered as a whole

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and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citigroup considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond Conor Medsystems’ control. No company, business or transaction used in those analyses as a comparison is identical or directly comparable to Conor Medsystems or the Merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in Citigroup’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citigroup’s analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the Merger was determined through negotiations between Conor Medsystems and Johnson & Johnson and the decision to enter into the Merger was solely that of our Board of Directors. Citigroup’s opinion was only one of many factors considered by our Board of Directors in its evaluation of the Merger and should not be viewed as determinative of the views of our Board of Directors or management with respect to the Merger or the merger consideration.

The following is a summary of the material financial analyses presented to our Board of Directors in connection with Citigroup’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citigroup’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citigroup’s financial analyses. Except as otherwise noted, financial data relating to Conor Medsystems utilized by Citigroup in its analyses described below were prepared by Conor Medsystems’ management under three cases: (i) one which reflected the launch of our stent product in the U.S. market in calendar year 2008 and achieving approximately 10% of the total worldwide stent market share commencing in calendar year 2010, referred to as the “low penetration case;” (ii) one which reflected the launch of our stent product in the U.S. market in calendar year 2008 and achieving approximately 13% of the total worldwide stent market share commencing in calendar year 2010, referred to as the “high penetration case;” and (iii) one which reflected the launch of our stent product in the U.S. market in calendar year 2010 and achieving approximately 8% of the total worldwide stent market share commencing in calendar year 2011, referred to as the “market delay case.”

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Selected Companies Analysis

Citigroup reviewed financial and stock market information and public market trading multiples of Conor Medsystems and the following 32 selected publicly held companies, 16 of which were high-growth medical technology companies and six of which were large capitalization cardiovascular companies:

High-Growth Medical Technology Companies	Large Capitalization Cardiovascular Companies

• Arthrocare Corporation	• Abbott Laboratories
• Aspect Medical Systems, Inc.	• Boston Scientific Corporation
• Biosensors International Group, Ltd.	• Edwards Lifesciences Corporation
• DexCom, Inc.	• Johnson & Johnson
• ev3 Inc.	• Medtronic, Inc.
• FoxHollow Technologies, Inc.	• St. Jude Medical, Inc.
• Given Imaging Ltd.
• Integra LifeSciences Holdings Corporation
• IntraLase Corp.
• Kyphon Inc.
• NxStage Medical, Inc.
• NeuroMetrix, Inc.
• Northstar Neuroscience, Inc.
• NuVasive, Inc.
• ResMed Inc.
• Somanetics Corporation

Citigroup reviewed, among other things, enterprise values of the selected companies, calculated as fully diluted equity value based on closing stock prices on November 15, 2006, plus debt and minority interests, less cash and investments as multiples of calendar years 2006, 2007 and 2008 estimated revenue and calendar year 2008 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, earnings before interest and taxes, commonly referred to as EBIT, and net income. Citigroup then applied a selected range of calendar years 2006, 2007 and 2008 revenue multiples and calendar year 2008 EBITDA, EBIT and net income multiples derived from the selected companies to Conor Medsystems’ corresponding financial data. Estimated financial data of the selected companies were based on research analysts’ estimates, public filings and other publicly available information. Estimated financial data of Conor Medsystems were based on the low penetration case and the high penetration case. This analysis indicated the following selected per share equity reference ranges for Conor Medsystems, as compared to the merger consideration:

Selected Per Share Equity Reference Ranges for Conor Medsystems Based on:		Merger Consideration
Low Penetration Case	High Penetration Case
$20.00 — $24.00	$33.00 — $40.00	$33.50

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Precedent Transactions Analysis

Using publicly available information, Citigroup reviewed the transaction value multiples paid in the following 18 selected transactions in the medical technology industry:

Announcement Date	Acquiror	Target

• 12/16/05	• Johnson & Johnson	• Animas Corporation
• 10/16/05	• St. Jude Medical, Inc.	• Advanced Neuromodulation Systems, Inc.
• 3/4/05	• Johnson & Johnson	• Closure Medical Corporation
• 5/19/04	• Cardinal Health, Inc.	• ALARIS Medical Systems, Inc.
• 1/13/04	• Abbott Laboratories	• Therasense, Inc.
• 2/14/02	• Smith & Nephew plc	• ORATEC Interventions, Inc.
• 12/6/01	• Medtronic, Inc.	• VidaMed, Inc.
• 6/29/01	• Boston Scientific Corporation	• Cardiac Pathways Corporation
• 5/30/01	• Medtronic, Inc.	• MiniMed Inc.
• 8/30/99	• Guidant Corporation	• CardioThoracic Systems, Inc.
• 8/27/99	• Medtronic, Inc.	• Xomed Surgical Products, Inc.
• 7/9/99	• Abbott Laboratories	• Perclose, Inc.
• 11/30/98	• Medtronic, Inc.	• Arterial Vascular Engineering, Inc.
• 11/2/98	• Medtronic, Inc.	• Sofamor Danek Group, Inc.
• 6/29/98	• Medtronic, Inc.	• Physio-Control International Corporation
• 12/16/97	• Sulzer Medica Ltd	• Spine-Tech, Inc.
• 1/20/97	• Boston Scientific Corporation	• Target Therapeutics, Inc.
• 3/29/96	• Abbott Laboratories	• MediSense, Inc.

Citigroup reviewed, among other things, the transaction values, calculated as the purchase prices paid for the equity, plus debt and minority interests, less cash and investments, in the selected transactions as multiples of latest 12 months and latest quarter annualized revenue, calendar years 2007 and 2008 estimated revenue and calendar year 2008 estimated net income. Citigroup then applied a selected range of latest 12 months, latest quarter annualized and calendar years 2007 and 2008 revenue multiples and calendar year 2008 net income multiples derived from the selected transactions for which information was publicly available to Conor Medsystems’ corresponding financial data. Multiples for the selected transactions were based on public filings and publicly available financial information at the time of announcement of the relevant transaction. Financial data for Conor Medsystems were based on the low penetration case and the high penetration case. This analysis indicated the following selected per share equity reference ranges for Conor Medsystems, as compared to the merger consideration:

Selected Per Share Equity Reference Ranges for Conor Medsystems Based on:		Merger Consideration
Low Penetration Case	High Penetration Case
$27.00 — $33.00	$42.00 — $50.00	$33.50

Discounted Cash Flow Analysis

Citigroup performed a discounted cash flow analysis of Conor Medsystems to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Conor Medsystems could generate for the last quarter of fiscal year 2006 through fiscal year 2011 under the low penetration case, the high penetration case and the market delay case. Estimated terminal values for Conor Medsystems were calculated by applying a range of price to earnings terminal value multiples of 19.0x to 21.0x to Conor Medsystems’ fiscal year 2011 estimated after-tax earnings. The cash flows and terminal values were discounted to present value using discount rates ranging from 22.5% to 27.5%. This analysis indicated the following approximate implied per share equity reference ranges for Conor Medsystems, as compared to the merger consideration:

Implied Per Share Equity Reference Ranges for Conor Medsystems Based on:			Merger Consideration
Low Penetration Case	High Penetration Case	Market Delay Case
$25.75 – $32.75	$35.00 – $45.00	$14.75 – $18.75	$33.50

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Miscellaneous

Under the terms of Citigroup’s engagement, we have agreed to pay Citigroup for its financial advisory services in connection with the Merger an aggregate fee of approximately $10.0 million, a portion of which was payable in connection with the delivery of its opinion and approximately $9.0 million of which is contingent upon the consummation of the Merger. We also have agreed to reimburse Citigroup for reasonable travel and other expenses incurred by Citigroup in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citigroup and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Citigroup and its affiliates in the past have provided services to Conor Medsystems unrelated to the proposed Merger, for which services Citigroup and its affiliates have received compensation, including having acted as joint bookrunner for a $96.25 million equity offering in July 2006 and sole bookrunner for our $78 million initial public offering in December 2004. Citigroup and its affiliates in the past have provided, currently are providing and in the future may provide, services to Johnson & Johnson unrelated to the proposed Merger, for which services Citigroup and its affiliates have received and would expect to receive compensation, including acting in various capacities in connection with certain credit facilities of Johnson & Johnson totaling approximately $1.3 billion. In addition, certain members of Citigroup Inc.’s board of directors, including Citigroup Inc.’s chief executive officer, are members of Johnson & Johnson’s board of directors. In the ordinary course of business, Citigroup and its affiliates may actively trade or hold securities of Conor Medsystems and Johnson & Johnson for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. In addition, Citigroup and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Conor Medsystems, Johnson & Johnson and their respective affiliates.

We selected Citigroup as our financial advisor in connection with the Merger based on Citigroup’s reputation, experience and familiarity with Conor Medsystems and Conor Medsystems’ business. Citigroup is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Delisting and Deregistration of Our Common Stock

Following the Merger, our common stock will be delisted from The NASDAQ Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Conor Medsystems After the Merger

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into us and the separate corporate existence of Merger Sub will thereupon cease, and we will be the surviving corporation and all of our rights, privileges, powers, immunities, purposes and franchises will continue unaffected by the Merger, except that all of our then outstanding common stock will be owned by Johnson & Johnson and all of our then outstanding options will be canceled.

Effective Time of the Merger

The Merger will become effective when a certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as the parties agree to and specify in the certificate of merger. Such filing will be made as soon as practicable on the date of the closing of the Merger. See “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 42. The Merger Agreement also provides that:

•	our amended and restated certificate of incorporation will be amended at the effective time of the Merger to be in the form of Exhibit A to the Merger Agreement and, as so amended, will be the amended and restated certificate of incorporation of the surviving corporation until changed or amended;

•	the bylaws of Merger Sub as in effect immediately prior to the effective time of the Merger will be the bylaws of the surviving corporation until changed or amended;

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•	the directors of Merger Sub immediately prior to the effective time of the Merger will be the directors of the surviving corporation until the earlier of their resignation or removal or until their successors are duly elected and qualified, as the case may be; and

•	the officers of Merger Sub immediately prior to the closing of the Merger will be the officers of the surviving corporation until the earlier of their resignation or removal or until their successors are duly elected and qualified, as the case may be.

Conduct of Our Business if the Merger is Not Completed

In the event that the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, our stockholders would not receive any merger consideration for their shares of our common stock. Instead, we would remain an independent public company, our common stock would continue to be listed and traded on The NASDAQ Global Market and our stockholders would continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of our common stock. If the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our shares, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the Merger will be completed. From time to time, our Board of Directors would evaluate and review our business operations, properties, dividend policy and capitalization, and, among other things, make such changes as are deemed appropriate. In addition, our Board of Directors might seek to identify strategic alternatives to maximize stockholder value. If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us would be offered or that our business, prospects or results of operations would not be adversely impacted.

Pursuant to the Merger Agreement, under certain circumstances, we are permitted to terminate the Merger Agreement and recommend an alternative transaction. See “The Merger Agreement — Termination” beginning on page 46.

Under certain circumstances, if the Merger is not completed, we will be obligated to pay Johnson & Johnson a termination fee. See “The Merger Agreement — Fees and Expenses” beginning on page 47.

Merger Consideration

Each share of our common stock issued and outstanding immediately before the Merger, other than treasury shares, shares for which appraisal rights have been perfected and shares held by Johnson & Johnson or Merger Sub, will automatically be canceled and will cease to exist and will be converted into the right to receive $33.50 in cash, without interest. After the Merger is effective, each holder of a certificate representing any of these shares of our common stock will no longer have any rights with respect to the shares, except for the right to receive the $33.50 per share merger consideration or, if a holder exercises appraisal rights, the right to receive payment of the judicially determined fair value of its shares upon compliance with the requirements of Delaware law. Each share of our common stock held by us as treasury shares or held by Johnson & Johnson or Merger Sub at the time of the Merger will be canceled without any payment.

Interests of Directors, Executive Officers and Other Officers in the Merger

In considering the recommendation of our Board of Directors in favor of the Merger, you should be aware that all of our executive officers and directors and some of our other officers have personal interests in the Merger that are, or may be, different from, or in addition to, your interests as a stockholder. The members of our Board of Directors were aware of these interests and considered them, among other matters, when deciding to approve and recommend the adoption of the Merger Agreement. See “— Background of the Merger” beginning on page 15, and “— Reasons for the Merger; Recommendation of our Board of Directors” beginning on page 17. Our stockholders should take these interests into account in deciding whether to vote “FOR” the adoption of the Merger Agreement.

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Employment Letter Agreements and Executive Severance Agreements with Executive Officers and Other Officers

Frank Litvack, M.D.

On September 27, 2005, we entered into a chief executive change of control and severance agreement with Frank Litvack M.D., our Chief Executive Officer. Pursuant to the terms of this agreement, if one month prior to or within thirteen months after the effective date of a change of control of Conor Medsystems, Dr. Litvack is terminated without cause or he is constructively terminated, Dr. Litvack is entitled to, subject to certain conditions (including the execution of a release), (1) receive a severance payment equal to the sum of Dr. Litvack’s base salary (currently $350,000) and annual target bonus (currently $210,000) in effect immediately prior to the effective date of a change of control, (2) continuation of benefits for twelve months and (3) full acceleration of option vesting. The term “constructively terminated” for purposes of Dr. Litvack’s chief executive change of control and severance agreement means the occurrence of the following without Dr. Litvack’s consent: (a) ceasing to serve as a chief executive officer of a publicly traded company; (b) a material reduction in Dr. Litvack’s duties, position or responsibilities, although a change in his title or reporting relationships will not in and of themselves (or collectively) constitute a constructive termination; (c) a material reduction by Conor Medsystems of Dr. Litvack’s annual base salary as in effect on the effective date of the change of control or as increased thereafter, unless pursuant to a salary reduction program affecting substantially all of our executive officers or employees and that does not adversely affect Dr. Litvack to a greater extent than other similarly situated employees; or (d) a relocation of Dr. Litvack’s primary business office to a location more than 50 miles from his location as of the effective date of the change of control.

John F. Shanley

On April 15, 2002, we entered into an employment letter agreement with John F. Shanley, our Chief Technology Officer. Pursuant to his employment letter agreement, if, after a change of control of Conor Medsystems, Mr. Shanley is terminated or there is a substantial and material reduction in his responsibilities, duties and authority, then (1) Mr. Shanley is entitled to receive twelve months salary (currently equal to $230,000) as severance, (2) the vesting of all of Mr. Shanley’s stock options will be fully accelerated and (3) our right of repurchase with respect to any shares of Conor Medsystems’ common stock held by Mr. Shanley will immediately lapse in full.

Mr. Shanley’s employment letter agreement was amended pursuant to a retention agreement effective November 16, 2006, among Mr. Shanley, Johnson & Johnson and Conor Medsystems. See “— Retention Agreements” beginning on page 27.

Azin Parhizgar, Ph.D., Michael Boennighausen, Cindy A. Lynch, Jeff Tillack, Stephen H. Diaz and Vicki Hacker

On September 27, 2005, we entered into an executive change of control severance agreement with each of Azin Parhizgar, Ph.D., our Chief Operating Officer, Michael Boennighausen, our Chief Financial Officer, Cindy A. Lynch, our Senior Patent Counsel, Jeff Tillack, our Vice President, Operations, Stephen H. Diaz, our Vice President, Engineering and Pilot Production and Vicki Hacker, our Vice President, Clinical Affairs. Pursuant to each of their respective executive severance agreements, if one month prior to or within thirteen months after the effective date of a change of control of Conor Medsystems, either is terminated without cause or either is constructively terminated, he or she (as the case may be) is entitled to, subject to certain conditions, (1) receive a severance payment equal to the sum of their respective base salary (currently $260,000 with respect to Dr. Parhizgar, $235,000 with respect to Mr. Boennighausen, $190,000 with respect to Ms. Lynch, $195,000 with respect to Mr. Tillack, $190,000 with respect to Mr. Diaz and $195,000 with respect to Ms. Hacker) and annual target bonus (currently $130,000 with respect to Dr. Parhizgar, $117,500 with respect to Mr. Boennighausen, $38,000 with respect to Ms. Lynch, $68,250 with respect to Mr. Tillack, $66,500 with respect to Mr. Diaz and $68,250 with respect to Ms. Hacker) in effect immediately prior to the effective date of a change of control, (2) continuation of benefits for twelve months and (3) full acceleration of option vesting. The definition of the term “constructive termination” for purposes of each of these executive change of control severance agreements is substantially similar to the definition of “constructive

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termination” in Dr. Litvack’s chief executive change in control and severance agreement, except that the provision regarding ceasing to serve as a chief executive officer of a publicly traded company only applies if the executive is the chief executive officer.

In addition, under our employment letter agreement with Dr. Parhizgar dated August 31, 2004, Dr. Parhizgar is entitled to reimbursement of monthly housing expenses upon a change of control of Conor Medsystems and, if Dr. Parhizgar’s employment is terminated as a result of such change in control, we agreed to reimburse Dr. Parhizgar for the rental or lease termination fee she is required to pay as a result of termination prior to the end of the rental term, up to a maximum of one year’s rental payments.

Mr. Boennighausen’s, Mr. Tillack’s, Mr. Diaz’s and Ms. Hacker’s respective executive severance agreements were each amended pursuant to retention agreements effective November 16, 2006 or November 17, 2006, as the case may be, among the executive, Johnson & Johnson and Conor Medsystems. See “— Retention Agreements” beginning on page 27.

Equity Awards

Pursuant to the Merger Agreement, our Board of Directors, or any committee of our Board of Directors administering our stock plans, will adopt such resolutions or take such other actions as may be required to effect the following:

•	adjust the terms of all outstanding options, including those held by our executive officers and directors, whether vested or unvested, as necessary to provide that they will become fully exercisable and may be exercised before the effective time of the Merger at such applicable time or times as specified in our 1999 Stock Option Plan, our 2004 Equity Incentive Plan and our 2004 Non-Employee Directors’ Stock Option Plan, and, at the effective time of the Merger, each option outstanding immediately prior to the effective time of the Merger will be canceled and the holder will then become entitled to receive, a single lump sum cash payment, as soon as practicable after the effective time of the Merger, equal to the product of (A) the number of shares of our common stock for which the option has not been exercised and (B) the excess, if any, of the $33.50 merger consideration over the exercise price per share of the option;

•	adjust the terms of all outstanding shares of restricted stock as necessary to provide that each such share outstanding immediately prior to the effective time of the Merger will vest in full and be converted into the right to receive the $33.50 per share merger consideration; and

•	make such other changes to our stock plans as we and Johnson & Johnson may agree are appropriate to give effect to the Merger.

Payments of the above described amounts are subject to tax withholding and will be paid without interest.

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The following table indicates, for each of our directors, executive officers and the other officers identified above, (a) the number of vested and unvested shares of our common stock subject to outstanding options as of November 28, 2006, (b) the value of such vested and unvested shares based on the aggregate exercise price of such shares and the aggregate merger consideration payable with respect thereto, (c) the number of shares of restricted stock held as of November 28, 2006, (d) the value of such shares of restricted stock held as of November 28, 2006 based on the aggregate merger consideration payable with respect thereto and (e) the total value of all vested and unvested shares of our common stock subject to outstanding options and shares of restricted stock held as of November 28, 2006.

							Total Value of
							All Options
				Value of			(Vested and
	Vested	Unvested	Value of	Unvested	Shares of	Value of	Unvested) and
	Stock	Stock	Vested Stock	Stock Options	Restricted	Restricted	Restricted
Directors, Executive Officers and Other Officers	Options (#)	Options (#)	Options ($)	($)	Stock (#)	Stock ($)	Stock ($)

Frank Litvack	1,763,124	200,521	56,495,161	5,958,205	—	—	62,453,366
John F. Shanley	331,562	280,938	10,194,183	7,188,042	—	—	17,382,225
Azin Parhizgar	285,159	282,461	8,588,589	7,201,813	—	—	15,790,402
Michael Boennighausen	36,249	103,751	546,307	1,427,693	105,264	3,526,344	5,500,344
John H. Friedman	6,300	18,900	110,366	249,869	14,437	483,640	843,874
David B. Musket	6,300	18,900	110,366	249,869	14,437	483,640	843,874
Carl Simpson	100,363	40,337	3,218,841	948,798	—	—	4,167,639
David M. Clapper	6,300	18,900	110,366	249,869	15,094	505,649	865,883
Steven B. Gerber	525	39,375	4,967	413,480	—	—	418,446
Jeff Tillack	135,610	123,407	4,131,133	3,048,056	—	—	7,179,189
Stephen H. Diaz	107,311	142,689	3,115,683	3,478,616	19,425	650,738	7,245,038
Vicki Hacker	20,833	99,167	339,810	1,641,790	—	—	1,981,600
Cindy A. Lynch	18,841	82,479	558,966	2,496,408	—	—	3,055,374

Our Board of Directors, or any committee of our Board of Directors administering our employee stock purchase plan, will adopt resolutions or take such other actions to provide that no offering period will be commenced under the employee stock purchase plan after the date of the Merger Agreement and each participant’s outstanding right to purchase shares of our common stock under the plan will be terminated on the day immediately prior to the day on which the effective time of the Merger occurs, with all amounts allocated for each participant’s account, including for our executive officers, under the plan as of the termination date being used to purchase whole shares of our common stock at the applicable price determined pursuant to the plan, using the termination date as the final purchase date for each then outstanding offering period. The employee stock purchase plan will terminate immediately following such purchases of our common stock.

Retention Agreements

Johnson & Johnson, Conor Medsystems and certain of our officers have entered into retention agreements effective November 16, 2006 or November 17, 2006, as the case may be; provided, however, that if the Merger Agreement is terminated prior to the closing of the Merger, or if the closing of the Merger does not occur, then each such retention agreement will be null and void and of no further force or effect. The retention agreements provide for payment of a retention bonus in consideration for amending certain terms of the employment letter agreements or executive severance agreements between such officers and Conor Medsystems and provide certain other terms

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and conditions applicable to the employment of such officers. The material terms of the retention agreements with these officers are as follows:

John F. Shanley

In consideration of the payment of a retention bonus of the greater of (1) the sum of John F. Shanley’s annual base salary and his target annual bonus in effect as of the 13 month anniversary of the date of the closing of the Merger and (2) $345,000, and certain other matters, Mr. Shanley agreed:

•	to execute an employee secrecy, non-competition and non-solicitation agreement with Johnson & Johnson and a general waiver and release of claims;

•	to modify the provision relating to a significant reduction in Mr. Shanley’s duties, authority and responsibilities in the definition of “involuntary termination” set forth in his employment letter agreement with Conor Medsystems, dated as of April 15, 2002, to provide that if, following a change of control, Conor Medsystems assigns Mr. Shanley duties or responsibilities that are substantially inconsistent with his professional skills and experience levels as of such change of control (without regard to the fact that Conor Medsystems is no longer an independent publicly held company), then an “involuntary termination” will be deemed to have occurred;

•	that no stock option or other equity based or equity related award granted to Mr. Shanley after the closing of the Merger would be subject to the terms of his employment letter agreement regarding accelerated vesting in connection with his termination of employment; and

•	to amend his employment letter agreement and any other agreement between Mr. Shanley and Conor Medsystems to provide that, upon becoming entitled to his retention bonus, he will no longer be entitled to any severance payments or benefits under his employment letter agreement or under any such other agreement, and all of his rights under each such agreement will immediately terminate.

Mr. Shanley also agreed that if his employment is terminated without good cause or he voluntarily terminates his employment in an involuntary termination within the 13 month period following the closing of the Merger, he will not be entitled to his retention bonus, but will only be entitled to the severance payments and benefits under the terms of his employment letter agreement, subject to the modification of acceleration rights with respect to his stock option and other equity based and equity related awards described above. Further, Mr. Shanley agreed that in no event will he receive his retention bonus if his employment is terminated for any reason prior to the expiration of the 13 month period following the closing of the Merger. We agreed that during the period following the signing of his retention agreement and prior to the consummation of the Merger, we will not terminate Mr. Shanley’s employment other than for good cause and we will not take certain other actions including, among other things, reducing Mr. Shanley’s base salary or level of benefits or relocating Mr. Shanley to a facility more than 50 miles from his current location.

Michael Boennighausen, Jeff Tillack, Steven H. Diaz and Vicki Hacker

In consideration of the payment of a retention bonus to each of Michael Boennighausen, Jeff Tillack, Steven H. Diaz and Vicki Hacker, respectively, of the greater of (1) the sum of the executive’s annual base salary and the executive’s target annual bonus in effect as of the 13 month anniversary of the date of the closing of the Merger and (2) $352,500 in the case of Mr. Boennighausen, $263,250 in the case of Mr. Tillack, $256,500 in the case of Mr. Diaz and $263,250 in the case of Ms. Hacker, and certain other matters, each of these executives agreed:

•	to execute an employee secrecy agreement with Johnson & Johnson and a general waiver and release of claims;

•	to modify the provision relating to a material reduction in the executive’s duties, position or responsibilities in the definition of “constructive termination” set forth in the executive change of control severance agreement between each of the executives and Conor Medsystems, dated as of September 27, 2005, to provide that if, following a change of control, Conor Medsystems assigns the executive duties or responsibilities that are substantially inconsistent with the executive’s professional skills and experience levels as of such change of control (without regard to the fact that Conor

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Medsystems is no longer an independent publicly held company), then a “constructive termination” will be deemed to have occurred;

•	that no stock option or other equity based or equity related award granted to the executive after the closing of the Merger would be subject to the terms of the executive’s executive severance agreement, or any other employment letter agreements between the executive and Conor Medsystems regarding accelerated vesting in connection with the executive’s termination of employment; and

•	to amend the executive’s executive severance agreement and any other employment letter agreement between the executive and Conor Medsystems to provide that, upon becoming entitled to the executive’s retention bonus, the executive will no longer be entitled to any severance payments or benefits under the executive’s executive severance agreement or under any such other agreement, and all of the executive’s rights under each such agreements will immediately terminate.

Each executive also agreed that the executive’s employment is terminated without cause or the executive voluntarily terminates the executive’s employment in a constructive termination within the 13 month period following the closing of the Merger, the executive will not be entitled to their respective retention bonus, but will only be entitled to the severance payments and benefits under the terms of the executive’s executive change of control severance agreement, subject to the modification of acceleration rights described above. Further, each executive agreed that in no event will such executive receive the executive’s retention bonus if the executive’s employment is terminated for any reason prior to the expiration of the 13 month period following the closing of the Merger. We agreed that during the period following the signing of each executive’s retention agreement and prior to the consummation of the Merger, we will not terminate any of such executive’s employment other than for cause and we will not materially reduce such executive’s annual base salary or relocate such executive’s primary business location more than 50 miles from such executive’s current location.

Indemnification of Directors and Officers; Insurance

The Merger Agreement provides that the surviving corporation shall assume the obligations with respect to all rights to indemnification, advancement of expenses and all exculpation from liability for acts or omissions occurring at or prior to the effective time of the Merger existing in favor of our present and former officers or directors as provided in our amended and restated certificate of incorporation or bylaws or any indemnification agreement between any such person and us, in each case as in effect as of the date of the Merger Agreement, and such obligations will survive the Merger and will continue in full force and effect in accordance with their terms. The Merger Agreement also provides that Johnson & Johnson will obtain a prepaid “tail” officers’ and directors’ liability insurance policy for any acts or omissions occurring at or prior to the effective time of the Merger for a period of six years after the completion of the Merger, covering those persons who were, as of the date of the Merger Agreement, covered by our current officers’ and directors’ liability insurance policy, on terms with respect to coverage and amounts no less favorable than those of such policy in effect on the date of the Merger Agreement (provided that in satisfying this obligation, Johnson & Johnson is not required to pay more than $1,500,000 in the aggregate to obtain such coverage). In the event such coverage cannot be obtained for $1,500,000 or less in the aggregate, Johnson & Johnson will be obligated to provide such coverage as may be obtained for such $1,500,000 aggregate amount.

Employment-Related Provisions of the Merger Agreement

The Merger Agreement provides that, for a period of not less than six months following the effective time of the Merger, our employees and our subsidiaries’ employees employed primarily in the United States who remain in the employment of the surviving corporation and its subsidiaries (whom we refer to as “continuing employees” under this caption), including our executive officers, will receive employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such continuing employees immediately prior to the completion of the Merger. However, the Merger Agreement provides that neither Johnson & Johnson nor the surviving corporation nor any of their subsidiaries will have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into

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such shares pursuant to any such plans or arrangements, and none of our or our subsidiaries’ plans or arrangements providing for issuance of shares will be taken into account in determining whether employee benefits are substantially comparable in the aggregate.

Johnson & Johnson has also agreed that it will cause the surviving corporation to recognize the service of each continuing employee as if such service had been performed with Johnson & Johnson for certain purposes. In addition, with respect to any welfare plan maintained by Johnson & Johnson in which continuing employees are eligible to participate after the effective time of the Merger, Johnson & Johnson has agreed that it will, and will cause the surviving corporation to waive certain limitations as to preexisting conditions and exclusions and provide each continuing employee with credit for certain co-payments and deductibles paid prior to the effective time of the Merger. See “The Merger Agreement — Employee Benefit Matters” beginning on page 40.

Treatment of Our Stock Options, Restricted Stock and Employee Stock Purchase Plan

Treatment of Stock Options in Connection with the Merger

Pursuant to the Merger Agreement, our Board of Directors, or any committee of our Board of Directors administering our stock plans, will adopt such resolutions or take such other actions as may be required to effect the following:

•	adjust the terms of all outstanding options, including those held by our executive officers and directors, whether vested or unvested, as necessary to provide that they will become fully exercisable and may be exercised before the effective time of the Merger at such applicable time or times as specified in our 1999 Stock Option Plan, our 2004 Equity Incentive Plan and our 2004 Non-Employee Directors’ Stock Option Plan, and, at the effective time of the Merger, each option outstanding immediately prior to the effective time of the Merger will be canceled and the holder will then become entitled to receive a single lump sum cash payment equal to the product of (A) the number of shares of our common stock for which the option has not been exercised and (B) the excess, if any, of the $33.50 merger consideration over the exercise price per share of the option; and

•	make such other changes to our stock plans as we and Johnson & Johnson may agree are appropriate to give effect to the Merger.

Subject to any applicable withholding taxes, the payment to such optionholders will be made, without interest, as soon as practicable following the effective time of the Merger. We are required to ensure that following the effective time of the Merger, no holder (or former holder) of any of our stock options or any current or former participant of our stock plans, benefits plans or benefits agreements has any rights to acquire any of our, the surviving corporation’s or their subsidiaries’ capital stock or other equity interests (including “phantom” stock or stock appreciation rights).

Recent Tender Offer for Stock Options

On December 1, 2006, we filed a Tender Offer Statement with the SEC in connection with our offer to amend, at the election of the applicable option holder, portions of eligible options to purchase shares of our common stock granted under the Conor Medsystems, Inc. 1999 Stock Plan, as amended, which was amended and restated by the Conor Medsystems, Inc. 2004 Equity Incentive Plan. The eligible options consist of options that (a) were granted between June 1, 2003 and December 14, 2004, (b) vested or are scheduled to vest on or after January 1, 2005 and (c) are still outstanding on the date our offer expires, which date is currently expected to be December 29, 2006, upon the terms and conditions set forth in the Offer to Amend Eligible Outstanding Stock Options, dated December 1, 2006. We are making our offer to give applicable option holders an opportunity to amend portions of the eligible options to include new restrictions on the exercisability of those options, including new dates of exercisability and new expiration dates, in order to limit the potential adverse tax consequences that may apply to those stock options under Section 409A. Pursuant to the Merger Agreement, we were contractually obligated to make this offer prior to December 31, 2006.

The Merger Agreement provides that all outstanding options (including the eligible options), to the extent not exercised prior to the effective time of the Merger, will be canceled in exchange for a lump sum cash payment, to be

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paid without interest as soon as practicable following the effective time of the Merger, equal to the number of shares of our common stock for which the option has not been exercised, multiplied by the excess, if any, of the $33.50 per share merger consideration over the per share exercise price of the option. In connection with the cash payment of the merger consideration to the holders of the amended eligible options, such holders will recognize ordinary income taxable at regular rates equal to the excess of (i) $33.50 per share over (ii) the per share exercise price applicable to the amended options, and we must collect the applicable withholding taxes with respect to such income. If the eligible options are amended in connection with our offer, the cash payment that holders receive in connection with the cancellation of these options pursuant to the Merger Agreement is not expected to be subject to the adverse tax consequences under Section 409A. However, if the eligible options are not amended, the cash payment that holders receive may be subject to the adverse tax consequences under Section 409A, and the holders will be solely responsible for any taxes, penalties or interest payable under Section 409A (and any state laws of similar effect). In addition, guidance issued after the date of the Offer to Amend Eligible Stock Options, dated December 1, 2006, or a determination by the Internal Revenue Service, or IRS, could provide that the amended options do not avoid such potentially adverse tax consequences.

Treatment of Restricted Stock in Connection with the Merger

Pursuant to the Merger Agreement, our Board of Directors, or any committee of our Board of Directors administering our stock plans, will adopt such resolutions or take such other actions as may be required to adjust the terms of all outstanding shares of restricted stock as necessary to provide that each such restricted share outstanding immediately prior to the effective time of the Merger will vest in full and be converted into the right to receive the $33.50 per share merger consideration. The merger consideration received for our shares of restricted stock will be subject to any required tax withholding and will be paid without interest. We are required to ensure that following the effective time of the Merger, no holder (or former holder) of shares of our restricted stock, or any other stock-based award, has any rights to acquire for our, the surviving corporation’s or their subsidiaries’ capital stock or other equity interests (including “phantom” stock or stock appreciation rights).

Treatment of Employee Stock Purchase Plan in connection with the Merger

As soon as practicable following the date of the Merger Agreement our Board of Directors, or any committee of our Board of Directors administering our employee stock purchase plan, will adopt resolutions or take such other actions to provide that under the employee stock purchase plan:

•	no offering period will be commenced after the date of the Merger Agreement;

•	each participant’s outstanding right to purchase shares of our common stock under the employee stock purchase plan will be terminated on the day immediately prior to the day on which the effective time of the Merger occurs, with all amounts allocated for each participant’s account under the employee stock purchase plan as of the termination date being used to purchase whole shares of our common stock at the applicable price determined pursuant to the employee stock purchase plan, using the termination date as the final purchase date for each then outstanding offering period; and

•	the employee stock purchase plan will terminate immediately following such purchases of our common stock.

Payment Procedures

At the effective time of the Merger, Johnson & Johnson will deposit for the benefit of our stockholders the aggregate merger consideration into an exchange fund with JPMorgan Chase Bank, N.A. or another comparable institution, as paying agent. At the effective time of the Merger, shares of our common stock (except for shares for which appraisal rights have been perfected, as described in “Appraisal Rights” below):

•	will no longer be outstanding;

•	will automatically be canceled; and

•	will cease to exist.

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In addition, from and after the effective time of the Merger, each certificate formerly representing any such shares of our common stock will represent only the right to receive the $33.50 per share merger consideration which the holder of the certificate is entitled to receive pursuant to the Merger.

No interest will accrue or be paid with respect to the merger consideration. Until holders of certificates previously representing shares of our common stock have surrendered those certificates to the paying agent for exchange, holders will not receive the merger consideration due in respect of the shares formerly represented by such certificates.

As soon as practicable after the effective time of the Merger, the paying agent will mail to each holder of record of certificated shares of our common stock a letter of transmittal and instructions for its use in delivering certificates to the paying agent in exchange for the merger consideration due in respect of the shares formerly represented by such certificates. After receipt of a stockholder’s certificates by the paying agent, together with a properly executed letter of transmittal, the paying agent will deliver to such stockholder the $33.50 per share merger consideration multiplied by the number of shares formerly represented by the certificate(s) surrendered by such stockholder. In the event of a transfer of ownership of our common stock which is not registered in the transfer records of our transfer agent, payment of the merger consideration may be made to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise in proper form for transfer; and

•	the person requesting payment of the merger consideration pays any transfer or other taxes required by reason of the payment of the merger consideration due in respect of the shares formerly represented by such certificate to a person other than the registered holder of the surrendered certificate or establishes to Johnson & Johnson’s reasonable satisfaction that such taxes have been paid or are not applicable.

If your shares of common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration.

Lost Certificates

If any certificate representing shares of our common stock is lost, stolen or destroyed, the paying agent will deliver the applicable merger consideration due in respect of the shares formerly represented by that certificate if:

•	the stockholder asserting the claim of a lost, stolen or destroyed certificate makes an affidavit of that fact; and

•	upon request of Johnson & Johnson, the stockholder posts a bond in a reasonable amount designated by Johnson & Johnson as security against any claim that may be made with respect to that certificate against Johnson & Johnson.

Unclaimed Amounts

Any portion of the exchange fund which remains undistributed to our stockholders after the six month anniversary of the effective time of the Merger will be delivered by the paying agent to Johnson & Johnson, upon demand, and any of our stockholders who have not previously surrendered their stock certificates will only be entitled to look to Johnson & Johnson for payment of the merger consideration due in respect of the shares formerly represented by their certificates. Subject to the other terms of the Merger Agreement, Johnson & Johnson will remain liable for the payment of the merger consideration to these stockholders.

Material U.S. Federal Income Tax Consequences of the Merger

General.  The following is a general summary of certain anticipated material U.S. federal income tax consequences of the Merger to our stockholders whose common stock is converted into cash in the Merger. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could materially alter the tax consequences to our stockholders as described herein. This discussion is not binding on the IRS, and

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there can be no assurance that the IRS (or a court, in the event of an IRS challenge) will agree with the conclusions stated herein. No rulings have been or will be sought from the IRS with respect to any of the matters discussed herein. It is assumed, for purposes of this summary, that the shares of our common stock are held as capital assets (generally, assets held for investment) by a U.S. person (i.e., a citizen or resident of the U.S. or a domestic corporation). This summary is for the general information of our stockholders only and does not purport to be a complete analysis of all potential tax effects of the Merger, nor does it constitute tax advice to any particular stockholder.

This discussion may not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of that stockholder’s particular circumstances, or to those stockholders that may be subject to special treatment under the U.S. federal income tax laws (including, for example, life insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, U.S. expatriates, persons that are not U.S. persons, dealers or brokers in securities or currencies, pass-through entities (e.g., partnerships or limited liability companies) and investors in such entities, or stockholders who hold shares of our common stock as part of a hedging, “straddle,” conversion, constructive sale or other integrated transaction, who hold our common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code, who are subject to the alternative minimum tax or who acquired their shares of our common stock through the exercise of director or employee stock options or in connection with employee stock purchase plans or other compensation arrangements). The discussion does not address the U.S. federal income tax consequences applicable to any stockholders who exercise their appraisal rights under Delaware law. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to our stockholders. This discussion does not address the tax consequences of transactions effectuated prior to or after completion of the Merger (whether or not such transactions occur in connection with the Merger), including, without limitation, any exercise of a stock option or the acquisition or disposition of shares of our common stock other than pursuant to the Merger.

Consequences of the Merger to Our Stockholders.  The receipt of cash in exchange for shares of our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who surrenders shares of our common stock in exchange for cash pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder’s adjusted basis in the shares surrendered (which is usually the stockholder’s original cost for the stock). Gain or loss will be calculated separately for each block of shares surrendered in the Merger (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will generally be capital gain or loss, and will generally be long-term gain or loss provided that a stockholder has held such shares for more than one year as of the closing date of the Merger. In the case of stockholders who are individuals, long-term capital gain is currently eligible for reduced rates of federal income tax. There are limitations on the deductibility of capital losses for both individuals and corporations.

Backup Withholding Tax.  Generally, under the U.S. federal income tax backup withholding rules, a stockholder or other payee that exchanges shares of our common stock for cash may be subject to backup withholding at a rate of 28%, unless the stockholder or other payee (i) provides a taxpayer identification number or “TIN” (i.e., a social security number, in the case of individuals, or an employer identification number, in the case of other stockholders), and (ii) certifies under penalties of perjury that (A) such TIN is correct, (B) such stockholder is not subject to backup withholding and (C) such stockholder is a U.S. person. Each of our stockholders and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent in order to provide information and certification necessary to avoid backup withholding, unless an exemption applies and is otherwise established in a manner satisfactory to the paying agent. Some stockholders (including, among others, some foreign individuals) are not subject to these backup withholding and reporting requirements. Stockholders who fail to provide their correct TIN and the appropriate certifications or to establish an exemption as described above will be subject to backup withholding on cash amounts received in the Merger (at a current rate of 28%). If any withholding on a payment to a stockholder results in an overpayment of taxes, a refund may be obtained from the IRS.

The foregoing discussion of certain U.S. federal income tax consequences is not tax advice. Tax matters are very complicated, and the tax consequences of the Merger to a particular stockholder will depend in part

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on such stockholder’s circumstances. Stockholders should consult their tax advisors to determine the U.S. federal, state and local and foreign tax consequences of the Merger to them in view of their own particular circumstances.

Governmental and Regulatory Clearances

Transactions such as the Merger are subject to review by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be completed until the expiration or termination of a waiting period following the filing of notification reports with the Department of Justice and the Federal Trade Commission by Johnson & Johnson and Conor Medsystems. Johnson & Johnson and Conor Medsystems currently expect to file notification reports with the Department of Justice and the Federal Trade Commission under the HSR Act in the first quarter of 2007.

The Merger Agreement provides that Conor Medsystems and Johnson & Johnson will make all filings and give all notices required to be made and given in connection with the Merger, including under applicable antitrust laws. The parties currently contemplate making antitrust merger control filings in six other countries: Austria, Germany, Italy, Portugal, Spain and Turkey. The parties currently anticipate that all such filings will be made by the end of December 2006.

The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Merger, either the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, including by seeking to enjoin the Merger or by seeking the divestiture of substantial assets of Johnson & Johnson and Conor Medsystems or their subsidiaries. Private parties and state attorneys general may also bring actions under the antitrust laws under certain circumstances. Further, applicable law requires that the antitrust authorities in Austria, Germany, Portugal, Spain and Turkey give us approval prior to the consummation of the Merger. While the parties believe that the proposed Merger does not violate antitrust laws, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if a challenge is made, of the result.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

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THE MERGER AGREEMENT

The following summarizes material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The description of the Merger Agreement in this proxy statement has been included to provide you with information regarding its terms. The Merger Agreement contains representations and warranties made by and to us, Johnson & Johnson and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Representations and Warranties

The Merger Agreement contains customary representations and warranties that we made to Johnson & Johnson and Merger Sub relating to, among other things:

•	our corporate organization, our subsidiaries and similar corporate matters;

•	our capital structure;

•	our and our subsidiaries’ obligations with respect to our capital stock;

•	our authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the Merger Agreement and related matters;

•	our filings with the Securities and Exchange Commission and the accuracy of information, including financial information, contained in those documents;

•	our compliance with the Sarbanes-Oxley Act of 2002 and other matters related to our internal control over financial reporting and disclosure controls and procedures;

•	the accuracy of the information supplied by or on behalf of us in connection with this proxy statement;

•	the absence of any “material adverse changes” or other events concerning us and our subsidiaries;

•	pending or threatened litigation against us or our subsidiaries;

•	matters related to the existence of certain of our and our subsidiaries’ contracts and the absence of defaults under our or our subsidiaries’ contracts;

•	the existence of confidentiality agreements with our and our subsidiaries’ employees, contractors or consultants which have proprietary knowledge of or information relating to the design, manufacturing process or the formulation of our products;

•	our and our subsidiaries’ compliance with applicable laws and environmental matters;

•	the absence of changes in our and our subsidiaries’ benefit plans and benefit agreements;

•	the absence of collective bargaining agreements or other labor union agreements between us or our subsidiaries and our respective employees;

•	matters affecting us or our subsidiaries relating to the Employee Retirement Income Security Act of 1974, as amended, applicable foreign law and our respective employee benefits;

•	absence of excess parachute payments to any of our officers, directors, employees or consultants;

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•	the completion and accuracy of our and our subsidiaries’ tax filings and payment of our respective taxes;

•	the validity of our and our subsidiaries’ title to, or leasehold or sublease interests in, our respective properties and tangible assets, and compliance with the terms of our respective leases and subleases;

•	matters relating to our and our subsidiaries’ intellectual property;

•	the required vote of our stockholders to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement;

•	the applicability of state takeover statutes;

•	our engagement and payment of fees for accountants, brokers, financial advisors, legal counsel and financial printers and other persons retained by us in connection with the Merger;

•	the receipt by our Board of Directors of an opinion from our financial advisor;

•	certain contracts relating to research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing;

•	our and our subsidiaries’ compliance with applicable regulatory requirements;

•	our maintenance of insurance; and

•	our and our subsidiaries’ respective relationships with customers and suppliers.

The Merger Agreement provides that a “material adverse change” or “material adverse effect” on us means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to (1) result in any change or effect that is materially adverse to our and our subsidiaries’ business, financial condition, results of operations or prospects, taken as a whole, or (2) prevent or materially impede, materially interfere with, materially hinder or materially delay the completion of the Merger or the other transactions contemplated by the Merger Agreement subject to the limitation that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a material adverse effect or a material adverse change:

•	any change, effect, event, occurrence, state of facts or development relating to the economy or securities markets in general in the United States or in any other jurisdiction in which we or any of our subsidiaries has operations or conducts business;

•	any adverse change (including changes in U.S. generally accepted accounting principles, or applicable legal provisions), effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which we participate, so long as the effects do not disproportionately impact us;

•	any failure, in and of itself, by us to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Merger Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect or material adverse change);

•	any adverse change, effect, event, occurrence, state of facts or development resulting from (1) any suit, claim, action or proceeding for patent infringement by certain third parties or (2) certain actions by our distributors, generally to the extent attributable to the announcement or pendency of the Merger;

•	any adverse change, effect, event, occurrence, state of facts or development resulting from the failure by Johnson & Johnson to comply with its post-change of control obligations pursuant to one of our license agreements; and

•	any adverse change, effect, event, occurrence, state of facts or development related to our ongoing CoStar II clinical trial, except to the extent that, based upon unblinded CoStar II clinical trial data, our CoStar stent would not reasonably be expected to be approved by the U.S. Food & Drug Administration.

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The Merger Agreement also contains customary representations and warranties that Johnson & Johnson and Merger Sub made to us relating to, among other things:

•	the corporate organization and similar matters of Johnson & Johnson and Merger Sub;

•	the authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the Merger Agreement and related matters of Johnson & Johnson and Merger Sub;

•	the accuracy of the information supplied by or on behalf of Johnson & Johnson and Merger Sub in connection with this proxy statement;

•	the operations of Merger Sub;

•	Johnson & Johnson’s ability to pay the aggregate merger consideration; and

•	Johnson & Johnson’s and Merger Sub’s existing ownership over shares of our common stock.

Covenants

Under the Merger Agreement, we have agreed that, from the date of the Merger Agreement to the effective time of the Merger, subject to certain exceptions, we will and we will cause our subsidiaries to carry on our business in the ordinary course consistent with past practice and as currently proposed by us to be conducted prior to the closing of the Merger (including in respect of research, development and clinical trial activities and programs), and will use commercially reasonable efforts to carry on such business in compliance in all material respects with all applicable laws, rules, regulations and treaties, and to use all commercially reasonable efforts to preserve intact our current business organizations, keep available the services of our current officers, employees and consultants and preserve our relationships with customers, suppliers, licensees, distributors and others having business dealings with us, with the intention that our goodwill and ongoing business will be unimpaired at the effective time of the Merger. In addition, we have agreed, subject to certain exceptions, to specific restraints relating to the following:

•	the declaration or payment of dividends or other distributions, other than dividends or distributions by a wholly owned subsidiary to its stockholders;

•	the alteration of share capital, including stock splits, combinations and reclassifications;

•	the purchase, redemption or other acquisition of shares of our capital stock or any rights, warrants or options to acquire any such shares or other securities;

•	the issuance, deliverance, sale or pledge of shares of capital stock or any other voting securities or securities convertible into any rights, warrants or options to acquire any such shares, voting securities or convertible securities;

•	amendments to our amended and restated certificate of incorporation or amended and restated bylaws or other comparable charter or organizational documents of any of our subsidiaries;

•	the acquisition of certain assets or other entities or lines of business;

•	the sale, lease or licensing of certain assets;

•	the creation or incurrence of liens;

•	the incurrence or guarantee of certain indebtedness;

•	the entry into or modification of leases of property;

•	the providing or making of certain loans, advances, capital contributions or investments;

•	the making of capital expenditures;

•	the payment, discharge or settlement of certain claims or liabilities;

•	the cancellation of indebtedness;

•	the waiver or assignment of claims or rights of substantial value;

•	the waiver of benefits under standstill or similar contracts;

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•	the waiver of benefits under material confidentiality or similar agreements;

•	the entry into certain contracts relating to research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing;

•	the initiation, launch or commencement of sales, marketing, distribution or co-promotion or similar activity with respect to any new product;

•	the entry into, modification, amendment or termination of any contract to the extent that such entry, modification, amendment or termination of such contract would reasonably be expected to adversely effect us in any material respect;

•	the entry into contracts to the extent that the completion of the transactions contemplated by the Merger Agreement or compliance therewith would reasonably expected to conflict with any provision of such contracts;

•	the sale, transfer or license of material intellectual property rights or other material assets;

•	certain employment, compensation and benefit matters with respect to directors, executive officers and employees;

•	the revaluation of material assets and the making of any material changes in accounting methods, principles or practices; and

•	the authorization, commitment or agreement to take any of the foregoing actions.

Under the Merger Agreement, the parties have also agreed that:

•	each party will not and will not permit any of their respective subsidiaries to take any action that would, or would reasonably be respected to, result in any of the conditions to the Merger not being satisfied;

•	we and Johnson & Johnson will promptly notify each other, orally and in writing, of:

•	any representation or warranty in the Merger Agreement made by us on the one hand, or by Johnson & Johnson and Merger Sub, on the other, becoming untrue or inaccurate in a manner that would result in the failure of the condition described in the fifth and ninth bullets under the caption “— Conditions to the Completion of the Merger”, as the case may be;

•	the failure of us, on the one hand, or Johnson & Johnson or Merger Sub, on the other, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under the Merger Agreement;

provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under the Merger Agreement; and

•	we and Johnson & Johnson will, to the extent permitted by law, promptly provide the other with copies of all filings made with any governmental entity in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by the Merger Agreement.

Between the date of the Merger Agreement and the effective time of the Merger, we have agreed that we will and we will cause our subsidiaries to:

•	use commercially reasonable efforts to timely file all required tax returns;

•	use commercially reasonable efforts to timely pay all taxes due and payable with respect to those returns filed;

•	use commercially reasonable efforts to accrue a reserve in our or our subsidiaries’ books and records and financial statements in accordance with past practice for all taxes payable by such entity for which no such filed tax returns are due prior to the effective time of the Merger;

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•	promptly notify Johnson & Johnson of any suit, claim, action, investigation, proceeding or audit that is or becomes pending against or with respect to us or any of our subsidiaries in respect of any material amount of tax and not settle or compromise any such actions without Johnson & Johnson’s consent;

•	not make or change any material tax election or settle or compromise any material tax liability, other than with Johnson & Johnson’s consent or other than in the ordinary course of business; and

•	cause all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements or practices other than agreements entered into in the ordinary course of business consistent with past practice with respect to taxes to which we or any of our subsidiaries is or may be a party or by which we or any of our subsidiaries is or may be bound (other than such agreements between or among us and our subsidiaries) to be terminated as of the closing date of the Merger so that after such date neither we nor any of our subsidiaries will have any further rights or liabilities thereunder.

We have also agreed that we will deliver to Johnson & Johnson at or prior to the closing of the Merger a certificate certifying that the payment of the merger consideration and any payment made in respect of the appraisal shares pursuant to the terms of the Merger Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

Finally, to the extent that Section 6043A of the Code applies to the transactions contemplated by the Merger Agreement, the parties agreed to cooperate with each other and provide each other with all information reasonably necessary to satisfy the reporting obligations under this Section 6043A of the Code.

Access and Investigation

We have agreed to afford to Johnson & Johnson and its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours and upon reasonable prior notice during the period prior to the effective time of the Merger or the termination of the Merger Agreement, to all of our and our subsidiaries’ properties, books, contracts, personnel and records but only to the extent that such access does not unreasonably interfere with our or our subsidiaries’ business or operations. During this period, we have also agreed to furnish promptly to Johnson & Johnson (1) a copy of each report, schedule, registration statement and other document that we file after the date of the Merger Agreement pursuant to the requirements of federal or state securities laws, other than such reports, schedules, registrations statements or other documents that are publicly available in unredacted form on EDGAR, (2) a copy of each correspondence or written communication, with any U.S. federal or state governmental entity and (3) all other information concerning us or our subsidiaries’ business properties and personnel as Johnson & Johnson may reasonably request. However, we are not required, nor are we required to cause any of our subsidiaries to, confer, afford such access or furnish such copies or other information to the extent that doing so would result in the loss of attorney-client privilege, though we have agreed to use our reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege. In addition, we have agreed to use our commercially reasonable efforts to obtain when available consistent with past practice, all unblinded clinical trial data with respect to our CoStar II clinical trial, and to provide such data to Johnson & Johnson promptly upon receipt.

Except for disclosures permitted by the terms of the confidentiality agreement dated April 11, 2006, as amended from time to time, between us and Johnson & Johnson, Johnson & Johnson has agreed to hold and shall cause its officers, employees, accountants, counsel, financial advisors and other representatives to hold all information received from us, directly or indirectly, in confidence in accordance with the terms of the confidentiality agreement, and shall otherwise comply with the confidentiality agreement with respect to such information.

No investigation pursuant to the terms described above under this caption or information provided or received by any party pursuant to the Merger Agreement will affect any representations or warranties of the parties in the Merger Agreement or the conditions to the obligations of the parties.

Directors’ and Officers’ Indemnification, Advancement of Expenses, Exculpation and Insurance

Johnson & Johnson has agreed to cause the surviving corporation to assume the obligations with respect to all rights to indemnification, advancement of expenses and all exculpation from liability for acts or omissions

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occurring at or prior to the effective time of the Merger existing in favor of our current or former officers or directors as provided in our amended and restated certificate of incorporation, or our amended and restated bylaws or any indemnification agreement between any such person and us, in each case as in effect as of the date of the Merger Agreement, or as amended or entered into prior to the closing of the Merger with the consent of Johnson & Johnson, without further action, as of the effective time of the Merger and such obligations will survive the Merger and will continue in full force and effect in accordance with their terms. In the event that the surviving corporation or any of its successors or assigns consolidates with or merges into any other person and is not the continuing or surviving corporation of such consolidation or merger, or transfers or conveys a material portion of its properties and other assets to any person, then Johnson & Johnson will cause proper provision to be made so that the successors and assigns of the surviving corporation will expressly assume these obligations of indemnification or Johnson & Johnson will take such other action to ensure that the ability of the surviving corporation, legal and financial, to satisfy such obligations will not be diminished. Johnson & Johnson will obtain at the effective time of the Merger, prepaid “tail” directors’ and officers’ liability insurance for a period of six years after the completion of the Merger to cover any acts or omissions occurring at or prior to the effective time of the Merger covering those persons who were, as of the date of the Merger Agreement, covered by that policy, on terms with respect to coverage and amounts no less favorable than those of the policy in effect on the date of the Merger Agreement (provided that in satisfying this obligation, Johnson & Johnson is not required to pay more than $1,500,000 in the aggregate to obtain such coverage). In the event such coverage cannot be obtained for $1,500,000 or less in the aggregate, Johnson & Johnson has agreed to provide such coverage as may be obtained for such $1,500,000 aggregate amount.

Employee Benefits Matters

The Merger Agreement provides that, for a period of not less than six months following the effective time of the Merger, our employees and our subsidiaries’ employees employed primarily in the United States who remain in the employment of the surviving corporation and its subsidiaries (whom we refer to as “continuing employees” under this caption) will receive employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such employees immediately prior to the completion of the Merger. However, the Merger Agreement provides that neither Johnson & Johnson nor the surviving corporation nor any of their subsidiaries will have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements, and none of our or our subsidiaries’ plans or arrangements providing for issuance of shares will be taken into account in determining whether employee benefits are substantially comparable in the aggregate.

Johnson & Johnson has agreed that it will cause the surviving corporation to recognize the service of each continuing employee as if such service had been performed with Johnson & Johnson as follows:

•	for purposes of vesting (but not benefit accrual) under Johnson & Johnson’s defined benefit pension plan;

•	for purposes of eligibility for vacation under Johnson & Johnson’s vacation program;

•	for purposes of eligibility and participation under any health or welfare plan maintained by Johnson & Johnson (other than any post-employment health or post-employment welfare plan); and

•	unless covered under another arrangement with us, for benefit accrual purposes under Johnson & Johnson’s severance plan;

but solely to the extent that Johnson & Johnson makes such plan or program available to employees of the surviving corporation, and not for purposes of any other employee benefit plan of Johnson & Johnson.

In addition, with respect to any welfare plan maintained by Johnson & Johnson in which continuing employees are eligible to participate after the effective time of the Merger, Johnson & Johnson has agreed that it will, and will cause the surviving corporation to:

•	waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions

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were satisfied or did not apply to such employees under our and our subsidiaries’ welfare plans prior to the effective time of the Merger; and

•	provide each continuing employee with credit for any co-payments and deductibles paid prior to the effective time of the Merger in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

Johnson & Johnson has agreed that it and its subsidiaries will provide our employees who are employed outside of the United States with employee benefits in accordance with applicable law following the effective time of the Merger.

Nothing in the Merger Agreement requires, nor have we agreed to take any action that would have the effect of requiring, Johnson & Johnson or the surviving corporation to continue any specific plans or to continue the employment of any specific person, nor does the Merger Agreement confer any rights or remedies of any kind or description upon any continuing employee or any other person other than us, Johnson & Johnson and our respective successors and assigns.

Furthermore, no provision of the Merger Agreement will be construed as prohibiting or limiting Johnson & Johnson or the surviving corporation’s ability to amend, modify or terminate any of our, Johnson & Johnson’s or the surviving corporation’s plans, programs, policies, arrangements, agreements or understandings.

Efforts to Consummate the Merger

Each party has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable, to complete and make effective, in the most expeditious manner practicable the Merger and the other transactions contemplated by the Merger Agreement, including using commercially reasonable efforts to accomplish the following:

•	the taking of all acts necessary to cause the conditions to closing to be satisfied as promptly as practicable;

•	the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings (including filings with governmental entities) and the taking of all necessary steps to obtain an approval or waiver from, or avoid an action or proceeding by, any governmental entity; and

•	the obtaining of all necessary consents, approvals or waivers from third parties (provided that we, Johnson & Johnson or Merger Sub are not required to make any payment to any such third parties or concede anything of value to obtain such consents).

Each party has also agreed to duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form required under the HSR Act with respect to the transactions contemplated by the Merger Agreement and any similar filings in other jurisdictions that Johnson & Johnson’s counsel reasonably deems necessary, in each case within 45 days after the date of the Merger Agreement. Johnson & Johnson has agreed that it will vigorously defend against any lawsuits or other legal proceedings by any governmental entity challenging the Merger Agreement or the consummation of the Merger. Each party has agreed to cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR filing, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder. Each party has also agreed to use commercially reasonable efforts to comply promptly with a Request for Additional Information pursuant to 15 USC Section 18a(e)(1) and to use commercially reasonable efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice, other than confidential or proprietary information not directly related to the transactions contemplated by the Merger Agreement, and to keep the other party reasonably informed with respect to the status of each clearance, approval or waiver sought from a governmental entity in connection with the transactions contemplated by the Merger Agreement and the material communications between such party and such governmental entity. Finally, each party has agreed to consult with the other party, and to consider in good faith the

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views of the other party, prior to entering into any agreement with any governmental entity charged with enforcing the relevant jurisdiction’s antitrust or competition laws.

In addition, we and our Board of Directors have agreed to use commercially reasonable efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger Agreement, the Merger or any of the transactions contemplated by the Merger Agreement, and if a state takeover statute or similar statute becomes applicable, we have agreed to use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by the Merger Agreement may be completed as promptly as practicable on the terms set forth in the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Merger Agreement. Nothing in the Merger Agreement, however, requires Johnson & Johnson to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Johnson & Johnson, any portion of our assets or business, or any portion of the assets or business of our or their subsidiaries.

Conditions to the Completion of the Merger

Each party’s obligation to effect the Merger is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

•	the Merger Agreement shall have been adopted by the affirmative vote of stockholders holding at least a majority of the shares of our common stock outstanding and entitled to vote at a Special Meeting of the stockholders;

•	the waiting period and any extension thereof applicable to the Merger under the HSR Act shall have expired or been terminated;

•	no temporary restraining order, preliminary or permanent injunction or other judgment or order shall have been issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition shall remain in effect preventing the completion of the Merger; and

•	all applicable antitrust and regulatory clearances shall have been obtained from the relevant governmental entities.

The obligations of Johnson & Johnson and Merger Sub to effect the Merger are further subject to the satisfaction or waiver of the following additional conditions:

•	our representations and warranties in the Merger Agreement that are qualified as to materiality must be true and correct, and the representations and warranties not so qualified must be true and correct in all material respects, as of the date of the Merger Agreement and as of the date of the closing of the Merger, except where representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and our chief executive officer and chief financial officer shall have delivered a certificate to such effect;

•	we must have performed in all material respects all of our obligations required to be performed under the Merger Agreement at or prior the closing date of the Merger, and our chief executive officer and chief financial officer shall have delivered a certificate to such effect;

•	there shall be no pending or threatened suit, action or proceeding by any governmental entity (1) challenging the acquisition by Johnson & Johnson or Merger Sub of any shares of our common stock, seeking to restrain or prohibit the completion of the Merger or any other transaction contemplated by the Merger Agreement, or seeking to place limitations on the ownership of shares of our common stock, or shares of common stock of the surviving corporation, by Johnson & Johnson or Merger Sub or any other affiliate of Johnson & Johnson, as a result of the Merger, (2) seeking to prohibit or materially limit the ownership or operation by us, Johnson & Johnson or any of our or their respective subsidiaries of any portion of any business or of any assets of us, Johnson & Johnson, or any of our or their respective subsidiaries, or to compel us, Johnson & Johnson or any of our or their respective subsidiaries to divest or hold separate any portion of any business or any assets of us, Johnson & Johnson or any of our or their respective subsidiaries, as a result of the Merger, or (3) seeking to prohibit Johnson & Johnson or any of its affiliates from effectively controlling in any

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material respect the business or operations of us or any of our subsidiaries, as a result of the Merger; and

•	there shall be no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition in effect and that would reasonably be expected to result, directly or indirectly, in any of the effects described in the immediately preceding paragraph.

Our obligation to effect the Merger is further subject to satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Johnson & Johnson and Merger Sub that are in the Merger Agreement that are qualified as to materiality must be true and correct, and the representations and warranties not so qualified must be true and correct in all material respects, as of the date of the Merger Agreement and as of the closing of the Merger, except where representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and an executive officer of Johnson & Johnson shall have delivered a certificate to such effect; and

•	Johnson & Johnson and Merger Sub must have performed in all material respects all of their respective obligations required to be performed under the Merger Agreement at or prior to the closing date of the Merger, and an executive officer of Johnson & Johnson shall have delivered a certificate to such effect.

We can provide no assurance that all of the conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. We cannot at this point determine whether the waiver of any particular condition would materially change the terms of the Merger. If we determine that a waiver of a condition would materially change the terms of the Merger, or we would otherwise be required by applicable law, we will resolicit proxies. In making our determination of whether the waiver of a particular condition would materially change the terms of the Merger, we would consider, among other factors:

•	the reasons for the waiver;

•	the effect of the waiver on the terms of the Merger;

•	whether the requirement being waived was necessary in order to make the transaction fair to our stockholders from a financial point of view; and

•	the availability of alternative transactions to us and our prospects as an independent entity.

No Solicitation

The Merger Agreement provides that we will not, nor will we authorize or permit any of our subsidiaries or any of our respective directors, officers, or employees or any investment banker, financial advisor, attorney, accountant or other advisor or representative retained by us or any of our affiliates to, directly or indirectly through another person:

•	solicit, initiate or knowingly encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any takeover proposal, as described below; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any takeover proposal.

We also agreed that any violation of these restrictions described in the preceding two bullet points by any of our or our subsidiaries’ representatives shall be a breach of this covenant by us.

The Merger Agreement also provides that we will, and we will cause our subsidiaries to:

•	immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement, with respect to any takeover proposal; and

•	promptly after the date of the Merger Agreement, request the prompt return or destruction of all confidential information previously furnished to such persons within the last 12 months for the purpose of evaluating a possible takeover proposal.

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The Merger Agreement provides that, notwithstanding the anything in the Merger Agreement to the contrary, if at any time prior to the time that our stockholders approve the adoption of the Merger Agreement:

•	we receive a bona fide written takeover proposal that our Board of Directors determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes or would reasonably be expected to lead to a superior proposal by such party, as described below; and

•	the takeover proposal was not solicited after the date of the Merger Agreement, was made after the date of the Merger Agreement and did not otherwise result from our breach of our obligations described in the preceding text under this section “— No Solicitation”, we may, if our Board of Directors determines in good faith, after consultation with outside counsel, that it is required to do so in order to comply with its fiduciary duties to our stockholders under applicable law:

•	furnish information about us and our subsidiaries to the person (and its representative) making such takeover proposal, pursuant to a customary confidentiality agreement (which need not restrict such person from making an unsolicited takeover proposal) not less restrictive of such person than the confidentiality agreement entered into on April 11, 2006 by us and Johnson & Johnson, provided that all information provided to such person (and its representatives) has been previously provided to Johnson & Johnson, or is provided to Johnson & Johnson substantially concurrently with the time it is furnished to such person; and

•	participate in discussions or negotiations with such person making such takeover proposal (and its representatives), regarding such takeover proposal.

The Merger Agreement provides that:

•	The term “takeover proposal” means any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including the outstanding equity securities of our subsidiaries) or businesses that constitute 15% or more of our or our subsidiaries’ revenues, net income or assets, taken as a whole, or 15% or more of any class of our equity securities, or any tender offer or exchange offer that if completed would result in any person beneficially owning 15% or more of any class of our equity securities, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving us or our subsidiaries pursuant to which any person or the stockholders of any person would own 15% or more of (1) any class of our securities or of any resulting parent company of us or (2) businesses or assets that constitute 15% or more of our and our subsidiaries’ revenues, net income or assets, taken as a whole, other than the transactions contemplated by the Merger Agreement. For purposes of determining payment of a termination fee described in the clause (3) of the second bullet point under the caption “— Fees and Expenses” only, the applicable percentage of ownership is 35%.

•	The term “superior proposal” means any bona fide offer made by a third party that if completed would result in the third party (or its stockholders) owning, directly or indirectly, all or substantially all of (1) our common stock then outstanding, (2) common stock then outstanding of the surviving entity in a merger or of the direct or indirect parent of the surviving entity in a merger, or (3) all or substantially all of our assets, in each case, which our Board of Directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (A) more favorable to our stockholders from a financial point of view than the Merger, taking into account all of the terms and conditions of such proposal and the Merger Agreement (including any changes to the financial terms of the Merger Agreement proposed by Johnson & Johnson in response to such an offer), and (B) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

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The Merger Agreement further provides that neither our Board of Directors nor any committee of our Board of Directors will:

•	withdraw (or modify in a manner adverse to Johnson & Johnson), or publicly propose to withdraw (or modify in a manner adverse to Johnson & Johnson), the approval, recommendation or declaration of advisability by our Board of Directors or such committee of our Board of Directors, of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, or recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any takeover proposal (we refer to any such action in this proxy statement as a company adverse recommendation change); or

•	approve or recommend, or propose to approve or recommend, or allow us or any of our affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any takeover proposal, other than a customary confidentiality agreement as described above (we refer to any such agreement in this proxy statement as an acquisition agreement).

Notwithstanding anything in the Merger Agreement to the contrary, at any time prior to the time stockholder approval of the adoption of the Merger Agreement is obtained, the parties have agreed that our Board of Directors may (1) if it determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that it is required to do so in order to comply with its fiduciary duties to our stockholders under applicable law, make a company adverse recommendation change and (2) in response to a superior proposal that was not solicited after the date of the Merger Agreement and did not otherwise result from a breach of our obligations described in the preceding text under this section “— No Solicitation”, cause us to terminate the Merger Agreement and concurrently with or after such termination enter into an acquisition agreement; provided, however, that no company adverse recommendation change may be made, and no termination of the Merger Agreement pursuant to the terms described in the preceding sentence may be made, in each case until after the fourth business day following Johnson & Johnson’s receipt of written notice from us advising it that our Board of Directors intends to make a company adverse recommendation change or cause such termination. Such notice must state the reasons for this proposed action, including if the basis of the proposed action by the Board of Directors is a superior proposal, the terms and conditions of any superior proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such superior proposal shall require a new notice and a new four business day period). In determining whether to make a company adverse recommendation change, our Board of Directors shall take into account any changes to the financial terms of the Merger Agreement proposed by Johnson & Johnson in response to such notice or otherwise If we terminate the Merger Agreement in this circumstance, we agreed to pay Johnson & Johnson a fee in the amount $46.5 million. See “— Termination” beginning on page 46 and “— Fees and Expenses” beginning on page 47.

The Merger Agreement also provides that we must promptly advise Johnson & Johnson orally and in writing of any takeover proposal, the material terms and conditions of any such takeover proposal or inquiry (including changes thereto) and the identity of the person making such takeover proposal or inquiry. We must also keep Johnson & Johnson informed of the status and material terms and conditions of such takeover proposal (including any material change to the terms) and any discussions and negotiations concerning the material terms and conditions of such takeover proposal and we must provide Johnson & Johnson with copies of all correspondence and other written materials (including draft agreements), as soon as practicable after their receipt, relating to such takeover proposal that is exchanged between us or any of our subsidiaries or our respective representatives and the person making the takeover proposal, or its representatives.

Nothing contained in the Merger Agreement and summarized under this caption “— No Solicitation” prohibits us from taking and disclosing to our stockholders a position contemplated by tender offer rules under the Exchange Act, or making any disclosure to our stockholders if, in the good faith judgment of our Board of Directors, after consulting with outside counsel, failure to so disclose would be inconsistent with applicable law, including our Board of Directors’ duty of candor to our stockholders; provided however, that in no event shall we or our Board of

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Directors or any committee of our Board of Directors, take, or agree or resolve to take, any prohibited action described in the eleventh and twelfth bullet and the paragraph following such bullets under this caption “— No Solicitation”, it being understood that any accurate disclosure of factual information to our stockholders that is required to be made to such stockholders under applicable federal securities laws or other legal provisions shall not be considered a prohibited modification described in these sections.

If our Board of Directors, or any committee of our Board of Directors, makes a company adverse recommendation change prior to the time that our stockholders approve the adoption of the Merger Agreement, Johnson & Johnson is entitled to terminate the Merger Agreement. If Johnson & Johnson terminates the Merger Agreement in this circumstance, we agreed to pay Johnson & Johnson a fee in the amount of $46.5 million. See “— Termination” beginning on page 46 and “— Fees and Expenses” beginning on page 47.

Stock Options, Restricted Stock and Employee Stock Purchase Plan

As soon as practicable following the date of the Merger Agreement, our Board of Directors, or any committee administering our stock plans, must adopt resolutions or take such other actions as may be required to effect the actions described in “The Merger — Treatment of Our Stock Options, Restricted Stock and Employee Stock Purchase Plan” beginning on page 30.

Termination

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after our stockholders have approved the adoption of the Merger Agreement:

•	by mutual written consent of Johnson & Johnson, Merger Sub and us;

•	by either Johnson & Johnson or us if the Merger has not been completed on or before May 16, 2007; provided, however, that this right to terminate the Merger Agreement is not available to any party whose breach of a representation or warranty in the Merger Agreement or whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be completed on or before May 16, 2007; and provided further that if on May 16, 2007 the conditions described in the second, third, fourth, seventh and eighth bullets under the caption “— Conditions to the Completion of the Merger” are not fulfilled but all other conditions to the closing of the Merger are fulfilled or are capable of being fulfilled, then the date will extended to September 17, 2007;

•	by either Johnson & Johnson or us if any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction, or other statute, law, rule, legal restraint or prohibition preventing the completion of the Merger remains in effect and shall have become final and nonappealable;

•	by either Johnson & Johnson or us if our stockholders do not approve the adoption of the Merger Agreement at the Special Meeting, or at any adjournment or postponement thereof;

•	by Johnson & Johnson if we have breached or failed to perform any of our representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform:

•	would give rise to the failure of the closing conditions described in the fifth and sixth bullets under the caption “— Conditions to the Completion of the Merger”; and

•	is incapable of being cured by us, or is not cured, within 45 calendar days following receipt of written notice of such breach or failure to perform from Johnson & Johnson;

•	by Johnson & Johnson if a temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition shall be in effect and shall have become final and nonappealable that:

•	challenges the acquisition by Johnson & Johnson or Merger Sub of any shares of our common stock, seeking to restrain or prohibit the completion of the Merger or any other transaction contemplated by the Merger Agreement, or seeking to place limitations on the ownership of shares

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of our common stock (or shares of common stock of the surviving corporation) by Johnson & Johnson, Merger Sub or any other affiliate of Johnson & Johnson, as a result of the Merger;

•	seeks to prohibit or materially limit the ownership or operation by us, Johnson & Johnson, or our or their subsidiaries, of any portion of our or their respective businesses or assets or to compel us, Johnson & Johnson, or our or their respective subsidiaries, to divest or hold separate any portion of our or their respective businesses or assets, as a result of the Merger; or

•	seeks to prohibit Johnson & Johnson or any of its affiliates from effectively controlling in any material respect our or our subsidiaries’ business or operations, as a result of the Merger;

•	by us, if Johnson & Johnson has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, if the breach or failure to perform:

•	gives rise to the failure of the closing conditions described in the ninth and tenth bullets under the caption “— Conditions to the Completion of the Merger”; and

•	is incapable of being cured, or is not cured, by Johnson & Johnson within 45 calendar days following receipt of written notice of such breach or failure to perform from us;

•	by Johnson & Johnson, in the event that prior to obtaining stockholder approval of the adoption of the Merger Agreement:

•	a company adverse recommendation change has occurred; or

•	our Board of Directors fails publicly to reaffirm its recommendation of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement within ten business days of receipt of a written request by Johnson & Johnson to provide such reaffirmation following a takeover proposal; or

•	by us in accordance with the terms and subject to the conditions described in the eleventh and twelfth bullet and the paragraph following such bullets under the caption “— No Solicitation”.

Fees and Expenses

The Merger Agreement generally provides that each party will pay its own fees and expenses in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, whether or not the Merger is completed. However, we agreed to pay Johnson & Johnson a $46.5 million termination fee if:

•	the Merger Agreement is terminated by either Johnson & Johnson or us as described in second to last and last major bullet points, respectively, under the caption “— Termination”; or

•	(1) after the date of the Merger Agreement and prior to obtaining stockholder approval of the adoption of the Merger Agreement, a takeover proposal is made directly to our stockholders or a takeover proposal otherwise becomes publicly known or any person publicly announces an intention, whether or not conditional or withdrawn, to make a takeover proposal, (2) the Merger Agreement is terminated by either Johnson & Johnson or us as described in the second major bullet point (but only if a vote in respect of the adoption of the Merger Agreement has not been taken at the Special Meeting) and fourth major bullet point under the caption “— Termination” and (3) within 12 months after such termination, we complete, or enter into a definitive agreement to complete, the transactions described in any takeover proposal (with all percentages in the definition of takeover proposal increased from 15% to 35% for purposes of this clause (3) only).

•	If we fail to pay the termination fee and Johnson & Johnson commences a suit that results in a judgment against us for the termination fee, we agreed to pay Johnson & Johnson its costs and expenses, including attorneys’ fees and expenses, in connection with such suit, together with interest on the amount of the termination fee.

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Amendment, Extension and Waiver

The Merger Agreement may be amended by mutual consent of the parties in writing signed on behalf of each of the parties at any time, at any time before or after receipt of stockholder approval of the adoption of the Merger Agreement; provided that after such approval has been obtained, no amendment that by law requires further approval by our stockholders may be entered into unless such further approval is obtained; and

At any time prior to the effective time of the Merger, the parties may, by written instrument signed on behalf of each such party, (1) extend the time for performance of the obligations or other acts of any other party to the Merger Agreement, (2) to the extent permitted by law, waive inaccuracies in representations and warranties of any other party contained in the Merger Agreement or in any related document or (3) subject to the conditions to amend the Merger Agreement after it has been adopted by our stockholders and to the extent permitted by law, waive compliance by any other party with any agreement or condition in the Merger Agreement. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of such rights.

Assignment

The Merger Agreement provides that neither the Merger Agreement nor any of the rights, interests, or obligations under it may be assigned, in whole or in part, by operation of law or otherwise by any of the parties to the Merger Agreement, without the prior written consent of the other parties, and any assignment without such consent shall be null and void. However, Johnson & Johnson and Merger Sub, upon prior written notice to us, may assign any or all of their respective rights, interests and obligations under the Merger Agreement, in the case of Johnson & Johnson, to any of its direct or indirect wholly owned subsidiaries and in the case of Merger Sub, to Johnson & Johnson or any of Johnson & Johnson’s direct or indirect wholly owned subsidiaries. However, the Merger Agreement provides that no such assignment will relieve Johnson & Johnson or Merger Sub, as applicable, of any of its obligations under the Merger Agreement, and any such assignee of Johnson & Johnson or Merger Sub will be primarily liable, and Johnson & Johnson and Merger Sub will remain secondarily liable, with respect to such obligations. Subject to the preceding terms, the Merger Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

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APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex B. Stockholders intending to exercise appraisal rights should carefully review Annex B. Failure to follow precisely any of the statutory procedures set forth in Annex B may result in a termination or waiver of these rights.

Under Section 262 of the Delaware General Corporation Law, or DGCL, any holder of our common stock who does not wish to accept the $33.50 per share merger consideration may dissent from the Merger and elect to exercise appraisal rights. Even if the Merger is approved by the holders of the requisite number of shares of our common stock, you are entitled to exercise appraisal rights and obtain payment of the “fair value” for your shares, exclusive of any element of value arising from the expectation or accomplishment of the Merger.

Under Section 262 of the DGCL, when a Merger is submitted for approval at a meeting of stockholders, as in the case of the Merger Agreement, not less than 20 days prior to the Special Meeting, we must notify each of our stockholders that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the notice, and we attach the applicable statutory provisions to this proxy statement as Annex B.

In order to exercise your appraisal rights effectively, you must satisfy each of the following primary requirements:

•	you must hold shares in Conor Medsystems as of the date you make your demand for appraisal rights and continue to hold shares in Conor Medsystems through the effective time of the Merger;

•	you must deliver to us a written notice of your demand of payment of the fair value for your shares prior to the taking of the vote at the Special Meeting;

•	you must not have voted in favor of the adoption of the Merger Agreement; and

•	you must file a petition in the Delaware Court of Chancery, or the Delaware Court, demanding a determination of the fair value of the shares within 120 days after the effective time of the Merger.

If you fail to strictly comply with any of the above requirements or otherwise fail to strictly comply with the requirements of Section 262 of the DGCL, you will have no appraisal rights with respect to your shares. You will receive no further notices from us regarding your appraisal rights.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

The address for purposes of making an appraisal demand is:

Assistant Secretary
Conor Medsystems, Inc.
1003 Hamilton Court
Menlo Park, California 94025

Only a holder of record of shares of our common stock, or a person duly authorized and explicitly purporting to act on his or her behalf, is entitled to assert an appraisal right for the shares of our common stock registered in his or her name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult with the appropriate record holders promptly as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds shares of our common stock as a nominee for others, may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of shares as to which the demand is made. Where no shares of our common stock are expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of such record holder.

A demand for the appraisal of shares of our common stock owned of record by two or more joint holders must identify and be signed by all of the holders. A demand for appraisal signed by trustees, executors, administrators,

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guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

An appraisal demand may be withdrawn by a former stockholder within 60 days after the effective time of the Merger, or thereafter only with our approval. Upon withdrawal of an appraisal demand, the former stockholder will be entitled to receive the $33.50 per share merger consideration referred to above, without interest.

If we complete the Merger, we will give written notice of the effective time of the Merger within 10 days after the effective time of the Merger to each of our former stockholders who did not vote in favor of the Merger Agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the Merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court demanding a determination of the value of the shares of our common stock. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the Merger, any stockholder who has complied with the provisions of Section 262 of the DGCL up to that point may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a hearing on the petition is held, the Delaware Court is empowered to determine which dissenting stockholders are entitled to an appraisal of their shares. The Delaware Court may require dissenting stockholders who hold stock represented by certificates to submit their certificates representing shares for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court is empowered to dismiss the proceedings as to any dissenting stockholder who does not comply with this request. Accordingly, dissenting stockholders are cautioned to retain their share certificates, pending resolution of the appraisal proceedings.

After determination of the dissenting stockholders entitled to an appraisal, the Delaware Court will appraise the shares held by such dissenting stockholders at their fair value as of the effective time of the Merger. When the value is so determined, the Delaware Court will direct the payment by the surviving corporation of such value, with interest thereon if the Delaware Court so determines, to the dissenting stockholders entitled to receive the same, upon surrender to the surviving corporation by such dissenting stockholders of the certificates representing such shares.

In determining fair value, the Delaware Court will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered.

Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $33.50 per share merger consideration. Stockholders also should be aware that investment banking opinions as to the fairness from a financial point of view of the merger consideration payable in a merger are not opinions as to fair value under Section 262 of the DGCL.

The Delaware Court may also, on application, (i) assess costs among the parties as the Delaware Court deems equitable and (ii) order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.

No appraisal proceedings in the Delaware courts shall be dismissed as to any dissenting stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware court deems just.

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From and after the effective time of the Merger, former holders of our common stock are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on the shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective time of the Merger).

A stockholder who wishes to exercise appraisal rights should carefully review the foregoing description and the applicable provisions of Section 262 of the DGCL which is set forth in its entirety in Annex B to this proxy statement and is incorporated herein by reference. Any stockholder considering demanding appraisal is advised to consult legal counsel because the failure strictly to comply with the procedures required by Section 262 of the DGCL could result in the loss of appraisal rights.

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SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 28, 2006 by: (i) each of our directors; (ii) our Chief Executive Officer and the four other most highly paid executive officers during the fiscal year ended December 31, 2005; and (iii) all of our executive officers and directors as a group. Other than the foregoing persons, there were no persons known to us to be beneficial owners of more than five percent of our common stock as of November 28, 2006.

	Beneficial Ownership(1)
		Percent of Total
	Number of Shares	Common Stock
Name and Address of Beneficial Owner(2)	of Common Stock	Outstanding

Frank Litvack, M.D.(3)	2,077,608	5.24%
John F. Shanley(4)	1,908,500	4.98%
David B. Musket(5)	798,120	2.11%
John H. Friedman(6)	779,512	2.07%
Azin Parhizgar, Ph.D.(7)	571,068	1.49%
Michael Boennighausen(8)	501,886	1.32%
Stephen H. Diaz(9)	398,876	1.05%
Carl Simpson(10)	120,400	*
David M. Clapper(11)	39,900	*
Steven B. Gerber(12)	20,250	*
All executive officers and directors as a group (9 persons)(13)	6,817,244	16.59%

*	Less than one percent.

(1)	This table is based upon information supplied by our executive officers, directors and other stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 37,738,196 shares outstanding on November 28, 2006, adjusted as required by rules promulgated by the SEC. Includes shares of common stock subject to repurchase by us within 60 days of November 28, 2006, and shares issuable pursuant to options exercisable within 60 days of November 28, 2006.

(2)	The address for each of the beneficial owners listed is c/o Conor Medsystems, Inc., 1003 Hamilton Court, Menlo Park, California 94025.

(3)	Consists of 123,200 shares held by Calmedica, LLC, 70,450 shares held by The F&S Litvack/Curtis Family Trust dated October 4, 1990, and 1,883,958 shares issuable upon the exercise of options that are exercisable within 60 days of November 28, 2006. Dr. Litvack is a member of Calmedica, LLC.

(4)	Includes 1,130,200 shares held by John F. Shanley, III and Nancy A. Shanley, as Trustee of the Shanley Family Trust dated September 10, 2004, 54,600 shares held by the John F. Shanley IV Trust dated September 4, 2003 on behalf of Mr. Shanley’s son, 54,600 shares held by the Conor E. Shanley Trust dated September 4, 2003 on behalf of Mr. Shanley’s son, 54,600 shares held by the Ryan J. Shanley Trust dated September 4, 2003 on behalf of Mr. Shanley’s son, and 612,500 shares issuable upon the exercise of options that are exercisable within 60 days of November 28, 2006.

(5)	Includes 40,000 shares held by ProMed Offshore Fund II, Ltd., 1,300 shares held by ProMed Partners II, L.P., 4,471 shares held by ProMed Offshore Fund, Ltd., 34,728 shares held by ProMed Partners, L.P., 52,500 shares held by Lehman Brothers, Custodian FBO David B. Musket, SEP IRA, 8,400 shares issuable upon the exercise of options that are exercisable within 60 days of November 28, 2006, and 14,437 shares that are subject to repurchase by us within 60 days of November 28, 2006. Mr. Musket is a Managing Director of each of ProMed Offshore Fund II, Ltd., ProMed Partners II, L.P., ProMed Offshore Fund, Ltd. and ProMed Partners, L.P.

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Mr. Musket disclaims beneficial ownership of the shares held by these funds, except to the extent of his pecuniary interest therein.

(6)	Includes 739,612 shares held by Easton Hunt Capital Partners, L.P., 8,400 shares issuable upon the exercise of options that are exercisable within 60 days of November 28, 2006, and 14,437 shares that are subject to repurchase by us within 60 days of November 28, 2006. Investment decisions of Easton Hunt Capital Partners, L.P. are made by EHC GP, LP through its general partner, EHC, Inc. Mr. Friedman is the President and CEO of EHC, Inc. Mr. Friedman shares voting and investing power over the shares owned by Easton Hunt Capital Partners. Mr. Friedman disclaims beneficial ownership of the shares held by Easton Hunt Capital Partners, except to the extent of his pecuniary interest therein.

(7)	Includes 567,620 shares issuable upon the exercise of options that are exercisable within 60 days of November 28, 2006.

(8)	Includes 140,000 shares issuable upon the exercise of options that are exercisable within 60 days of November 28, 2006, and 105,264 shares that are subject to repurchase by us within 60 days of November 28, 2006.

(9)	Includes 250,000 shares issuable upon the exercise of options that are exercisable within 60 days of November 28, 2006, and 19,425 shares that are subject to repurchase by us within 60 days of November 28, 2006. Mr. Diaz ceased to serve in the capacity of an executive officer effective as of June 2005, but continues to serve as our Vice President of Engineering and Pilot Production.

(10)	Consists of 120,400 shares issuable upon the exercise of options that are exercisable within 60 days of November 28, 2006.

(11)	Includes 8,400 shares issuable upon the exercise of options that are exercisable within 60 days of November 28, 2006, and 15,094 shares that are subject to repurchase by us within 60 days of November 28, 2006.

(12)	Consists of 8,000 shares held by the Gerber Family Trust Steven B. Gerber and Barbara Gerber Trustees 12/13/96, and 12,250 shares issuable upon the exercise of options that are exercisable within 60 days of November 28, 2006.

(13)	Consists of the shares described in notes (3) through (8) and (10) through (12) above. Such number does not include shares held by Mr. Diaz, nor does such number include any shares issuable upon the exercise of options which Mr. Diaz has the right to acquire within 60 days of November 28, 2006 since Mr. Diaz was not an executive officer at November 28, 2006.

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MARKET PRICES AND DIVIDEND INFORMATION

Since December 14, 2004, our common stock has been quoted on The NASDAQ Global Market or its predecessor under the symbol “CONR.” The following table sets forth, for the periods indicated, the reported high and low trading prices of our common stock on The NASDAQ Global Market or its predecessor:

Fiscal Year ended December 31, 2004	High	Low

Fourth Quarter (from December 14, 2004)	$14.25	$12.50

Fiscal Year ended December 31, 2005	High	Low

First Quarter	$18.83	$12.76
Second Quarter	16.43	12.55
Third Quarter	23.65	15.33
Fourth Quarter	24.08	18.09

Fiscal Year ending December 31, 2006	High	Low

First Quarter	$30.42	$19.09
Second Quarter	29.41	21.51
Third Quarter	28.42	22.39
Fourth Quarter (through December , 2006)

On November 16, 2006, the last full trading day prior to the public announcement of the Merger Agreement, the closing sale price of our common stock as reported on The NASDAQ Global Market was $27.52. On December   , 2006, the closing price of our common stock as reported on The NASDAQ Global Market was $     . Following the Merger, there will be no further market for shares of our common stock and our common stock will be delisted from The NASDAQ Global Market and deregistered under the Exchange Act.

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend upon our financial condition, operating results, capital requirements, any contractual restrictions and such other factors as our Board of Directors deems relevant. In addition, under the Merger Agreement, we have agreed that, prior to the effective time of the Merger, we will not pay any cash dividends without Johnson & Johnson’s prior written consent.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include, but are not limited to, statements about our ability to complete the Merger and to achieve the anticipated benefits of the Merger. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors include the satisfaction of closing conditions, including receipt of regulatory approvals for the Merger, and the possibility that the Merger will not be completed, risks related to the timing and successful integration of our technologies and facilities with those of Johnson & Johnson, unanticipated expenditures, and changing relationships with customers, suppliers and distributors, as well as those other risks detailed from time to time in our SEC filings, including our Form 10-Q for the quarter ended September 30, 2006, including, among others, risks related to clinical trial results, patent infringement and intellectual property litigation. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our

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estimates and assumptions only as of the date such forward-looking statements are made. We hereby qualify all of our forward-looking statements by these cautionary statements.

STOCKHOLDER PROPOSALS

We will hold an annual meeting of stockholders in 2007, or the 2007 Annual Meeting, if the Merger is not completed. In order for your proposal to be considered for inclusion in our proxy statement for the 2007 Annual Meeting, your proposal must have been submitted to us in writing by December 29, 2006. However, if the 2007 Annual Meeting is not held between May 22, 2007 and July 21, 2007, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy statement.

If you wish to bring a proposal before the stockholders or nominate a director at the 2007 Annual Meeting, but you are not requesting that your proposal or nomination be included in our proxy statement for the 2007 Annual Meeting, you must notify our Assistant Secretary, in writing, not later than the close of business on March 23, 2007, nor earlier than the close of business on February 21, 2007. However, if the 2007 Annual Meeting is not held between May 22, 2007 and July 21, 2007, then you must notify our Assistant Secretary, in writing, not earlier than the close of business on the 120th day prior to the date of the 2007 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the date of the 2007 Annual Meeting or (ii) the 10th day following the day we make a public announcement of the date of the 2007 Annual Meeting. We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chairman of the 2007 Annual Meeting may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. Our bylaws were filed as Exhibit 3.6 to our Registration Statement on Form S-1 (File No. 333-119174) filed with the SEC on September 22, 2004. In addition, if you do not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, our management will have discretionary authority to vote all shares for which it has proxies in opposition to any such stockholder proposal or director nomination.

Please address all notices with respect to stockholder proposals or director nominations to our Assistant Secretary, Conor Medsystems, Inc., 1003 Hamilton Court, Menlo Park, California 94025.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify us or your broker that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, Conor Medsystems, Inc., 1003 Hamilton Court, Menlo Park, California 94025 or (3) contact Conor Medsystems’ Investor Relations department at (650) 614-4100. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Conor Medsystems. The SEC’s internet site can be found at http://www.sec.gov.

If you have questions about the Special Meeting or the Merger after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should contact Investor Relations, Conor Medsystems, Inc., 1003 Hamilton Court, Menlo Park, California 94025 (tel: (650) 614-4100). You may also call our proxy solicitor, Georgeson Inc., toll-free at (866) 785-7392.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATES, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Frank Litvack, M.D.
Chief Executive Officer and Chairman of the Board

Menlo Park, California
December   , 2006

ANNEX A

AGREEMENT AND PLAN OF MERGER
Dated as of November 16, 2006,
Among
JOHNSON & JOHNSON,
CYPRESS ACQUISITION SUB, INC.
And
CONOR MEDSYSTEMS, INC.

A-i

A-ii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 16, 2006, among JOHNSON & JOHNSON, a New Jersey corporation (“Parent”), CYPRESS ACQUISITION SUB, INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and CONOR MEDSYSTEMS, INC., a Delaware corporation (the “Company”).

WHEREAS the Board of Directors of each of the Company and Sub has approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), other than (i) shares of Company Common Stock directly owned by Parent, Sub or the Company and (ii) the Appraisal Shares, will be converted into the right to receive $33.50 in cash; and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

Section 1.02.  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or (to the extent permitted by law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03.  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04.  Effects of the Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.05.  Certificate of Incorporation and Bylaws.  (a) The Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate”) shall be amended at the Effective Time as set forth in Exhibit A and, as so amended, such Company Certificate shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

Section 1.06.  Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07.  Officers.  The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

Section 2.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a) Capital Stock of Sub.  Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is directly owned by the Company, Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and the Appraisal Shares) shall be converted into the right to receive $33.50 in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. As provided in Section 2.02(h), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

(d) Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding anything in this Agreement to the contrary, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.02.  Exchange of Certificates.  (a) Paying Agent.  Prior to the Effective Time, Parent shall appoint JPMorgan Chase or another comparable bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. At the Effective Time,

Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Certificates, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if, upon presentation to the Paying Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Paying Agent for any reason, it shall be canceled against delivery of cash to the holder thereof as provided in this Article II.

(d) Termination of the Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration in accordance with this Article II.

(e) No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund.  The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

(h) Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE III

Representations and Warranties

Section 3.01.  Representations and Warranties of the Company.  Except as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of the Company Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power.  Each of the Company and its Subsidiaries has been duly organized, and is validly existing and in good standing (in the jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted and as currently proposed by its management to be conducted, except where the failure to be in good standing, have such power or authority or possess such governmental licenses, permits, authorizations or approvals individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent, prior to the execution of this Agreement, complete and accurate copies of the Company Certificate and its Amended and Restated Bylaws (the “Company Bylaws”), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof. The Company has made available to Parent complete and accurate copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of the Company and each of its Subsidiaries, the Boards of Directors of the Company and each of its Subsidiaries and the committees of each of such Boards of Directors, in each case held since January 1, 2003 and prior to the date hereof.

(b) Subsidiaries.  Section 3.01(b) of the Company Disclosure Schedule lists as of the date hereof each of the Subsidiaries of the Company and, for each such Subsidiary, the jurisdiction of incorporation or formation and, as of the date hereof, each jurisdiction in which such Subsidiary is qualified or licensed to do business. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (other than liens, charges and encumbrances for current Taxes not yet due and payable) (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of, or voting securities or equity interests in, its

Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

(c) Capital Structure.  The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). At the close of business on November 14, 2006, (i) 37,719,021 shares of Company Common Stock were issued and outstanding (including 168,657 Company Restricted Shares), (ii) 0 shares of Company Common Stock were held by the Company in its treasury, (iii) 9,097,724 shares of Company Common Stock were reserved and available for issuance pursuant to the 1999 Stock Plan of the Company, the 2004 Equity Incentive Plan of the Company, the 2004 Non-Employee Directors’ Stock Option Plan of the Company and the 2004 Employee Stock Purchase Plan of the Company (the “ESPP”, and such plans, collectively, the “Company Stock Plans”), of which 7,215,432 shares of Company Common Stock were subject to outstanding Company Stock Options and (iv) no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares. Except as set forth above in this Section 3.01(c), at the close of business on November 14, 2006, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding. There are no outstanding shares of Company Common Stock or Company Preferred Stock subject to vesting or restrictions on transfer imposed by the Company, stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options and the Company Restricted Shares) that are linked to the value of Company Common Stock (collectively, but exclusive of rights under the ESPP, “Company Stock-Based Awards”). Section 3.01(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of November 15, 2006, of (A) all outstanding options to purchase shares of Company Common Stock (collectively, together with any options granted after November 15, 2006, as expressly permitted by this Agreement, but exclusive of rights under the ESPP, “Company Stock Options”) under the Company Stock Plans or otherwise, the number of shares of Company Common Stock (or other stock) subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof and (B) all shares of Company Common Stock that were outstanding as of the relevant time but were subject to vesting or other forfeiture restrictions or were subject to a right of repurchase by the Company at a fixed purchase price as of such time (shares so subject, the “Company Restricted Shares”) under the Company Stock Plans or otherwise, the grant and issuance dates, vesting schedules and repurchase price (if any) thereof and the names of the holders thereof. All (i) Company Restricted Shares and (ii) Company Stock Options are evidenced by stock option agreements, restricted stock purchase agreements or other award agreements, in each case substantially in the forms set forth in Section 3.01(c) of the Company Disclosure Schedule, except that (A) the forms of such agreements differ with respect to the number of options or shares covered thereby, the exercise price, regular vesting schedule, repurchase price and expiration date applicable thereto and other similar terms; and (B) outside the United States, the forms of such agreements have been modified solely to the extent necessary to comply with Legal Provisions and, except as provided in the preceding clauses (A) and (B), no stock option agreement, restricted stock purchase agreement or other award agreement contains terms that are inconsistent in any material respect with, or material terms in addition to, such forms. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the Nasdaq Global Market, the per share exercise price of each Company Stock Option was equal to the fair market value (as such term is defined in the Company Stock Plans other than the ESPP) of a share of Company Common Stock on the applicable Grant Date and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable laws. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, Company Stock Options prior to, or otherwise knowingly coordinate the grant of Company Stock Options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies. As of the close of business on November 14, 2006, there were outstanding Company Stock Options to purchase 7,215,432 shares of Company Common Stock with exercise prices on a per share basis lower than the Merger Consideration, and the weighted average exercise price of such Company Stock Options was equal to $10.61. 28,155 shares of Company Common Stock were subject to outstanding rights under the ESPP based on payroll information for the period ending November 15, 2006 (assuming the fair market value per share of Company Common Stock determined in accordance with the terms of the ESPP on the last day of the offering period in effect under the ESPP on the date hereof was equal to the Merger Consideration and that payroll deductions continue at the current rate). Each Company Stock Option and each Company Restricted Share may, by its terms, be treated at the Effective Time as set forth in Section 5.04(a)(i) or 5.04(a)(ii), as applicable. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options or rights under the ESPP will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.01(c) and for shares issued or to be issued upon the exercise of Company Stock Options outstanding on the date hereof and included in clause (iii) of the first sentence of this Section 3.01(c), as of the date hereof, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities. Except as set forth above in this Section 3.01(c), as of the date hereof, there are no outstanding (1) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of any Subsidiary of the Company, (2) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary of the Company or (3) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of any Subsidiary of the Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities of any Subsidiary of the Company.

(d) Authority; Noncontravention.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the obtaining of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) directing that the adoption of this Agreement be submitted as promptly as practicable to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (x) the Company Certificate or the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, distribution agreement or other legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (z) subject to (i) the Stockholder Approval and (ii) the governmental filings and the other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”), and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and (B) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (4) any filings required under the rules and regulations of the Nasdaq Global Market and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(e) Company SEC Documents.  (i) The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since December 10, 2004 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or corrective filing to any such Company SEC Document. Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as disclosed in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect. None of the Subsidiaries of the Company is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(ii) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iii) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (B) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (C) that receipts and expenditures of the Company are being made only in accordance with the authorization of management and directors of the Company and (D) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(iv) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(v) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(vi) Since December 10, 2004, the Company has not received any oral or written notification of any “material weakness” in the Company’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company, other than, in the case of any “significant deficiencies”, individually or in the aggregate as have not had or would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(f) Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(g) Absence of Certain Changes or Events.  Except for liabilities incurred in connection with this Agreement and except as disclosed in the Filed Company SEC Documents or as expressly permitted or contemplated by this Agreement, since the date of the most recent financial statements included in the Filed Company SEC Documents, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been any Material Adverse Change, and from such date until the date hereof there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries, other than any declaration setting aside or payment from a wholly owned Subsidiary of the Company to the Company in the ordinary course of business consistent with past practice, (ii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (iii) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock, (iv) (A) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (each a “Participant”) of any increase in compensation, bonus or fringe or other benefits or any granting of any type of compensation or benefits to any Participant not previously receiving or entitled to receive such type of compensation or benefit, except as required to comply with applicable Legal Provisions with respect to directors, officers, employees or consultants outside the United States or (1) in the case of employees and consultants who are neither directors nor officers, for normal increases in cash compensation in the ordinary course of business consistent with past practice or (2) as was required under any Company Benefit Agreement or Company Benefit Plan in effect as of the date of the most recent financial statements included in the Filed Company SEC Documents, (B) except as required to comply with applicable Legal Provisions with respect to directors, officers, employees or consultants outside the United States, any granting by the Company or any of its Subsidiaries to any Participant of any right to receive any increase in change of control, severance or termination pay, (C) any entry by the Company or any of its Subsidiaries into, or any amendment or termination of (1) any employment, deferred compensation, consulting, severance, change of control, termination, retention, indemnification, loan or similar agreement between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, or (2) any agreement between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (all such agreements under this clause (C), collectively, “Company Benefit Agreements”), (D) any payment of any benefit under, or the grant of any award under, or any amendment to, or termination of, any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including in respect of Company Stock Options, Company Restricted Shares, Company Stock-Based Awards, “phantom” stock, stock appreciation rights, restricted stock, “phantom” stock rights, restricted stock units, deferred stock units, performance stock units or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder) except as required to comply with applicable Legal Provisions or any Company Benefit Agreement or Company Benefit Plan in effect as of the date of the most recent financial statements included in the Filed Company SEC Documents, (E) the taking of any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement or (F) the taking of any action to accelerate the vesting or payment of any compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, (v) any damage, destruction or loss to any asset of the Company or any of its Subsidiaries, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP or (vii) any material tax election or change in such election, any change in material method of accounting for tax purposes or any settlement or compromise of any material income tax liability.

(h) Litigation.  Except as disclosed in the Filed Company SEC Documents, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

(i) Contracts.  (i) Except as disclosed in the Filed Company SEC Documents and except with respect to licenses and other agreements relating to intellectual property, which are the subject of Section 3.01(p), as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Contract, to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has entered into any Contract with any Affiliate of the Company that is in effect as of the date hereof other than Contracts that are disclosed in the Filed Company SEC Documents. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any agreement or covenant (A) restricting in any material respect the Company’s or its Subsidiaries’ ability to compete, (B) restricting in any respect the Company’s Affiliates’ ability to compete (other than the Company’s Subsidiaries), (C) restricting in any material respect the research, development, distribution, sale, supply, license, marketing or manufacturing of products or services of the Company or any of its Subsidiaries, (D) restricting in any respect the research, development, distribution, sale, supply, license, marketing or manufacturing of products or services of any of the Company’s Affiliates (other than the Company’s Subsidiaries) or (E) containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than the Company or its Subsidiaries.

(ii) Each employee, contractor or consultant of the Company and its Subsidiaries who has proprietary knowledge of or information relating to the material elements of the design, the manufacturing processes or the formulation of the products of the Company or any of its Subsidiaries has executed and delivered to the Company or the applicable Subsidiary of the Company an agreement or agreements, substantially in the form(s) set forth in Section 3.01(i)(ii) of the Company Disclosure Schedule, (or is otherwise subject to restrictions) restricting such person’s right to use and disclose confidential information of the Company or any of its Subsidiaries.

(j) Compliance with Laws; Environmental Matters.  (i) Except with respect to Environmental Laws, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and taxes, which are the subjects of Sections 3.01(j)(ii), 3.01(l) and 3.01(n), respectively, and except as set forth in the Filed Company SEC Documents, each of the Company and its Subsidiaries is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to it, its properties or other assets or its business or operations (collectively, “Legal Provisions”), except for failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, “Permits”), including all Permits under the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), and the regulations of the Federal Food and Drug Administration (the “FDA”) promulgated thereunder, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted and as currently proposed by its management to be conducted, except where the failure to have such Permits individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. There has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any other person, in each case with respect to the Company or any of its Subsidiaries or any of their respective properties or other assets under any Legal Provision, is pending, or to the Knowledge of the Company, is threatened, except, in each case, as individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(ii) Except for those matters disclosed in the Filed Company SEC Documents or as individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect: (A) each of the Company and its Subsidiaries is, and has been, in compliance with all Environmental Laws and has obtained and complied with all material Permits required under any Environmental Laws to own, lease or operate its properties or other assets and to carry on its business and operations as presently conducted and as currently proposed by its management to be conducted; (B) there have been no Releases or threatened Releases of Hazardous Materials in, on, under or affecting any properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries that would require investigation or clean-up under Environmental Laws; (C) there is no investigation, suit, claim, action or proceeding pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to or arising under Environmental Laws, and neither the Company nor any of its Subsidiaries has received any notice of any such investigation, suit, claim, action or proceeding; (D) neither the Company nor any of its Subsidiaries is subject to restrictions on the sale or distribution of its products as a result of any existing, pending or proposed requirement of Environmental Law and such products are not subject to restrictions regarding post-consumer use handling or recycling; (E) neither the Company nor any of its Subsidiaries has entered into or assumed by contract or operation of law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws; and (F) there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, proceeding or liability against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws. The term “Environmental Laws” means all applicable Federal, state, local and foreign laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, Permits, treaties or binding agreements issued, promulgated or entered into by any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources or endangered species, the presence, management, Release or threat of Release of, or exposure to, Hazardous Materials (including any requirements related to the sale, labeling or recycling of electronic equipment), or to human health and safety.

The term “Hazardous Materials” means (1) metals (including lead, mercury or cadmium), petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances or (2) any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law. The term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

(k) Absence of Changes in Company Benefit Plans; Labor Relations.  Except as disclosed in the Filed Company SEC Documents or as expressly permitted or contemplated by this Agreement, since the date of the most recent financial statements included in the Filed Company SEC Documents, there has not been any adoption, amendment or termination by the Company or any of its Subsidiaries of any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, change of control, severance, retention, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing benefits to any Participant, but not including any Company Benefit Agreement (collectively, the “Company Benefit Plans”), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plans, or any change in the manner in which contributions to any Company Pension Plans are made or the basis on which such contributions are determined, other than amendments or other changes as required to ensure that such Company Pension Plan is not then out of compliance with applicable Legal Provisions, or reasonably determined by the Company to be necessary or appropriate to preserve the qualified status of a Company Pension Plan under Section 401(a) of the Code. Except as disclosed in the Filed Company SEC Documents, as of the date hereof, there exist no currently binding material Company Benefit Agreements other than any such agreements that provide for employment on an “at will” basis. As of the date hereof, there are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. As of the date hereof, none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary. As of the date hereof, since December 10, 2004, neither the Company nor any of its Subsidiaries has experienced any labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

(l) ERISA Compliance.  (i) Section 3.01(l)(i) of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (sometimes referred to herein as a “Company Pension Plan”), each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans and Company Benefit Agreements. The Company has made available to Parent complete and accurate copies of (A) each Company Benefit Plan and Company Benefit Agreement (or, in the case of any unwritten Company Benefit Plans or Company Benefit Agreements, written descriptions thereof), (B) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan (if any such report was required under applicable law), (C) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required under applicable law and (D) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan that has a trust agreement or insurance or group annuity. Except as individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect, (A) each Company Benefit Plan has been administered in all respects in accordance with its terms and (B) the Company, its Subsidiaries and all the Company Benefit Plans are all in compliance in all respects with the applicable provisions of ERISA, the Code and all other applicable laws, including laws of foreign jurisdictions, and the terms of all collective bargaining agreements.

(ii) All Company Pension Plans intended to be tax-qualified have received favorable determination letters from the IRS with respect to all tax law changes with respect to which the IRS is currently willing to provide a determination letter, to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would reasonably be expected to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. All Company Pension Plans required to have been approved by any foreign Governmental Entity have been so approved, no such approval has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Pension Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. The Company has made available to Parent a complete and accurate copy of the most recent determination letter received prior to the date hereof with respect to each Company Pension Plan, as well as a complete and accurate copy of each pending application for a determination letter, if any. The Company has also made available to Parent a complete and accurate list of all amendments to any Company Pension Plan in effect as of the date hereof as to which a favorable determination letter has not yet been received.

(iii) Neither the Company nor any Commonly Controlled Entity (A) has sponsored, maintained, contributed to or been required to contribute to any Company Benefit Plan in effect as of the date hereof that is subject to Title IV of ERISA or that is otherwise a defined benefit pension plan or (B) has any unsatisfied liability under Title IV of ERISA.

(iv) Except as individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect, all reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed. None of the Company or any of its Subsidiaries has received notice of, and to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that would give rise to any liability (except claims for benefits payable in the normal operation of the Company Benefit Plan) and, to the Knowledge of the Company, there are not any facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding, in each case, except for liabilities that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(v) All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Filed Company SEC Documents. Neither any Company Pension Plan nor any single employer plan of any Commonly Controlled Entity has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(vi) With respect to each Company Benefit Plan, except as individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of such Company Benefit Plan, or any agent of the foregoing, has engaged that could subject the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, a trustee, administrator or other fiduciary of any trust created under any Company Benefit Plan, to a tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any applicable law and (B) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that would reasonably be expected to subject the Company or any of its

Subsidiaries or, to the Knowledge of the Company, any trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable law. During the last five years, no Company Benefit Plan or related trust has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Company Benefit Plan, and no notice of a reportable event will be required to be filed in connection with the transactions contemplated by this Agreement.

(vii) Section 3.01(l)(vii) of the Company Disclosure Schedule discloses whether each Company Benefit Plan and each Company Benefit Agreement that is an employee welfare benefit plan is (A) unfunded or self-insured, (B) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism, or (C) insured. Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company or any of its Subsidiaries at any time after the Effective Time. Each of the Company and its Subsidiaries complies in all respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA or any similar state or local law with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state or local law, except for instances of noncompliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any material obligations for post-termination health or life insurance benefits under any Company Benefit Plan or Company Benefit Agreement (other than for continuation coverage required under Section 4980B(f) of the Code and any similar state or local law).

(viii) None of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Merger or any other transaction expressly contemplated by this Agreement (including as a result of any termination of employment on or following the Effective Time) will, except as expressly contemplated by this Agreement, (A) entitle any Participant to severance, termination, retention, change in control or similar compensation or benefits, except as required by any Legal Provisions, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to any Company Benefit Plan or Company Benefit Agreement or (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement. The total amount of all payments and the fair market value of all non-cash benefits (other than Company Stock Options and Company Restricted Shares) that may become payable or provided to Participants under the Company Benefit Plans and Company Benefit Agreements (assuming for such purpose that such individuals’ employment were terminated immediately following the Effective Time as if the Effective Time were the date hereof) will not exceed the aggregate amount set forth in Section 3.01(l)(viii) of the Company Disclosure Schedule.

(ix) No persons engaged to provide services to the Company or any of its Subsidiaries as consultants or independent contractors could reasonably be deemed to be misclassified employees of the Company or any of its Subsidiaries, except as individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(x) No deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.

(xi) Each Company Benefit Plan and each Company Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the Proposed Regulations issued thereunder or (2) IRS Notice 2005-1, in each case as modified by IRS Notice 2006-79 (clauses (A) and (B), together, the “409A Authorities”). No Company Benefit Plan or Company Benefit Agreement that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been

“materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities. No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any tax (including Federal, state, local or foreign income, excise or other taxes (including taxes imposed under Section 409A of the Code)) or interest or penalty related thereto.

(m) No Excess Parachute Payments.  Other than payments or benefits that may be made to the persons listed in Section 3.01(m) of the Company Disclosure Schedule (“Primary Company Executives”), no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in combination with any other event, including as a result of termination of employment on or following the Effective Time) by or for the benefit of any director, officer, employee or consultant of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan, Company Benefit Agreement or otherwise would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from the Company, any of its Subsidiaries, Parent, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual (a “Parachute Gross Up Payment”). Section 3.01(m) of the Company Disclosure Schedule sets forth, calculated as of the date of this Agreement, (i) the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each Primary Company Executive and each other disqualified individual (defined as set forth above) who holds any Company Stock Options or Company Restricted Shares that will vest in connection with the execution and delivery of this Agreement, the obtaining of the Stockholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in combination with any other event, including as a result of any termination of employment on or following the Effective Time) and (ii) the estimated maximum amount of “parachute payments” as defined in Section 280G of the Code that could be paid or provided to each Primary Company Executive as a result of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in combination with any other event, including as a result of any termination of employment on or following the Effective Time).

(n) Taxes.  (i) Except as individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect, (A) each of the Company, its Subsidiaries and each Company Consolidated Group has filed, or has caused to be filed, in a timely manner (within any applicable extension period) all tax returns required to be filed with any taxing authority pursuant to the Code (and any applicable U.S. Treasury regulations) or applicable state, local or foreign tax laws, (B) all such tax returns are complete and accurate and have been prepared in compliance with all applicable laws and regulations and (C) each of the Company, its Subsidiaries and each Company Consolidated Group has timely paid or caused to be paid (or the Company has paid on its behalf) all taxes due and owing, and the most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (determined in accordance with GAAP) (excluding any reserves for deferred taxes established to reflect timing differences between book and tax income) for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(ii) Except as individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect, (A) no tax return of the Company or any of its Subsidiaries or any Company Consolidated Group is or has ever been under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries or any Company Consolidated Group, (B) there is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any amount of taxes due and owing by the Company or any of its Subsidiaries or any Company Consolidated Group and (C) each deficiency resulting from any completed audit or examination relating to taxes by any taxing authority has been timely paid or is being contested in good faith and has been reserved for on the books of the Company.

(iii) No issues relating to any material amount of taxes were raised by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period. The relevant statute of limitation is closed with respect to U.S. Federal and state income tax returns of the Company, its Subsidiaries and any Company Consolidated Group for all years through 2001. As of the date hereof, there is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes of the Company or its Subsidiaries or any Company Consolidated Group, nor has any request been made for any such extension, and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any taxes has been executed or filed with any taxing authority.

(iv) None of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed Company SEC Documents) in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period as a result of (A) the installment method of accounting, (B) the completed contract method of accounting, (C) the long-term contract method of accounting, (D) the cash method of accounting or Section 481 of the Code or (E) any comparable provisions of state or local tax law, domestic or foreign, or for any other reason, other than any amounts that are specifically reflected in a reserve for taxes on the financial statements of the Company included in the Filed Company SEC Documents.

(v) Except as individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have complied with all applicable statutes, laws, ordinances, rules and regulations relating to the payment and withholding of any amount of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any Federal, state, local or foreign tax laws) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws.

(vi) Within the two-year period ending on the Closing Date, none of the Company or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(vii) Neither the Company nor any of its Subsidiaries joins or has joined, for any taxable period in the filing of any affiliated, aggregate, consolidated, combined or unitary tax return, other than tax returns for the affiliated, aggregate, consolidated, combined or unitary group of which the Company is the common parent.

(viii) Since January 1, 2003, no written claim has been made by any authority in a jurisdiction where any of the Company or its Subsidiaries does not file a tax return that it is, or may be, subject to tax by that jurisdiction which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

(ix) Neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to a material amount of taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

(x) No “ownership change” (as described in Section 382(g) of the Code) has occurred or will occur prior to the Effective Time that would have the effect of limiting the use of “pre-change tax losses” (as described in Section 382(d) of the Code) of the Company and its Subsidiaries following the Effective Time.

(xi) Neither the Company nor any of its Subsidiaries has ever entered into any “listed transaction” (as defined in Treasury Regulation Section 1.6011-4(b)(2)).

(xii) There are no material liens for taxes with respect to any assets or properties of the Company or its Subsidiaries, except for statutory liens for taxes not yet due and payable.

(xiii) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xiv) As used in this Agreement (A) “tax” or “taxes” shall include (whether disputed or not) all (x) Federal, state, local and foreign income, property, sales, use, excise, withholding, payroll, employment, social security, capital gain, alternative minimum, transfer and other taxes and similar governmental charges, including any interest, penalties and additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group or as a transferee or successor and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y); (B) “Company Consolidated Group” means any affiliated group within the meaning of Section 1504(a) of the Code, or any other similar state, local or foreign law, in which the Company (or any Subsidiary of the Company) is or has ever been a member or any group of corporations with which the Company (or any Subsidiary of the Company) files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate tax return; (C) “taxing authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (D) “tax return” or “tax returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of foregoing, filed or to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any taxes.

(o) Title to Properties.  (i) Each of the Company and its Subsidiaries has good and valid title to or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as presently conducted and as currently proposed by its management to be conducted, except as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not materially interfered with, and would not reasonably be expected to materially interfere with, its ability to conduct its business as presently conducted and as currently proposed by its management to be conducted. All such properties and other assets, other than properties and other assets in which the Company or any of its Subsidiaries has a leasehold or sublease interest or other comparable contract right, are free and clear of all Liens, except for Liens that individually or in the aggregate have not materially interfered with, and would not reasonably be expected to materially interfere with, the ability of the Company or any of its Subsidiaries to conduct their respective businesses as presently conducted and as currently proposed by its management to be conducted.

(ii) Each of the Company and its Subsidiaries has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which the Company is a party and under which it is in occupancy are in full force and effect, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is in possession of the properties or assets purported to be leased under all its material leases. Neither the Company nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any material lease or sublease to which the Company or any of its Subsidiaries is a party.

(p) Intellectual Property.  (i) Subject to Sections 3.01(p)(ii), 3.01(p)(iii) and 3.01(p)(v), each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use, all patents, patent applications, trademarks, trademark rights, trade dress, trade names, trade name rights, domain names, service marks, service mark rights, copyrights, software, technical know-how and other proprietary intellectual property rights and computer programs, other than commercial off the shelf software, (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of the Company and its Subsidiaries as presently conducted, taken as a whole, in each case free and clear of all Liens (except any Liens that will be released upon Closing). The Company is not subject to any material restriction (whether contractual, legal or otherwise) on the use of any material Intellectual Property Rights which are owned by or licensed to the Company.

(ii) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed or is infringing (including with respect to the development, clinical testing, manufacture, use or sale by the Company or any of its Subsidiaries of their respective products (whether or not such products are commercially available or under development) or of their respective Intellectual Property Rights) the valid rights of any person with regard to any Intellectual Property Right in a manner which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no person or persons has infringed or is or are infringing the Intellectual Property Rights of the Company or any of its Subsidiaries in a manner which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

(iii) Except as disclosed in the Filed Company SEC Documents or as individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, no claims are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with regard to the ownership or licensing by the Company or any of its Subsidiaries of any of their respective Intellectual Property Rights.

(iv) Section 3.01(p)(iv) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all (A) patents and applications therefor that are owned by or licensed to the Company or any of its Subsidiaries, and (B) registered trademarks and applications therefor, domain name registrations (if any) and copyright registrations (if any), that, in each case of this clause (B), are material to the business of, and owned by or licensed to, the Company or any of its Subsidiaries. All patents and patent applications required to be listed in Section 3.01(p)(iv) of the Company Disclosure Schedule are either (a) owned by, or are subject to an obligation of assignment to, the Company or a Subsidiary of the Company free and clear of all Liens (except any Liens that will be released upon the Closing) or (b) licensed to the Company or a Subsidiary of the Company free and clear (to the Knowledge of the Company) of all Liens (except any Liens that will be released upon the Closing). The patent applications listed in Section 3.01(p)(iv) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries are (and such applications that are licensed to the Company or any of its Subsidiaries are to the Company’s Knowledge) pending and have not been abandoned, and have been and continue to be timely prosecuted. All patents, registered trademarks and applications therefor owned by the Company or any of its Subsidiaries have been (and all such patents, registered trademarks and applications licensed to the Company or any of its Subsidiaries have been to the Company’s Knowledge) duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated in Section 3.01(p)(iv) of the Company Disclosure Schedule, all related necessary affidavits of continuing use have been (or, with respect to licenses, to the Company’s Knowledge have been) timely filed, and all related necessary maintenance fees have been (or, with respect to licenses, to the Company’s Knowledge have been) timely paid to continue all such rights in effect. None of the patents listed in Section 3.01(p)(iv) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries has (and no such patents that are licensed to the Company or any of its Subsidiaries has to the Company’s Knowledge) expired or been declared invalid, in whole or in part, by any Governmental Entity. There are no ongoing oppositions or cancellations or other proceedings involving any of the trademarks or trademark applications required to be listed in Section 3.01(p)(iv) of the Company Disclosure Schedule and owned by the Company or any of its Subsidiaries (or to the Knowledge of the Company, licensed to the Company or any of its Subsidiaries) which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect. There are no material ongoing interferences, oppositions, reissues, reexaminations or other proceedings involving any of the patents or patent applications listed in Section 3.01(p)(iv) of the Company Disclosure Schedule and owned by the Company or any of its Subsidiaries (or to the Company’s Knowledge, licensed to the Company or any of its Subsidiaries), including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency. To the Knowledge of the Company, there are no published patents, patent applications, articles or other prior art references that could adversely affect the validity of any patent listed in Section 3.01(p)(iv) of the Company Disclosure Schedule in a material way. Each of the patents and patent applications listed in Section 3.01(p)(iv) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries properly identifies (and to the Knowledge of the Company such patents and applications licensed to the Company or any of its Subsidiaries properly identify) each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such patent application is pending. Each inventor named on the patents and patent applications listed in Section 3.01(p)(iv) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries has executed (and, to the Knowledge of the Company, such inventors named on such patents and applications that are licensed to and material to the Company and its Subsidiaries have executed) an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company or a Subsidiary of the Company, or in the case of licensed Patents, to the appropriate owners. To the Knowledge of the Company, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the Company or such Subsidiary under such agreement with the Company or such Subsidiary.

(v) Section 3.01(p)(v) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all options, rights, licenses or interests of any kind relating to Intellectual Property Rights that are material to the conduct of the business of the Company and its Subsidiaries, as presently conducted, which are granted (i) to the Company or any of its Subsidiaries (other than software licenses for generally available software and except pursuant to employee proprietary inventions agreements (or similar employee agreements), non-disclosure agreements and consulting agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business), or (ii) by the Company or any of its Subsidiaries to any other person (including any obligations of such other person to make any fixed or contingent payments, including royalty payments). All material obligations for payment of monies currently due and payable by the Company or any of its Subsidiaries in connection with such options, rights, licenses or interests have been satisfied in a timely manner.

(vi) The Company and its Affiliates have used reasonable efforts and taken all commercially necessary steps to maintain their trade secrets in confidence, including the development of a policy for the protection of intellectual property and periodic training for all employees of the Company and its Subsidiaries on the implementation of such policy; requiring all employees of the Company and its Subsidiaries to execute confidentiality agreements with respect to intellectual property developed for or obtained from the Company or any of its Subsidiaries; making reasonable efforts to advise employees of the Company and its Subsidiaries that were voluntarily or involuntarily severed from the Company or any of its Subsidiaries of their continuing obligation to maintain such trade secrets in confidence; and entering into licenses and Contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential (which licenses and Contracts will be enforceable to the extent sufficient to fully exploit all such trade secrets).

(vii) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon, any Intellectual Property Right that is material to the conduct of the business of the Company and its Subsidiaries, as presently conducted.

(q) Voting Requirements.  Assuming the accuracy of the representation given by Parent and Sub in Section 3.02(f), the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

(r) State Takeover Statutes.  Assuming the accuracy of the representation given by Parent and Sub in Section 3.02(f), the approval of the Board of Directors of the Company of the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement represents all the actions necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the restrictions on “business combinations” set forth in Section 203 of the DGCL, to the extent such restrictions would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. No other state takeover statute or similar statute or regulation applies to this Agreement, the Merger or the other transactions contemplated by this Agreement.

(s) Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person (other than Citigroup Global Markets Inc.), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. The fees and expenses of all accountants, brokers, financial advisors (including Citigroup Global Markets Inc.), legal counsel (including Cooley Godward Kronish LLP), financial printers and other persons retained by the Company incurred or to be incurred by the Company in connection with this Agreement or the transactions contemplated hereby will not exceed the amount set forth in Section 3.01(s) of the Company Disclosure Schedule.

(t) Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Citigroup Global Markets Inc., to the effect that, as of the date of such opinion, the Merger Consideration to be received by holders of Company Common Stock is fair, from a financial point of view, to such holders. A signed copy of the written opinion of Citigroup Global Markets Inc. will be delivered to Parent solely for informational purposes after receipt thereof by the Company.

(u) Research, Development, Distribution, Marketing, Supply and Manufacturing Agreements.  (i) Section 3.01(u) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all material Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof relating to research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing by third parties of (x) products (including products under development) of the Company or any Subsidiary of the Company, (y) products (including products under development) licensed by the Company or any Subsidiary of the Company, or (z) the Intellectual Property Rights of the Company or any Subsidiary of the Company (collectively, all such Contracts, the “Specified Contracts”). The Company has made available to Parent a complete and accurate copy of each Specified Contract.

(ii) None of the Specified Contracts or any other Contract to which the Company or any of its Subsidiaries is a party (A) grants or obligates the Company or any Subsidiary of the Company to grant an exclusive right (or, in the case of any product that has not been approved for commercial sale in the United States, any right) to such third party for the research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing of any such product, patent or other Intellectual Property Right, (B) provides for the payment by the Company or any Subsidiary of the Company of any early termination fees in excess of $50,000 or (C) requires or obligates the Company or any Subsidiary of the Company to purchase specified minimum amounts of any product or to perform or conduct research, clinical trials or development for the benefit of any person other than the Company or any Subsidiary of the Company

(v) Regulatory Compliance.  (i) As to each product or product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or similar Legal Provisions in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of the Company or any of its Subsidiaries (each such product or product candidate, a “Medical Device”), each such Medical Device is being or has been developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder and similar Legal Provisions, including those relating to investigational use, premarket clearance or premarket approval, registration and listing, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice or other communication from the FDA or any other Governmental Entity (A) contesting the investigational device exemption, premarket clearance or premarket approval of, the uses of or the labeling and promotion of any products of the Company or any of its Subsidiaries or (B) otherwise alleging any violation applicable to any Medical Device by the Company or any of its Subsidiaries of any Legal Provision, in the case of clause (B) (other than involving allegations of fraud) which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

(ii) No Medical Device is under consideration by senior management of the Company or, to the Company’s Knowledge, by any Governmental Entity for or has been recalled, withdrawn, suspended or discontinued by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States of which the Company has Knowledge (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device are pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any licensee or distributor of any Medical Device, nor have any such proceedings been pending at any prior time.

(iii) As to each Medical Device of the Company or any of its Subsidiaries for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been granted, cleared or approved, the Company and its Subsidiaries are in compliance with 21 U.S.C. §§ 360 and 360e and 21 C.F.R. Parts 812 or 814, respectively, and similar Legal Provisions and all terms and conditions of such applications, except for any such failure or failures to be in compliance which individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. As to each such Medical Device, the Company and any relevant Subsidiary of the Company, and the officers, employees or agents of the Company or such Subsidiary, have included in the application for such Medical Device, where required, the certification described in 21 U.S.C. § 335a(k)(1) or any similar Legal Provision and the list described in 21 U.S.C. § 335a(k)(2) or any similar Legal Provision, and each such certification and list was true, complete and correct in all material respects when made. In addition, the Company and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807 and all similar Legal Provisions.

(iv) No article of any Medical Device manufactured and/or distributed by the Company or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Legal Provisions), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Legal Provisions) or (C) a product that is in violation of 21 U.S.C. §§ 360 or 360e (or similar Legal Provisions), except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(v) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Provision or authorized by 21 U.S.C. § 335a(b) or any similar Legal Provision. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Legal Provision.

(vi) Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (a) commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any Medical Device, (b) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any

Medical Device or (c) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale.

(vii) To the Knowledge of the Company, there are no material investigations, suits, claims, actions or proceedings against or affecting the Company or any of its Subsidiaries relating to or arising under (a) the FDCA and the regulations of the FDA promulgated thereunder or similar Legal Provisions, (b) the Social Security Act or regulations of the Office of Inspector General of the Department of Health and Human Services or similar Legal Provisions or (c) applicable Legal Provisions relating to government health care programs, private health care plans, or the privacy and confidentiality of patient health information, including United States federal and state laws pertaining to the Medicare and Medicaid programs, United States federal and state laws applicable to health care fraud and abuse, kickbacks, physician self-referral, false claims made to a government or private health care program, and United States federal or state laws pertaining to contracting with the government and similar Legal Provisions.

(w) Insurance.   Section 3.01(w) of the Company Disclosure Schedule contains a complete and accurate list of all policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or applicable to the Company (or its assets or business) with policy periods in effect as of the date hereof, and the Company has heretofore made available to Parent a complete and accurate copy of all such policies. All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been (or, if not yet due as of the date hereof, will prior to the Closing Date be) paid, and no notice of cancellation or termination has been received with respect to any such policy except for such policies, premiums, cancellations or terminations that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Such policies are sufficient, in the reasonable opinion of the Company, for compliance by the Company with (i) all requirements of applicable laws and (ii) all Contracts to which the Company is a party, and each of the Company and its Subsidiaries has complied in all material respects with the provisions of each such policy under which it is an insured party. The Company has not been refused any insurance with respect to its assets or operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last five years prior to the date hereof. There are no pending or, to the Knowledge of the Company, threatened claims under any insurance policy, except for such claims that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(x) Relationships with Customers and Suppliers.  Between December 31, 2005 and the date hereof, no customer or supplier of the Company that is material to the Company and its Subsidiaries, taken as a whole, has canceled or otherwise terminated, or provided notice to the Company or any of its Subsidiaries of its intent, or, to the Knowledge of the Company, threatened, to terminate its relationship with the Company or the applicable Subsidiary, or, between December 31, 2005 and the date hereof, decreased or limited in any material respect, or provided notice to the Company or any of its Subsidiaries of its intent, or, to the Knowledge of the Company, threatened, to decrease or limit in any material respect, its purchases from or sales to the Company.

Section 3.02.  Representations and Warranties of Parent and Sub.  Parent and Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each material jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

(b) Authority; Noncontravention.  Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except for the approval by Parent as the sole stockholder of Sub, which approval by written consent will be delivered promptly following the execution of this Agreement. This Agreement and the transactions contemplated hereby do not require approval of the holders of any shares of capital stock of Parent. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Sub under (x) the Restated Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Sub, (y) any Contract to which Parent or Sub is a party or any of their respective properties or other assets is subject, in any way that would prevent, materially impede or materially delay the consummation by Parent of the Merger (including the payments required to be made pursuant to Article II) or the other transactions contemplated hereby or (z) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to Parent or Sub or their respective properties or other assets, and in each case, in any way that would prevent, materially impede or materially delay the consummation by Parent of the Merger (including the payments required to be made pursuant to Article II) or the other transactions contemplated hereby. No material consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Parent under the HSR Act and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation and (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(c) Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Interim Operations of Sub.  Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(e) Capital Resources.  Parent has sufficient cash to pay the aggregate Merger Consideration.

(f) Company Stock.  Neither Parent nor Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. As of the date hereof, neither Parent nor Sub owns (directly or indirectly, beneficially or of record), and neither Parent nor Sub is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (except as contemplated by this Agreement and except for any such shares that may be owned by any employee benefit or other plan administered by or on behalf of Parent or any of its Subsidiaries, to the extent the determination to acquire such shares was not directed by Parent or Sub).

ARTICLE IV

Covenants Relating to Conduct of Business; No Solicitation

Section 4.01.  Conduct of Business.  (a) Conduct of Business by the Company.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Schedule or as consented to in writing in advance by Parent or as otherwise permitted pursuant to Section 4.01(a)(i) through (xv) of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and as currently proposed by the Company to be conducted prior to the Closing (including in respect of research, development and clinical trial activities and programs) and shall use commercially reasonable efforts to carry on such business in compliance in all material respects with all applicable laws, rules, regulations and treaties and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:

(i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its shareholders, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities required or, in the case of the repurchase of Company Restricted Shares in connection with forfeitures, permitted under the terms of any plans, arrangements or other Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries (to the extent complete and accurate copies of such plans, arrangements or other Contracts (or, with respect to Company Stock Options, forms of stock option agreements) have been heretofore made available to Parent);

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date hereof (other than (x) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date hereof in accordance with their terms on the date hereof and (y) the issuance of shares pursuant to rights outstanding under the ESPP on the date hereof, in accordance with their terms as of the date hereof, subject to Section 5.04(b));

(iii) amend the Company Certificate or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries, except as may be required by law or the rules and regulations of the SEC or The Nasdaq Stock Market, LLC and except for immaterial amendments under the charter or organizational documents of any Subsidiary of the Company;

(iv) directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any person (other than immaterial equity interests which do not impose any obligations on the Company or any of its Subsidiaries acquired in connection with the normal cash management activities of the Company and its Subsidiaries) or (y) any asset or assets that, individually, has a purchase price in excess of $100,000 or, in the aggregate, have a purchase price in excess of $250,000, except for new capital expenditures, which shall be subject to the limitations of clause (vii) below, and except for purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice;

(v) (x) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets or any interests therein (including securitizations), except for sales of inventory and used equipment in the ordinary course of business consistent with past practice or (y) enter into, modify or amend any lease of real property, except for modifications or amendments that are not materially adverse to the Company and its Subsidiaries taken as a whole;

(vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) to employees in respect of travel or other related expenses in the ordinary course of business consistent with past practice and (B) acquisitions of immaterial equity interests which do not impose any obligations on the Company or any of its Subsidiaries in connection with the normal cash management activities of the Company and its Subsidiaries;

(vii) make any new capital expenditure or expenditures, other than those which, individually, is less than or equal to $250,000 or, in the aggregate, are less than or equal to $1,000,000;

(viii) except as required by any Legal Provision or for those capital expenditures permitted under Section 4.01(a)(vii), (v) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements (or, if applicable, the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (w) cancel any indebtedness, (x) waive or assign any claims or rights of substantial value or (y) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which the Company or any of its Subsidiaries is a party or (z) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which the Company or any of its Subsidiaries is a party;

(ix) (x) other than in the ordinary course of business consistent with past practice and for an amount which is less than $1,000,000 in the aggregate, enter into any Contracts relating to research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing by third parties of products (including products under development) of the Company or any Subsidiary of the Company or products (including products under development) licensed by the Company or any Subsidiary of the Company, or the Intellectual Property Rights of the Company or any Subsidiary of the Company or (y) initiate, launch or commence any sale, marketing, distribution, co-promotion or any similar activity with respect to any new product (including products under development) in or outside the United States;

(x) enter into, modify, amend or terminate any Contract or waive, release, assign or fail to exercise or pursue any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released, assigned, or not exercised or pursued would reasonably be expected to (A) adversely affect in any material respect the Company, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(xi) enter into any Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or require Parent to license or transfer any of its Intellectual Property Rights or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

(xii) sell, transfer or license to any person or adversely amend or modify any rights to any material Intellectual Property Rights of the Company or any of its Subsidiaries, except for material transfer agreements and internal use licenses in the ordinary course of business consistent with past practice;

(xiii) except as otherwise expressly permitted or contemplated by this Agreement or as required to ensure that any Company Benefit Plan or Company Benefit Agreement is not then out of compliance with applicable Legal Provisions or to comply with any Contract or Company Benefit Plan or Company Benefit Agreement entered into prior to the date hereof (to the extent complete and accurate copies of which have been heretofore made available to Parent), (A) adopt, enter into, terminate or amend (I) any collective bargaining agreement or Company Benefit Plan or (II) except for offer letters providing for “at-will” employment entered into in the ordinary course of business consistent with past practice pursuant to the Company’s standard form of offer letter, a complete and accurate copy of which has been heretofore made available to Parent, any Company Benefit Agreement involving the Company or any of its Subsidiaries and one or more Participants, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to any Participant, other than, in the case of employees below the level of Vice President, normal increases in cash compensation in the ordinary course of business consistent with past practice, (C) except as permitted by the preceding clause (B), pay to any Participant any benefit or amount not required under any Company Benefit Plan or Company Benefit Agreement or any other benefit plan or arrangement of the Company or any of its Subsidiaries as in effect on the date of this Agreement, (D) grant or pay any change of control, severance or termination compensation or benefits to, or increase in any manner the change of control, severance or termination compensation or benefits of, any Participant, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including the grant of Company Stock Options, “phantom” stock, stock appreciation rights, “phantom” stock rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Company Benefit Agreements, Company Benefit Plans or agreements or awards made thereunder), (F) amend or modify any Company Stock Option or Company Restricted Share, (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan or Company Benefit Agreement, (H) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or (I) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;

(xiv) except as required by GAAP or accounting methods, principles or practices required under applicable accounting rules of Ireland or any Legal Provision, revalue any material assets of the Company or any of its Subsidiaries or make any change in any material respect in accounting methods, principles or practices (including for tax purposes); or

(xv) authorize any of, or commit or agree to take any of the foregoing actions.

(b) Other Actions.  The Company, Parent and Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that would reasonably be expected to, result in any of the conditions to the Merger set forth in Article VI not being satisfied.

(c) Advice of Changes; Filings.  The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement becoming untrue or inaccurate in a manner that would result in the failure of the condition set forth in Section 6.02(a) or Section 6.03(a), as the case may be, or (ii) the failure of it (and, in the case of Parent, of Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, of Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall, to the extent permitted by law, promptly provide the other with copies of all filings made by such party with any Governmental

Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

(d) Certain Tax Matters.  (i) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (A) use commercially reasonable efforts to timely file all tax returns (“Post-Signing Returns”) required to be filed by or on behalf of each such entity; (B) use commercially reasonable efforts to timely pay all taxes due and payable in respect of such Post-Signing Returns that are so filed; (C) use commercially reasonable efforts to accrue a reserve in the books and records and financial statements of any such entity at such times and in such amounts as are in accordance with past practice for all taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time; (D) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) that is or becomes pending against or with respect to the Company or any of its Subsidiaries in respect of any material amount of tax and not settle or compromise any such Action without Parent’s consent (which consent shall not be unreasonably withheld or delayed); (E) not make or change any material tax election or settle or compromise any material tax liability, other than with Parent’s consent (which consent shall not be unreasonably withheld or delayed) or other than in the ordinary course of business; and (F) cause all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements or practices other than agreements entered into in the ordinary course of business consistent with past practice (“Tax-Related Agreements”) with respect to taxes to which the Company or any of its Subsidiaries is or may be a party or by which the Company or any of its Subsidiaries is or may otherwise be bound (other than Tax-Related Agreements between or among the Company and its Subsidiaries) to be terminated as of the Closing Date so that after such date neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder.

(ii) The Company shall deliver to Parent at or prior to the Closing a certificate, in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that the payment of the Merger Consideration and any payments made in respect of the Appraisal Shares pursuant to the terms of this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

(iii) To the extent Section 6043A of the Code applies to the transactions contemplated by this Agreement, the parties shall cooperate with each other and provide each other with all information as is reasonably necessary for the parties to satisfy the reporting obligations under Section 6043A of the Code.

Section 4.02.  No Solicitation.  (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Affiliates to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 4.02(a) by the Company. The Company shall, and shall cause its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and (B) promptly after the date hereof request the prompt return or destruction of all confidential information previously furnished to such person(s) within the last 12 months for the purpose of evaluating a possible Takeover Proposal. Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a Superior Proposal by such party, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 4.02(a), the Company may, if its Board of Directors determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable law, and subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement (which need not restrict such person from making an unsolicited Takeover Proposal) not less restrictive of such person than the Confidentiality Agreement; provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

The term “Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including for the purpose of this definition the outstanding equity securities of the Subsidiaries of the Company) or businesses that constitute 15% or more of the revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company or businesses or assets that constitute 15% or more of the revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

The term “Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its stockholders) owning, directly or indirectly, all or substantially all of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, which the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of the Company from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) (an “Acquisition Agreement”). Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may: (x) if the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable law, make a Company Adverse Recommendation Change and (y) in response to a Superior Proposal that was not solicited after the date hereof and did not otherwise result from a breach of this Section 4.02, cause the Company to terminate this Agreement and concurrently with or after such termination, cause the Company to enter into an Acquisition Agreement; provided, however, that (1) no Company Adverse Recommendation Change may be made and (2) no termination of this Agreement pursuant to this Section 4.02(b) may be made, in each case until after the fourth business day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company intends to make a Company Adverse Recommendation Change (a “Notice of Adverse Recommendation”) or terminate this Agreement pursuant to this Section 4.02(b) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if the basis of the proposed action by the Board of Directors is a Superior Proposal, the terms and conditions of any such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation or Notice of Superior Proposal and a new four business day period). In determining whether to make a Company Adverse Recommendation Change, the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation, a Notice of Superior Proposal or otherwise.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such Takeover Proposal or inquiry. The Company shall (i) keep Parent informed of the status and material terms and conditions (including any material change to the terms thereof) of any such Takeover Proposal and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material (including draft agreements) relating to any such Takeover Proposal exchanged between the Company or any of its Subsidiaries (or their Representatives), on the one hand, and the person making a Takeover Proposal (or its Representatives), on the other hand.

(d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (x) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement required by Rule 14d-9 promulgated under the Exchange Act, or (y) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel) failure to so disclose would be inconsistent with its obligations under applicable law, including the Board of Directors’ duty of candor to the stockholders of the Company; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.02(b) (it being understood that any accurate disclosure of factual information to the stockholders of the Company that is required to be made to such stockholders under applicable federal securities laws or other Legal Provisions shall not be considered a modification prohibited by Section 4.02(b)).

ARTICLE V

Additional Agreements

Section 5.01.  Preparation of the Proxy Statement; Stockholders’ Meeting.  (a) As promptly as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and the Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent; provided that Parent shall use commercially reasonable efforts to provide or cause to be provided its comments to the Company as promptly as reasonably practicable after such document or response is transmitted to Parent for its review. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

(b) The Company shall, as soon as reasonably practicable following the date of this Agreement, (or, with respect to calling, giving notice of, convening and holding a meeting of its stockholders, as soon as reasonably practicable following the expiration of the time period contemplated by Rule 14a-6(a) under the Exchange Act or the resolution of any comments from the SEC), establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) solely for the purpose of obtaining the Stockholder Approval. Subject to Sections 4.02(b) and 4.02(d), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing and except as otherwise contemplated by Sections 4.02(b) and 7.01(f), the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 5.02.  Access to Information; Confidentiality.  The Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, Contracts, personnel and records but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and its Subsidiaries, and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it after the date of this Agreement pursuant to the requirements of Federal or state securities laws, other than any such report, schedule, registration statement or other document that is available in unredacted form on EDGAR, (b) a copy of each correspondence or written communication, other than immaterial correspondence and written communication, with any United States Federal or state Governmental Entity and (c) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) so confer, afford such access or furnish such copies or other information to the extent that doing so would result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). In addition, the Company shall use its commercially reasonable efforts to obtain when available consistent with past practice all unblinded clinical trial data with respect to the Company’s COSTAR II clinical trial, and the Company shall furnish all such data to Parent promptly upon receipt. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement dated April 11, 2006, as amended from time to time, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement and shall otherwise comply with the Confidentiality Agreement with respect to such information. No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

Section 5.03.  Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity and (iii) the obtaining of all necessary consents, approvals or waivers from third parties; provided that none of the Company, Parent or Sub shall be required to make any payment to any such third parties or concede anything of value to obtain such consents. In connection with and without limiting the foregoing: (A) the Company and Parent shall duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the transactions contemplated by this Agreement and any similar filings in other jurisdictions that counsel for Parent reasonably deems necessary, in each case within 45 days after the date of this Agreement, and (B) Parent shall vigorously defend against any lawsuits or other legal proceedings by any Governmental Entity challenging this Agreement or the consummation of the Merger. The HSR Filing shall be in substantial compliance with the requirements of the HSR Act. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder. Each party shall use commercially reasonable efforts to comply promptly with a Request for Additional Information pursuant to 15 USC Section 18a(e)(1). Each party shall use commercially reasonable efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice, other than confidential or proprietary information not directly related to the transactions contemplated by this Agreement, and to keep the other party reasonably informed with respect to the status of each clearance, approval or waiver sought from a Governmental Entity in connection with the transactions contemplated by this Agreement and the material communications between such party and such Governmental Entity. Each party shall consult with the other party, and consider in good faith the views of the other party, prior to entering into any agreement with any Governmental Entity charged with enforcing the relevant jurisdiction’s antitrust or competition laws. The Company and its Board of Directors shall (1) use commercially reasonable efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Nothing in this Agreement shall be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective Subsidiaries.

Section 5.04.  Company Stock Options; Company Restricted Shares; ESPP.  (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) adjust the terms of all outstanding Company Stock Options, whether vested or unvested, as necessary to provide that the Company Stock Options will become fully exercisable and may be exercised before the Effective Time at such applicable time or times as specified in the Company Stock Plans, and, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, as soon as practicable following the Effective Time, a single lump sum cash payment equal to the product of (A) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option;

(ii) adjust the terms of all outstanding Company Restricted Shares as necessary to provide that each Company Restricted Share outstanding immediately prior to the Effective Time will vest in full and be converted into the right to receive the Merger Consideration pursuant to Section 2.01(c); and

(iii) make such other changes to the Company Stock Plans as the Company and Parent may agree are appropriate to give effect to the Merger.

(b) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the ESPP), shall adopt such resolutions or take such other actions as may be required to provide that with respect to the ESPP (i) no offering period shall be commenced after the date of this Agreement, (ii) each participant’s outstanding right to purchase shares of Company Common Stock under the ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs; provided that all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP for the then outstanding offering periods using such date as the final purchase date for each such offering period, and (iii) the ESPP shall terminate immediately following such purchases of Company Common Stock.

(c) All amounts payable pursuant to Sections 5.04(a) and 5.04(b) shall be subject to any required withholding of Taxes and shall be paid without interest as soon as practicable following the Effective Time.

(d) The Company shall ensure that following the Effective Time, no holder of a Company Stock Option, Company Restricted Share or Company Stock-Based Award (or former holder of a Company Stock Option, Company Restricted Share or Company Stock-Based Award) or any current or former participant in any Company Stock Plan, Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company, the Surviving Corporation or their Subsidiaries or any other equity interest therein (including “phantom” stock or stock appreciation rights).

Section 5.05.  Indemnification; Advancement of Expenses; Exculpation and Insurance.  (a) Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate, the Company Bylaws or any indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date hereof or as amended or entered into prior to the Closing with the consent of Parent), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys a material portion of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.05 or Parent shall take such other action to ensure that the ability of the Surviving Corporation, legal and financial, to satisfy such obligations will not be diminished.

(c) Parent shall obtain, at the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore made available to Parent) on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that in satisfying its obligation under this Section 5.05(c), Parent shall not be obligated to pay more than $1,500,000 in the aggregate to obtain such coverage. It is understood and agreed that in the event such coverage cannot be obtained for $1,500,000 or less in the aggregate, Parent shall be obligated to obtain a prepaid policy providing such coverage as may be obtained for such $1,500,000 aggregate amount.

(d) The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.06.  Fees and Expenses.  (a) Except as provided in paragraph (b) of this Section 5.06, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.01(e) or by the Company pursuant to Section 7.01(f) or (ii) (A) after the date hereof and prior to the obtaining of the Stockholder Approval, a Takeover Proposal shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if a vote to obtain the Stockholder Approval or the Stockholders’ Meeting has not been held) or Section 7.01(b)(iii) and (C) within 12 months after such termination, the Company enters into a definitive Contract to consummate, or consummates, the transactions contemplated by any Takeover Proposal, then the Company shall pay Parent a fee equal to $46,500,000 (the “Termination Fee”) by wire transfer of same-day funds on the first business day following (x) in the case of a payment required by clause (i) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (ii) above, the date of the first to occur of the events referred to in clause (ii)(C). For purposes of clause (ii)(C) of the immediately preceding sentence only, the term “Takeover Proposal” shall have the meaning assigned to such term in Section 4.02(a) except that all references to “15%” therein shall be deemed to be references to “35%.”

(c) The Company and Parent acknowledge and agree that the agreements contained in Section 5.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 5.06(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 5.07.  Public Announcements.  Except (a) with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement and (b) with respect to disclosures that are consistent with prior disclosures made in compliance with this Section 5.07, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that all formal Company employee communication programs or announcements with respect to the transactions contemplated by this Agreement shall be in the forms mutually agreed to by the parties (such agreement not to be unreasonably withheld or delayed) (it being understood, however, that no further mutual agreement shall be required with respect to any such programs or announcements that are consistent with prior programs or announcements made in compliance with this Section 5.07). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 5.08.  Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.

Section 5.09.  Employee Matters.  (a) For a period of not less than six months following the Effective Time, the employees of the Company and its Subsidiaries employed primarily in the United States who remain in the employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such employees of the Company and its Subsidiaries immediately prior to the Effective Time; provided that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided further, that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate.

(b) Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent (i) for purposes of vesting (but not benefit accrual) under Parent’s defined benefit pension plan, (ii) for purposes of eligibility for vacation under Parent’s vacation program, (iii) for purposes of eligibility and participation under any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan) and (iv) unless covered under another arrangement with or of the Company, for benefit accrual purposes under Parent’s severance plan (in the case of each of clauses (i), (ii), (iii) and (iv), solely to the extent that Parent makes such plan or program available to employees of the Surviving

Corporation and not in any case where credit would result in duplication of benefits), but not for purposes of any other employee benefit plan of Parent.

(c) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person. Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent or the Surviving Company to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Parent, the Company or the Surviving Company. Without limiting the scope of Section 8.07, nothing in this Section 5.09 shall confer any rights or remedies of any kind or description upon any Continuing Employee or any other person other than Parent, the Company and their respective successors and assigns.

(d) With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(e) With respect to the employees of the Company who are employed primarily outside the United States, following the Effective Time, Parent and its Subsidiaries will provide such employees with employee benefits in accordance with applicable law.

Section 5.10.  Certain Other Actions.  The Company shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to accomplish the items set forth in Section 5.10 of the Company Disclosure Schedule.

ARTICLE VI

Conditions Precedent

Section 6.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b) HSR Act.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger.

(d) Foreign Regulatory Approval.  All applicable antitrust and regulatory clearances shall have been obtained from the relevant Governmental Entities.

Section 6.02.  Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation.  There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by this Agreement, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent, Sub or any other Affiliate of Parent, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, or (iii) seeking to prohibit Parent or any of its Affiliates from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries in each case under clauses (i) through (iii) above, as a result of the Merger.

(d) Restraints.  No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iii) of paragraph (c) of this Section 6.02 shall be in effect.

Section 6.03.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Sub contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Sub.  Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 6.04.  Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII

Termination, Amendment and Waiver

Section 7.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before May 16, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose breach of a representation or warranty in this Agreement or whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date, provided further that, if on the Termination Date the conditions to the Closing set forth in Section 6.01(b) and/or 6.01(c) and/or 6.01(d) and/or 6.02(c) and/or 6.02(d) shall not have been fulfilled but all other conditions to the Closing shall have been fulfilled or shall be capable of being fulfilled, then the Termination Date shall be extended to September 17, 2007;

(ii) if any Restraint having any of the effects set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; or

(iii) if a final vote of the stockholders of the Company has been taken and the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured, or is not cured, by the Company within 45 calendar days following receipt of written notice of such breach or failure to perform from Parent or (ii) if any Restraint having the effects referred to in clauses (i) through (iii) of Section 6.02(c) shall be in effect and shall have become final and nonappealable;

(d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is incapable of being cured, or is not cured, by Parent within 45 calendar days following receipt of written notice of such breach or failure to perform from the Company;

(e) by Parent, in the event that prior to the obtaining of the Stockholder Approval (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of the Company fails publicly to reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within 10 business days of receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal; or

(f) by the Company in accordance with the terms and subject to the conditions of Section 4.02(b).

Section 7.02.  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company under this Agreement, except that (a) the provisions of Section 3.01(s), the penultimate sentence of Section 5.02, Section 5.06, this Section 7.02 and Article VIII, shall survive such termination, and (b) the termination of this Agreement shall not relieve any party hereto from any liability for any willful and material breach of any of its representations or warranties set forth in this Agreement or any material breach of any covenants or agreements set forth in this Agreement.

Section 7.03.  Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.05.  Procedure for Termination.  A termination of this Agreement pursuant to Section 7.01 shall, in order to be effective, require, in the case of the Company, action by its Board of Directors.

ARTICLE VIII

General Provisions

Section 8.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02.  Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933

Telecopy No.: (732) 524-2788
Attention: Office of General Counsel

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019

Telecopy No.: (212) 474-3700
Attention: Robert I. Townsend, III, Esq.

if to the Company, to:

Conor Medsystems, Inc.
1003 Hamilton Court
Menlo Park, CA 94025

Telecopy No.: (650) 614-4125
Attention: Michael Boennighausen

with a copy to:

Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306

Telecopy No.: (650) 849-7400
Attention: Suzanne Sawochka Hooper, Esq.

Section 8.03.  Definitions.  For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “Knowledge” of any person that is not an individual means, with respect to any matter in question, the actual knowledge of such person’s executive officers after making due inquiry of the other executives and managers having primary responsibility for such matter;

(c) “Material Adverse Change” or “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate (i) would reasonably be expected to result in any change or effect that is materially adverse to the business, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation by the Company of the Merger or the other transactions contemplated by this Agreement; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect or a Material Adverse Change: (A) any change, effect, event, occurrence, state of facts or development relating to the economy or securities markets in general in the United States or in any other jurisdiction in which the Company or any of its Subsidiaries has operations or conducts business, (B) any adverse change (including changes in GAAP or applicable Legal Provisions), effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which the Company participates, so long as the effects do not disproportionately impact the Company, (C) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect or Material Adverse Change) and (D) any change, effect, event, occurrence, state of facts or development set forth in Section 8.03 of the Company Disclosure Schedule;

(d) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

(e) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

Section 8.04.  Interpretation.  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule. Whenever the words “provided to Parent”, “delivered to Parent” or similar words are used in this Agreement, such words shall include making documents available to Parent in the electronic data room maintained by Intralinks. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means (a) in the case of any statute, such statute and any comparable statute that from time to time replaces such statute by succession and (b) in the case of any Contract, such Contract and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to matters disclosed in the Filed Company SEC Documents exclude any disclosures under the heading “Risk Factors” and any other disclosures of risks that are predictive or forward-looking in nature.

Section 8.05.  Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

Section 8.06.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.07.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Article II and Sections 5.04 and 5.05, are not intended to and do not confer upon any person other than the parties any legal or equitable rights or remedies.

Section 8.08.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 8.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Parent or Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement (a) in the case of Parent, to any direct or indirect wholly owned Subsidiary of Parent and (b) in the case of Sub, to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Sub, as applicable, of any of its obligations hereunder; provided that any such assignee of Parent or Sub, as applicable, shall be primarily liable with respect to the obligations hereunder and the liability of Parent or Sub, as applicable, shall be secondary. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10.  Specific Enforcement; Consent to Jurisdiction.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in the Court of Chancery in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of the Court of Chancery in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or the Court of Chancery in the State of Delaware and (d) agrees that to the extent that the Chancery Court in the State of Delaware is able to hear and decide any matter between the parties hereto relating to the Merger or this Agreement, the parties will submit such matter to such Chancery Court and will not attempt to remove or move such matter to any other court.

Section 8.11.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.11.

Section 8.12.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

JOHNSON & JOHNSON,

by:	/s/ Nicholas J. Valeriani
Name:  Nicholas J. Valeriani

Title:	Executive Committee Member

by:	/s/ Allen Y. Kim
Name: Allen Y. Kim

Title:	Attorney-in-Fact

CYPRESS ACQUISITION SUB, INC.,

by:	/s/ Richard S. Dakers
Name: Richard S. Dakers

Title:	President

by:	/s/ James J. Bergin
Name: James J. Bergin

Title:	Vice President

CONOR MEDSYSTEMS, INC.,

by:	/s/ Frank Litvack
Name: Frank Litvack

Title:	Chairman and CEO

by:	/s/ John F. Shanley
Name: John F. Shanley

Title:	Chief Technology Officer

ANNEX I
TO THE MERGER AGREEMENT

Index of Defined Terms

Term

409A Authorities	Section 3.01(l)(xi)
Acquisition Agreement	Section 4.02(b)
Actions	Section 4.01(d)(i)
Affiliate	Section 8.03(a)
Agreement	Preamble
AJCA	Section 3.01(l)(xi)
Appraisal Shares	Section 2.01(d)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(h)
Commonly Controlled Entity	Section 3.01(k)
Company	Preamble
Company Adverse Recommendation Change	Section 4.02(b)
Company Benefit Agreements	Section 3.01(g)
Company Benefit Plans	Section 3.01(k)
Company Bylaws	Section 3.01(a)
Company Certificate	Section 1.05(a)
Company Common Stock	Preamble
Company Consolidated Group	Section 3.01(n)(xiv)
Company Disclosure Schedule	Section 3.01
Company Pension Plan	Section 3.01(l)(i)
Company Preferred Stock	Section 3.01(c)
Company Restricted Shares	Section 3.01(c)
Company SEC Documents	Section 3.01(e)(i)
Company Stock-Based Awards	Section 3.01(c)
Company Stock Options	Section 3.01(c)
Company Stock Plans	Section 3.01(c)
Confidentiality Agreement	Section 5.02
Continuing Employees	Section 5.09(a)
Contract	Section 3.01(d)
DGCL	Section 1.01
Effective Time	Section 1.03(ii)
Environmental Laws	Section 3.01(j)
ERISA	Section 3.01(j)(i)
ESPP	Section 3.01(c)
Exchange Act	Section 3.01(d)
Exchange Fund	Section 2.02(a)
FDA	Section 3.01(j)(i)
FDCA	Section 3.01(j)(i)
Filed Company SEC Documents	Section 3.01(e)(i)
GAAP	Section 3.01(e)(i)
Governmental Entity	Section 3.01(d)
Grant Date	Section 3.01(c)

Term

Hazardous Materials	Section 3.01(j)(ii)
HSR Act	Section 3.01(d)
HSR Filing	Section 5.03
Intellectual Property Rights	Section 3.01(p)(i)
IRS	Section 3.01(l)(i)
Knowledge	Section 8.03(b)
Legal Provisions	Section 3.01(j)(i)
Liens	Section 3.01(b)
Material Adverse Change	Section 8.03(c)
Material Adverse Effect	Section 8.03(c)
Medical Device	Section 3.01(v)(i)
Merger	Preamble
Merger Consideration	Section 2.01(c)
Nonqualified Deferred Compensation Plan	Section 3.01(l)(xi)
Notice of Adverse Recommendation	Section 4.02(b)
Notice of Superior Proposal	Section 4.02(b)
Parachute Gross Up Payment	Section 3.01(m)
Parent	Preamble
Participant	Section 3.01(g)
Paying Agent	Section 2.02(a)
Permits	Section 3.01(j)(i)
person	Section 8.03(d)
Post-Signing Returns	Section 4.01(d)(i)
Primary Company Executives	Section 3.01(m)
Proxy Statement	Section 3.01(d)
Representatives	Section 4.02(a)
Release	Section 3.01(j)(ii)
Restraints	Section 6.01(c)
SEC	Section 3.01(d)
Section 262	Section 2.01(d)
Securities Act	Section 3.01(e)(i)
Social Security Act	Section 3.01(v)(v)
SOX	Section 3.01(e)(i)
Specified Contracts	Section 3.01(u)(i)
Stockholder Approval	Section 3.01(q)
Stockholders’ Meeting	Section 5.01(b)
Sub	Preamble
Subsidiary	Section 8.03(e)
Superior Proposal	Section 4.02(a)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 4.02(a)
taxes	Section 3.01(n)(xiv)
taxing authority	Section 3.01(n)(xiv)
Tax-Related Agreements	Section 4.01(d)(i)
tax returns	Section 3.01(n)(xiv)
Termination Date	Section 9.01(c)
Termination Fee	Section 5.06(b)(ii)

EXHIBIT A
TO THE MERGER AGREEMENT

Amended and Restated Certificate of Incorporation
of the Surviving Corporation

FIRST:  The name of the corporation (hereinafter called the “Corporation”) is CONOR MEDSYSTEMS, INC.

SECOND:  The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

FIFTH:  In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

SIXTH:  To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained in this Article SIXTH shall eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director or officer derived an improper personal benefit. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

SEVENTH:  The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section. Such indemnification shall be mandatory and not discretionary. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Any repeal or modification of this Article SEVENTH shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

The Corporation shall to the fullest extent permitted by the General Corporation Law of the State of Delaware advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15 days of the presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, so long as the Corporation receives from the director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the General Corporation Law of the State of Delaware. Such obligation to advance costs and expenses shall be mandatory, and not discretionary, and shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross claims. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided that in such case the Corporation shall have the right to approve the party making such undertaking.

EIGHTH:  Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ANNEX B

DELAWARE GENERAL CORPORATION LAW

§ 262.  Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

ANNEX C

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

November 16, 2006

The Board of Directors
Conor Medsystems, Inc.
1003 Hamilton Court
Menlo Park, California 94025

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Conor Medsystems, Inc. (“Conor”) of the Merger Consideration (as defined below) provided for pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of November 16, 2006 (the “Merger Agreement”), among Johnson & Johnson, Cypress Acquisition Sub, Inc., a wholly owned subsidiary of Johnson & Johnson (“Merger Sub”), and Conor. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into Conor (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.001 per share, of Conor (“Conor Common Stock”) will be converted into the right to receive $33.50 in cash (the “Merger Consideration”).

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Conor and certain senior officers and other representatives and advisors of Johnson & Johnson concerning the business, operations and prospects of Conor. We examined certain publicly available business and financial information relating to Conor as well as certain financial forecasts and other information and data relating to Conor under alternative business and industry scenarios which were provided to or otherwise discussed with us by the management of Conor. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Conor Common Stock; the historical and projected earnings and other operating data of Conor; and the capitalization and financial condition of Conor. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Conor and considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger. In connection with our engagement and at the direction of Conor, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of Conor. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Conor that it is not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Conor provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Conor, and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Conor as to the future financial performance of Conor under the alternative business and industry scenarios reflected therein. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any term, condition or agreement material to our opinion and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Conor or the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Conor nor have we made any physical inspection of the properties or assets of Conor. Our opinion does not address any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified herein). We express no view as to, and our opinion does not address, the underlying business decision of Conor to effect the

C-1

The Board of Directors
Conor Medsystems, Inc.
November 16, 2006

Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Conor or the effect of any other transaction in which Conor might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to Conor in connection with the proposed Merger and will receive a fee for such services, a portion of which is payable in connection with the delivery of this opinion and a significant portion of which is contingent upon the consummation of the Merger. We and our affiliates in the past have provided services to Conor unrelated to the proposed Merger, for which services we and such affiliates have received compensation, including having acted as joint bookrunner for a $96.25 million equity offering in July 2006 and sole bookrunner for Conor’s initial public offering of $78 million in December 2004. We and our affiliates in the past have provided, currently are providing and in the future may provide, services to Johnson & Johnson unrelated to the proposed Merger, for which services we and such affiliates have received and would expect to receive compensation, including acting in various capacities in connection with certain credit facilities of Johnson & Johnson totaling approximately $1.3 billion. In addition, certain members of the Board of Directors of Citigroup Inc., including the chief executive officer of Citigroup Inc., are members of the Board of Directors of Johnson & Johnson. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Conor and Johnson & Johnson for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Conor, Johnson & Johnson and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Conor in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Conor Common Stock.

Very truly yours,
/s/  Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

C-2

CONOR MEDSYSTEMS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL
MEETING OF STOCKHOLDERS TO BE HELD ON                     , 2007
     The undersigned hereby appoints Frank Litvack, M.D. and Michael Boennighausen, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Conor Medsystems, Inc. that the undersigned may be entitled to vote at the Special Meeting of Stockholders of Conor Medsystems, Inc. to be held on                      ,                      , 2007 at                      local time, at the offices of Conor Medsystems, Inc. located at 1003 Hamilton Court, Menlo Park, California 94025, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE PROPOSALS. Please Mark Here THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. for Address Change or Comments SEE REVERSE SIDE PROPOSAL 1—To adopt the Agreement and Plan of Merger, dated as of November 16, FOR AGAINST ABSTAIN 2006 (the “Merger Agreement”), by and among Conor Medsystems, Inc. (“Conor Medsystems”), Johnson & Johnson and Cypress Acquisition Sub, Inc., a wholly owned subsidiary of Johnson & Johnson (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Conor Medsystems, with Conor Medsystems continuing as the surviving corporation and becoming a wholly owned subsidiary of Johnson & Johnson. PROPOSAL 2—To approve the postponement or adjournment of the Special Meeting, if FOR AGAINST ABSTAIN necessary, to solicit additional proxies in the event that there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement. OTHER MATTERS: The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting, it is the intention of the persons named in this Proxy to vote on such matters in accordance with their best judgment. No proxy voted against the adoption of the Merger Agreement will be voted in favor of any postponement or adjournment of the Special Meeting. WILL ATTEND If you plan to attend the Special Meeting, please mark the WILL ATTEND box Signature Signature Date Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign stating title. If signer is a partnership, please sign in partnership name by authorized person. FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK Internet and telephone voting is available through 11:59 PM Eastern Time on , 2007 Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET TELEPHONE http://www.proxyvoting.com/conr 1-866-540-5760 Use the internet to vote your proxy. Use any touch-tone telephone to Have your proxy card in hand OR vote your proxy. Have your proxy when you access the web site. card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. CHOOSE MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd/ where step-by-step instructions will prompt you thorugh enrollment. You can view the Proxy Statement on the Internet at www.conormed.com